      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1994

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               COMSAT CORPORATION
             (Exact name of Registrant as specified in its charter)

   DISTRICT OF COLUMBIA                 4813                  52-0781863
      (State or other            (Primary Standard         (I.R.S. Employer
      jurisdiction of                Industrial             Identification
     incorporation or           Classification Code             Number)
       organization)                  Number)
                          --------------------------

                6560 Rock Spring Drive                                   Jerome W. Breslow, Esq.
               Bethesda, Maryland 20817                               Vice President and Secretary
                    (301) 214-3000                                         COMSAT Corporation
  (Address, including zip code, and telephone number,                    6560 Rock Spring Drive
    including area code, of Registrant's principal                      Bethesda, Maryland 20817
                  executive offices)                                         (301) 214-3000
                                                                 (Name, address, including zip code, and
                                                           telephone number including area code, of agent for
                                                                                service)

                           --------------------------

                                   COPIES TO:

      William P. O'Neill, Esq.            John L. Sullivan, III, Esq.               Lynn A. Soukup, Esq.
          Crowell & Moring             Shaw, Pittman, Potts & Trowbridge     Shaw, Pittman, Potts & Trowbridge
   1001 Pennsylvania Avenue, N.W.            1501 Farm Credit Drive                 2300 N Street, N.W.
       Washington, D.C. 20004                McLean, Virginia 22102                Washington, D.C. 20037
           (202) 624-2500                        (703) 790-7900                        (202) 663-8000

    APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED  SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement, on the effective date of the merger (the "Merger") of Radiation Systems, Inc. ("RSi") into a subsidiary of COMSAT Corporation ("COMSAT"), as described in the Agreement and Plan of Merger, dated as of January 30, 1994 (the "Merger Agreement"), attached as Exhibit A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G., check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED               PROPOSED
                                                                      MAXIMUM                MAXIMUM
      TITLE OF EACH CLASS OF                AMOUNT TO             OFFERING PRICE            AGGREGATE              AMOUNT OF
    SECURITIES TO BE REGISTERED           BE REGISTERED              PER SHARE           OFFERING PRICE        REGISTRATION FEE
Common Stock, without par value....    6,409,210 shares (1)            N.A.            $139,599,511.40(2)        $48,123.97(3)

(1) The number of shares of COMSAT Common Stock being registered has been determined based on the product of (a)(i) 8,621,437, the maximum number of shares of RSi Common Stock that would be outstanding immediately prior to the Merger, assuming the exercise of all exercisable RSi stock options, minus (ii) 404,500, the number of shares of RSi Common Stock held by COMSAT, which will be cancelled in the Merger, and (b) a Conversion
     Fraction (as defined in the Merger Agreement) of .780 shares of COMSAT Common Stock for each share of RSi Common Stock, which is the highest Conversion Fraction possible under the Merger Agreement.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f)(1) by multiplying $16.1875, the average of the high and low sale prices of RSi Common Stock on the NASDAQ National Market System on May 2, 1994, by 8,621,437, the maximum number of shares of RSi Common Stock computed as described in clause (a)(i) of Note (1).
(3) Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $48,123.97 is offset by the filing fee of $30,498.33 paid on March 11, 1994, in connection with the filing of the preliminary proxy materials by RSi on that date.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B)
    OF REGULATION S-K SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

ITEM OF FORM S-4                                                    LOCATION OR CAPTION IN PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus.............................  Facing Page of the Registration Statement;
                                                                  Cross-Reference Sheet; Outside Front Cover of Proxy
                                                                  Statement/Prospectus
       2.  Inside Front and Outside Back Cover Pages of
           Prospectus...........................................  Available Information; Incorporation of Certain
                                                                  Documents By Reference; Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
           Other Information....................................  Summary; Selected Historical and Pro Forma Financial
                                                                  Data; Comparative Per Share Data; Comparative Per
                                                                  Share Market Data
       4.  Terms of the Transaction.............................  Summary; The Merger; Description of COMSAT Capital
                                                                  Stock; Comparison of Rights of Shareholders of RSi
                                                                  and COMSAT
       5.  Pro Forma Financial Information......................  COMSAT Corporation and Radiation Systems, Inc.
                                                                  Unaudited Pro Forma Combined Condensed Financial
                                                                  Statements
       6.  Material Contacts with the Company Being Acquired....  The Merger -- Background of the Merger; The Merger --
                                                                  Interests of Certain Persons in the Merger;
                                                                  Employment Agreements
       7.  Additional Information Required for Reoffering by
           Persons and Parties Deemed to Be Underwriters........  Not Applicable
       8.  Interests of Named Experts and Counsel...............  The Merger -- Opinion of RSi's Financial Advisor
       9.  Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities.......................  Not Applicable
B. INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants..........  Available Information; Incorporation of Certain
                                                                  Documents by Reference
      11.  Incorporation of Certain Information by Reference....  Available Information; Incorporation of Certain
                                                                  Documents by Reference
      12.  Information with Respect to S-2 or S-3 Registrants...  Not Applicable
      13.  Incorporation of Certain Information by Reference....  Not Applicable
      14.  Information with Respect to Registrants Other Than
           S-3 or S-2 Registrants...............................  Not Applicable

ITEM OF FORM S-4                                                    LOCATION OR CAPTION IN PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3 Companies............  Available Information; Incorporation of Certain
                                                                  Documents by Reference; Radiation Systems, Inc.
                                                                  Consolidated Financial Statements
      16.  Information with Respect to S-2 or S-3 Companies.....  Not Applicable
      17.  Information with Respect to Companies Other Than S-3
           or S-2 Companies.....................................  Not Applicable
D. VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
           are to be Solicited..................................  Outside Front Cover of Proxy Statement/ Prospectus;
                                                                  Available Information; Incorporation of Certain
                                                                  Documents by Reference; The Special Meeting;
                                                                  Ownership of RSi Common Stock; The Merger --
                                                                  Interests of Certain Persons in the Merger;
                                                                  Employment Agreements; -- Appraisal Rights;
                                                                  Information Concerning COMSAT; Information Concerning
                                                                  RSi; Solicitation of Proxies
      19.  Information if Proxies, Consents or Authorizations
           are not to be Solicited or in an Exchange Offer......  Not Applicable

                                     [LOGO]
                            RADIATION SYSTEMS, INC.
                                1501 MORAN ROAD
                            STERLING, VIRGINIA 20166

May 4, 1994

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Radiation Systems, Inc. ("RSi") to be held at 10:00 a.m. on Friday, June 3, 1994 at Holiday Inn Washington -- Dulles, 1000 Sully Road, Sterling, Virginia 22170. At the Special Meeting you will be asked to consider and approve the merger agreement between RSi and COMSAT Corporation ("COMSAT") providing for the merger of RSi into a subsidiary of COMSAT (the "Merger").

Under the terms of the merger agreement, which was signed on January 30, 1994, RSi common stock outstanding immediately prior to the effective date of the Merger will be converted into that fraction (the "Conversion Fraction") of a share of COMSAT common stock determined by dividing $18.25 by the average closing price of COMSAT common stock on the New York Stock Exchange Composite Tape during the 20 trading days ending five trading days prior to the closing date of the Merger. This Conversion Fraction, however, will not be less than .638 and will not be greater than .780. See "THE MERGER -- The Merger Agreement" in the attached Proxy Statement/Prospectus. If the stockholders of RSi approve the transaction, RSi and COMSAT intend to complete the Merger on the day of the Special Meeting. Cash will be paid in lieu of fractional shares.

RSi and COMSAT have discussed extensively the strategic benefits of combining the two companies. Your Board of Directors has received an opinion of investment bankers that the consideration to be paid to RSi stockholders in the Merger is fair, from a financial point of view. After consideration of these discussions and opinion, and the other factors described in the attached Proxy Statement/Prospectus, the RSi Board believes that the terms of the Merger are fair to, and that the Merger is in the best interests of, RSi and its stockholders. See "THE MERGER -- Background of the Merger," "-- Recommendation of the RSi Board of Directors; RSi's Reasons for the Merger," and "-- Opinion of RSi's Financial Advisor" in the attached Proxy Statement/Prospectus. RSi stockholders are not entitled to dissenters' appraisal rights under the Nevada General Corporation Law. See "THE MERGER -- Appraisal Rights" in the attached Proxy Statement/Prospectus.

COMSAT is an international communications, information and entertainment-distribution services company. It provides voice, video and data services to customers worldwide by fixed and mobile technologies and is the largest owner and user of the global INTELSAT and Inmarsat communications satellite networks. COMSAT also furnishes satellite systems integration, wireless networks and technical consulting, offers on-demand entertainment and information services to the hospitality industry and owns the NBA Denver Nuggets. Copies of the COMSAT 1993 Annual Report to Shareholders and COMSAT's 1993 Form 10-K, as amended to supplement information in the Annual Report, accompany the attached Proxy Statement/Prospectus.

Following the Merger, the operations of RSi will be combined with COMSAT's existing systems integration division, COMSAT Technology Services ("CTS"), to form COMSAT RSI, which will pursue opportunities in satellite and other wireless communications, radar, scientific and related special application markets. Offering integrated systems and products, COMSAT RSI will target international and domestic markets that include cellular, PCS, gateway earth stations and VSAT technology. We believe that combining the core competencies of RSi and CTS will provide comprehensive solutions to customers with sophisticated wireless communications needs and create a business that will be better able to capitalize on the changing needs of our customers around the world.

The attached Proxy Statement/Prospectus describes in greater detail the transaction to be considered and voted upon. Please give this information your careful consideration and promptly complete, sign, date, and return the enclosed proxy.

Sincerely,
Richard E. Thomas
Chairman, President and
 Chief Executive Officer

                                     [LOGO]
                            RADIATION SYSTEMS, INC.
                                1501 MORAN ROAD
                            STERLING, VIRGINIA 20166

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1994

                            ------------------------

TO THE STOCKHOLDERS OF RADIATION SYSTEMS, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Stockholders of Radiation Systems, Inc., a Nevada corporation ("RSi"), will be held at Holiday Inn Washington -- Dulles, 1000 Sully Road, Sterling, Virginia 22170, on Friday June 3, 1994, at 10:00 a.m., local time, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 30, 1994 (the "Merger Agreement"), among RSi, COMSAT Corporation, a District of Columbia corporation ("COMSAT"), and CTS America, Inc., a Delaware corporation that is a wholly owned subsidiary of COMSAT ("CTS America"), pursuant to which:
    (a) RSi will merge into CTS America, and CTS America will be the surviving corporation (the "Merger"), and (b) each share of common stock, par value $1.00 per share, of RSi (the "RSi Common Stock") issued and outstanding immediately prior to the effective date of the Merger, other than shares held by RSi, COMSAT or a subsidiary of RSi or of COMSAT, shall be converted into that fraction (the "Conversion Fraction") of a fully paid and non-assessable share of the common stock, without par value, of COMSAT ("COMSAT Common Stock") determined by dividing $18.25 by the average closing price of the COMSAT Common Stock on the New York Stock Exchange Composite Tape during the 20 trading days ending five trading days prior to the closing date of the Merger; PROVIDED, that the Conversion Fraction shall not be less than .638 and shall not be greater than .780, and that cash shall be paid in lieu of fractional shares.

        2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

    The stock transfer books of RSi will not be closed, but only stockholders of record at the close of business on April 4, 1994 will be entitled to notice of and to vote at such meeting or any adjournments thereof.

                                          By order of the Board of Directors
                                          Anita M. Stutzman
                                          SECRETARY

May 4, 1994

    The affirmative vote by the holders of a majority of the outstanding shares of RSi Common Stock is necessary for the approval of the Merger Agreement and the transactions contemplated thereby. It is important that your shares be represented at the Special Meeting. We hope you will attend, but whether or not you intend to be present in person, please complete, sign, date and return the enclosed proxy promptly. A stamped reply envelope is enclosed for that purpose.

    PLEASE DO NOT SEND IN YOUR RSI STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE TRANSMITTAL INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR RSI STOCK CERTIFICATES FROM THE EXCHANGE AGENT AFTER THE SPECIAL MEETING, AS DESCRIBED IN THE ATTACHED PROXY
STATEMENT/PROSPECTUS UNDER THE HEADING "THE MERGER -- EXCHANGE OF STOCK CERTIFICATES."

           PROXY STATEMENT                              PROSPECTUS
               [LOGO]                                     [LOGO]
           1501 MORAN ROAD                        6560 ROCK SPRING DRIVE
      STERLING, VIRGINIA 20166                   BETHESDA, MARYLAND 20817

    This Proxy Statement of Radiation Systems, Inc. and Prospectus of COMSAT Corporation (the "Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of Radiation Systems, Inc., a Nevada corporation ("RSi"), with and into CTS America, Inc., a Delaware corporation ("CTS America") that is a wholly owned subsidiary of COMSAT Corporation, a District of Columbia corporation ("COMSAT"), pursuant to an Agreement and Plan of Merger, dated as of January 30, 1994 (the "Merger Agreement"), among RSi, COMSAT and CTS America. As a result of the Merger, RSi will merge into CTS America, the separate existence of RSi will cease, and CTS America will be the surviving corporation. At the effective date of the Merger, each share of common stock, par value $1.00 per share, of RSi ("RSi Common Stock") issued and outstanding immediately prior to the effective date of the Merger, other than shares held by RSi, COMSAT or a subsidiary of RSi or of COMSAT, shall be converted into that fraction (the "Conversion Fraction") of a fully paid and non-assessable share of common stock, without par value, of COMSAT ("COMSAT Common Stock") determined by dividing $18.25 by the average closing price (the "Average Price") of COMSAT Common Stock on the New York Stock Exchange Composite Tape during the 20 trading days ending five trading days prior to the closing date of the Merger; PROVIDED, that the Conversion Fraction shall not be less than .638 and shall not be greater than .780, and that cash shall be paid in lieu of fractional shares. On May 2, 1994 (the most recent practicable date prior to mailing this Proxy Statement/ Prospectus), the closing sale price of RSi Common Stock was $16 1/8 and the closing sale price of COMSAT Common Stock was $21 3/8. If the Average Price were equal to the closing sale price of COMSAT Common Stock on May 2, 1994, the Conversion Fraction would be the maximum of .780 and the value RSi stockholders would receive in COMSAT Common Stock for each share of RSi Common Stock would be $16.67. See "COMPARATIVE MARKET PRICE DATA."

    RSi is soliciting proxies from stockholders for use at the Special Meeting of Stockholders scheduled to be held on June 3, 1994 (the "Special Meeting"), to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    This Proxy Statement/Prospectus constitutes both the proxy statement of RSi relating to the solicitation of proxies by its Board of Directors for use at the Special Meeting, and the prospectus of COMSAT with respect to the issuance of up to 6,409,210 shares of COMSAT Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus and the enclosed proxy are first being sent to stockholders of RSi on or about May 4, 1994.

                            ------------------------

THE  SECURITIES  TO  WHICH  THIS  PROXY  STATEMENT/PROSPECTUS  RELATES  HAVE NOT
   BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES  AND EXCHANGE  COMMISSION
     OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE  SECURITIES  AND
       EXCHANGE   COMMISSION   OR   ANY   STATE   SECURITIES   COMMISSION
           PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROXY
              STATEMENT/PROSPECTUS.  ANY  REPRESENTATION  TO   THE
                            CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

          The date of this Proxy Statement/Prospectus is May 3, 1994.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN BY REFERENCE OR IN THE AFFAIRS OF COMSAT OR RSI SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION REGARDING COMSAT IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY COMSAT, AND ALL INFORMATION REGARDING RSI HAS BEEN SUPPLIED BY RSI.

                             AVAILABLE INFORMATION

    COMSAT and RSi are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. COMSAT Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"), the Chicago Stock Exchange (the "CSE") and the Pacific Stock Exchange (the "PSE"). Reports, proxy statements and other information concerning COMSAT may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the CSE, 440 South LaSalle Street, Chicago, Illinois 60605, and the PSE, 301 Pine Street, San Francisco, California 94104.

    COMSAT has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of COMSAT Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from, in the case of COMSAT, Shareholder Services, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817, telephone number
(301) 214-3200, and in the case of RSi, Corporate Secretary, Radiation Systems, Inc., 1501 Moran Road, Sterling, Virginia 20166, telephone number (703)
450-5680. In order to ensure timely delivery of these documents, any request should be made by May 26, 1994.

    COMSAT and RSi hereby undertake to provide without charge to each person, including any beneficial owner of RSi Common Stock, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph with respect to the applicable corporation.

    The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference.

        (a) COMSAT's Annual Report on Form 10-K for the year ended December 31, 1993 (including Amendment No. 1 thereto filed with the SEC on April 29,
    1994);

        (b) COMSAT's Current Reports on Form 8-K filed with the SEC on February 1, 1994, March 7, 1994, March 11, 1994 and April 26, 1994;

        (c) RSi's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (including Amendments No. 1, No. 2 and No. 3 thereto filed with the SEC on March 11, 1994, March 14, 1994, and April 18, 1994, respectively);

        (d) RSi's Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 1993 (including Amendment No. 1 thereto filed with the SEC on March 11, 1994) and the fiscal quarter ended December 31, 1993; and

        (e) RSi's Current Reports on Form 8-K filed with the SEC on March 7, 1994 (including Amendment No. 1 thereto filed with the SEC on March 11,
    1994) and April 28, 1994.

    All documents filed by COMSAT or RSi pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

    Any statements contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION....................................................     ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    iii
SUMMARY..................................................................      v
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA...............     ix
COMPARATIVE PER SHARE DATA...............................................    xii
COMPARATIVE PER SHARE MARKET DATA........................................   xiii
THE SPECIAL MEETING......................................................      1
  Purpose of the Meeting.................................................      1
  Date, Time and Place; Record Date......................................      1
  Voting Rights..........................................................      2
OWNERSHIP OF RSi COMMON STOCK............................................      3
THE MERGER...............................................................      5
  General Description of the Merger......................................      5
  Background of the Merger...............................................      5
  Recommendation of the RSi Board of Directors; RSi's Reasons for the
   Merger................................................................     10
  COMSAT's Reasons for the Merger........................................     11
  Opinion of RSi's Financial Advisor.....................................     12
  Shareholder Litigation.................................................     16
  Interests of Certain Persons in the Merger; Employment Agreements......     17
  The Merger Agreement...................................................     20
    Representations and Warranties.......................................     20
    Certain Covenants....................................................     20
    No Solicitation of Other Transactions................................     21
    Conditions to the Merger.............................................     21
    Stock Options; Employee Benefits.....................................     22
    Termination..........................................................     22
    Expenses and Termination Fee.........................................     22
    Amendment and Waiver.................................................     23
  Closing; Effective Date................................................     23
  Exchange of Stock Certificates.........................................     23
  No Fractional Shares...................................................     24
  The Stock Option Agreement.............................................     24
  Delisting and Deregistration of RSi Common Stock After the Merger......     25
  Resales of COMSAT Common Stock Issued in the Merger; Affiliates........     25
  NYSE Listing of COMSAT Common Stock....................................     26
  Regulatory Matters.....................................................     26
  Certain Federal Income Tax Consequences of the Merger..................     26
  Accounting Treatment...................................................     28
  Appraisal Rights.......................................................     28
  Operations After the Merger............................................     28
INFORMATION CONCERNING COMSAT............................................     28
INFORMATION CONCERNING RSi...............................................     29
COMSAT CORPORATION AND RADIATION SYSTEMS, INC. UNAUDITED PRO FORMA
 COMBINED CONDENSED FINANCIAL STATEMENTS.................................     33
COMPARATIVE MARKET PRICE DATA............................................     40
DESCRIPTION OF COMSAT CAPITAL STOCK......................................     41
COMPARISON OF RIGHTS OF SHAREHOLDERS OF RSi AND COMSAT...................     46
LEGAL MATTERS............................................................     55
EXPERTS..................................................................     55
SOLICITATION OF PROXIES..................................................     55
RSi TRANSFER AGENT.......................................................     56
RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS................    F-1
Exhibit A -- Agreement and Plan of Merger................................    A-1
Exhibit B -- Stock Option Agreement......................................    B-1
Exhibit C -- Opinion of Alex. Brown & Sons Incorporated..................    C-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED IN THIS SUMMARY HAVE THE MEANINGS GIVEN THEM ELSEWHERE HEREIN. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

THE MERGER

    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Radiation Systems, Inc. ("RSi") into CTS America, Inc., which is a wholly owned subsidiary of COMSAT Corporation ("COMSAT"), pursuant to an Agreement and Plan of Merger dated as of January 30, 1994 (the "Merger Agreement"). On the Effective Date (as defined under "-- Effective Date") of the Merger, each share of common stock, par value $1.00 per share, of RSi ("RSi Common Stock") issued and outstanding immediately prior to the Effective Date, other than shares held by RSi, COMSAT or a subsidiary of RSi or of COMSAT, will be converted into that fraction (the "Conversion Fraction") of a share of common stock, without par value, of COMSAT ("COMSAT Common Stock") determined by dividing $18.25 by the average closing price of COMSAT Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape during the 20 trading days ending five trading days prior to the date of the closing of the transactions contemplated by the Merger Agreement (the "Closing"); PROVIDED, that the Conversion Fraction shall not be less than .638 and shall not be greater than .780. See "THE MERGER -- General Description of the Merger" and "COMPARATIVE MARKET PRICE DATA." No certificates representing fractional shares of COMSAT Common Stock will be issued in the Merger. See "THE MERGER -- No Fractional Shares." The full text of the Merger Agreement is attached as Exhibit A to this Proxy Statement/Prospectus and should be read carefully in its entirety.

THE COMPANIES

    COMSAT. COMSAT, which was incorporated in 1963, is an international communications, information and entertainment distribution services company. It provides voice, video and data services and is the largest owner and user of the global INTELSAT and Inmarsat communications satellite networks. COMSAT also provides satellite systems integration, wireless networks and technical consulting, offers on-demand entertainment and information services to the hospitality industry, and owns the NBA Denver Nuggets. COMSAT was established pursuant to the Communications Satellite Act of 1962 (the "Satellite Act") and certain of its activities are subject to oversight and regulation by the Federal Communications Commission (the "FCC"). COMSAT has approximately 1,640 employees. COMSAT's principal executive offices are located at 6560 Rock Spring Drive, Bethesda, Maryland 20817, telephone number (301) 214-3000.

    RSI.    RSi,  which  was incorporated  in  1960,  designs,  manufactures and integrates systems, subsystems and components for advanced microwave communications, radar and related applications, from the largest international gateway earth stations for satellite transmission of voice, data and video, to electronically scanning phased array antennas for the North Warning System, to the high power switch for the Patriot missile. RSi has a solid base of expertise in meeting the demanding requirements of the U.S. Government for special use antennas and related subsystems in air traffic control, intelligence and scientific applications, as well as for military uses such as radar, line-of-sight radio-relay and troposcatter communications. RSi is also a leading commercial supplier of microwave antennas for worldwide cellular markets, satellite downlink terminals for distance learning and business networks, sector antennas for Europe's digital personal and mobile communications markets, and base station antennas for U.S. and European trials of wireless local area networks (LANs). RSi has approximately 1,000 employees. RSi's principal executive offices are located at 1501 Moran Road, Sterling, Virginia 20166, telephone number (703) 450-5680.

THE SPECIAL MEETING

    At the special meeting of stockholders of RSi and any adjournment or postponement thereof (the "Special Meeting"), the stockholders of RSi will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Special Meeting is scheduled to be held at 10:00 a.m., local time, on Friday, June 3, 1994, at Holiday Inn Washington -- Dulles, 1000 Sully Road, Sterling, Virginia 22170. The RSi Board of Directors (the "RSi Board") has fixed the close of business on April 4, 1994 as the record date (the "Record Date") for the determination of holders of RSi Common Stock entitled to notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING."

RECOMMENDATION OF THE RSI BOARD OF DIRECTORS

    The RSi Board believes that the terms of the Merger are fair to, and in the best interests of, RSi and its stockholders. ACCORDINGLY, THE RSI BOARD UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT RSI STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In making this recommendation, the RSi Board considered a number of factors, which are described in detail under the heading "THE MERGER -- Recommendation of the RSi Board of Directors; RSi's Reasons for the Merger."

OPINION OF RSI'S FINANCIAL ADVISOR

    Alex. Brown & Sons Incorporated ("Alex. Brown"), RSi's financial advisor, delivered to the RSi Board its written opinion, dated January 30, 1994, to the effect that, as of such date, and based upon and subject to certain matters as stated therein, the consideration to be received by the holders of RSi Common Stock in the Merger is fair to such holders from a financial point of view. The full text of the opinion of Alex. Brown, which sets forth the assumptions made, general procedures followed and matters considered, is attached as Exhibit C to this Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER -- Background of the Merger," "-- Recommendation of the RSi Board of Directors; RSi's Reasons for the Merger" and "-- Opinion of RSi's Financial Advisor." On May 1, 1994, at a meeting of the RSi Board, Alex. Brown confirmed to the RSi Board that, based upon the information reviewed by Alex. Brown as described under "THE MERGER -- Background of the Merger," Alex. Brown knew of no reason to change its opinion that the consideration to be received by RSi stockholders in the Merger was fair, from a financial point of view. See "THE MERGER -- Background of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the RSi Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of RSi management and the RSi Board have certain interests in the Merger that are in addition to the interests of stockholders of RSi generally. See "THE MERGER -- Interests of Certain Persons in the Merger; Employment Agreements" and "-- The Merger Agreement -- STOCK OPTIONS; EMPLOYEE BENEFITS."

REQUIRED VOTE; SHARE OWNERSHIP OF MANAGEMENT, THE RSI EMPLOYEE STOCK OWNERSHIP PLAN AND COMSAT

    The affirmative vote of the holders of a majority of the outstanding shares of RSi Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. If a RSi stockholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    As of the Record Date, directors and executive officers of RSi and their affiliates owned 3.32% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting, including 32,808 shares held in the executive officers' accounts in the RSi Employee Stock Ownership Plan (the "ESOP"). As of the Record Date, the ESOP owned 10.63% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting, of which 407,799 shares (4.92% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting) have been allocated to participants and beneficiaries and 473,273 shares (5.71% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting) are unallocated. The ESOP provides that each participant or beneficiary shall direct the trustees of the ESOP as to the manner in which shares allocated to such participant or beneficiary are to be voted. The ESOP does not contain a provision instructing the trustees of the ESOP as to the voting of allocated shares for which the trustees have not received directions from the applicable participant or beneficiary. The trustees will vote such shares in a manner consistent with the voting of the allocated shares for which directions have been received unless, in the trustees' opinion, such action would be inconsistent with their fiduciary duties to the ESOP or otherwise inconsistent with applicable regulations. The ESOP provides that the trustees of the ESOP shall vote all unallocated shares in a manner consistent with the voting of the allocated shares unless, in the trustees' opinion, such action would be inconsistent with their fiduciary duties to the ESOP or otherwise inconsistent with applicable regulations. The trustees of the ESOP are Mark D. Funston and Anita M. Stutzman, officers of RSi, and George Reed, all of whom are employees of RSi.

    To be effective, directions to the trustees of the ESOP must be received by Wachovia Bank of North Carolina, N.A. at Wachovia Corporate Trust, 301 North Church, Second Floor, Winston-Salem, North Carolina 27102, Attention: Stock Transfer, by the close of business (5:00 p.m. E.D.T) on June 2, 1994. A participant or beneficiary in the ESOP who is otherwise an RSi stockholder should (i) complete and return directions to the ESOP trustees with respect to RSi Common Stock held by the ESOP that is allocated to such participant or beneficiary and (ii) complete and return the enclosed proxy with respect to such other RSi Common Stock.

    As of the Record Date, COMSAT owned 404,500 shares (approximately 4.9%) of RSi Common Stock outstanding and entitled to vote at the Special Meeting.

    No vote of the shareholders of COMSAT is required to approve or adopt the Merger Agreement or the transactions contemplated thereby or to authorize the issuance of COMSAT Common Stock in the Merger.

CONDITIONS TO THE MERGER

    In addition to the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the RSi stockholders at the Special Meeting, the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among others, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); the truth and correctness of the other party's representations and warranties; there being in effect no order enjoining the Merger; and receipt by COMSAT and RSi of an opinion of Deloitte & Touche that the Merger will be accounted for as a pooling of interests. COMSAT and RSi made the required filings under the HSR Act on February 14, 1994, and the waiting period expired on March 16, 1994. The obligation of COMSAT to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, among others, that no audit, investigation or due diligence review by COMSAT with respect to RSi's representations and warranties shall have revealed liabilities of RSi not previously disclosed which exceed $7.56 million; that RSi's aggregate contract backlog in specified categories shall be at least $118.5 million on the date of the Closing; that from June 30, 1993 to the Closing there shall not have occurred certain events or changes in specified matters relating to RSi's business or financial condition which exceed, with respect to certain of such events or changes, $4.28 million in the aggregate; and that there shall not be any action or proceeding challenging the Merger or otherwise seeking to prohibit its consummation. The obligation of RSi to consummate the Merger also is subject to the satisfaction or waiver of certain additional conditions, including that the shares of COMSAT Common Stock to be issued to RSi stockholders in the Merger be approved for listing on the NYSE. In addition, the Merger Agreement may be terminated in certain events. See "THE MERGER -- The Merger Agreement -- CONDITIONS TO THE MERGER" and "-- TERMINATION."

EFFECTIVE DATE

    The Merger Agreement provides that after all the conditions in the Merger Agreement have been satisfied or waived, the Merger will become effective at 5:00 p.m., local time in Nevada, on the later to occur of the day when the Certificate of Merger required under Delaware law is filed with the Delaware Secretary of State or the day when the Articles of Merger required under Nevada law are filed with the Nevada Secretary of State (the "Effective Date"). Such filings will be made simultaneously with or as soon as practical after the Closing, which RSi and COMSAT anticipate will occur on the day of the Special Meeting. See "THE MERGER -- Closing; Effective Date."

TERMINATION FEE AND EXPENSE REIMBURSEMENT

    The Merger Agreement provides that if RSi at any time prior to December 31, 1994 is acquired by, merges or effectuates a business combination with, or sells substantially all of its assets to any person or entity not controlled by COMSAT, or agrees to do any of the foregoing, RSi will be required to pay COMSAT $5 million, plus an expense reimbursement of up to $2.5 million. If the Merger Agreement is terminated by the breach of one of the parties, the breaching party will be required to pay to the non-breaching party, as its exclusive remedy, the actual costs and expenses of the non-breaching party, not to exceed $2.5 million. See "THE MERGER --The Merger Agreement -- EXPENSES AND TERMINATION FEE."

THE STOCK OPTION AGREEMENT

    In connection with and as a condition to COMSAT's willingness to enter into the Merger Agreement, COMSAT and RSi entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which RSi granted to COMSAT an option to purchase 1,242,778 shares of RSi Common Stock, which represents the number of shares equal to 15% of the shares of RSi Common Stock outstanding on January 30, 1994, the date of the Stock Option Agreement, at an exercise price of $18.25 per share, on the terms described under "THE MERGER -- The Stock Option Agreement." The full text of the Stock Option Agreement is attached as Exhibit B to this Proxy Statement/Prospectus and should be read carefully in its entirety.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    It is anticipated that the Merger will constitute a reorganization within the meanings of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended. See "THE MERGER -- Certain Federal Income Tax Consequences" for a discussion of certain federal income tax consequences of the Merger.

ACCOUNTING TREATMENT

    COMSAT and RSi believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the obligation of the parties to consummate the Merger that COMSAT and RSi receive a letter from Deloitte & Touche, independent public accountants for both COMSAT and RSi, to that effect. See "THE MERGER -- The Merger Agreement -- CONDITIONS TO THE MERGER" and "-- Accounting Treatment."

APPRAISAL RIGHTS

    Holders of RSi Common Stock are not entitled to dissenters' appraisal rights under the Nevada General Corporation Law in connection with the Merger because the RSi Common Stock is listed for quotation on the NASDAQ National Market System (the "NASDAQ/NMS") and the shares of COMSAT Common Stock to be issued in the Merger will be listed on the NYSE. See "THE MERGER -- Appraisal Rights."

COMPARISON OF RIGHTS OF SHAREHOLDERS OF RSI AND COMSAT UNDER APPLICABLE LAWS

    The rights of stockholders of RSi currently are governed by applicable Nevada law, including the Nevada General Corporation Law (the "Nevada Law"), the Restated Articles of Incorporation of RSi, as amended (the "RSi Articles"), and the RSi By-Laws, as amended (the "RSi By-Laws"). On the Effective Date, the stockholders of RSi will become shareholders of COMSAT, a District of Columbia corporation, and their rights as shareholders of COMSAT will be governed by the Satellite Act and, to the extent that it is not inconsistent with the Satellite Act, by applicable District of Columbia law, including the District of Columbia Business Corporation Act (the "D.C. Act"), and by the COMSAT Articles of Incorporation, as amended (the "COMSAT Articles"), and the COMSAT By-Laws, as amended (the "COMSAT By-Laws").

    There are numerous important differences between the rights of stockholders of RSi under the Nevada Law, the RSi Articles and the RSi By-Laws and the rights of shareholders of COMSAT under the Satellite Act, the D.C. Act, the COMSAT Articles and the COMSAT By-Laws, including, among other things, with respect to COMSAT, the requirements of having three Presidentially appointed directors on the COMSAT Board of Directors, the requirement of FCC approval with respect to certain financing activities, restrictions on the issuance, ownership, voting and transfer of COMSAT capital stock, and special provisions relating to communications common carriers. See "DESCRIPTION OF COMSAT CAPITAL STOCK" and "COMPARISON OF RIGHTS OF SHAREHOLDERS OF RSi AND COMSAT."

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables present selected historical financial data of COMSAT and RSi and selected pro forma combined financial data after giving effect to the Merger under the pooling of interests method of accounting. COMSAT's and RSi's selected historical financial data as of the end of and for each of their respective last five fiscal years have been derived from audited financial statements. RSi's selected historical financial data as of the end of or for the first six months of its fiscal years ending June 30, 1994 and 1993 have been derived from unaudited financial statements and, in the opinion of RSi's management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for such interim period.

    The selected pro forma financial data have been derived from or prepared consistently with the unaudited pro forma combined condensed financial statements included herein. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Merger. The following selected financial data should be read in conjunction with such historical and pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "COMSAT CORPORATION AND RADIATION SYSTEMS, INC. UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" and "RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS."

                               COMSAT CORPORATION
                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                 1993      1992(2)       1991      1990(2)       1989
                                                              ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
Revenues....................................................  $  640,390  $  563,615  $  522,850  $  456,806  $  411,524
Operating Income (Loss).....................................     138,098      88,505     127,473     (12,551)     86,093
Income (Loss) Before Cumulative Effect of Changes in
 Accounting Principles......................................      74,044      42,924      71,424     (16,349)     62,464
Income (Loss) Per Share Before Cumulative Effect of Changes
 in Accounting Principles (1):
  Primary...................................................  $     1.82  $     1.09  $     1.88  ($    0.44) $     1.67
  Fully Diluted.............................................  $     1.82  $     1.09  $     1.80  ($    0.44) $     1.50

                                                                                     DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                 1993        1992        1991        1990        1989
                                                              ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
Total Assets................................................  $1,652,515  $1,542,843  $1,369,546  $1,209,565  $1,261,110
Long-Term Debt..............................................     402,402     486,383     382,764     375,181     367,617
Stockholders' Equity........................................     679,352     621,132     584,986     558,064     595,138

- ------------------------------
(1) Per share amounts have been adjusted for a two-for-one stock split in June 1993.
(2) Operating results are net of restructuring charges of $38,961,000 in 1992 and $97,576,000 in 1990.

                            RADIATION SYSTEMS, INC.
                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       SIX MONTHS ENDED
                                                         DECEMBER 31,                  YEAR ENDED JUNE 30,
                                                      ------------------  ----------------------------------------------
                                                        1993      1992      1993      1992      1991     1990     1989
                                                      --------  --------  --------  --------  --------  -------  -------
INCOME STATEMENT DATA:
Revenues (1)........................................  $ 53,862  $ 61,753  $121,786  $128,442  $115,519  $85,230  $54,914
Operating Income....................................     5,541     7,715    15,656    16,755    13,558    9,021    4,738
Income Before Cumulative Effect of Changes in
 Accounting Principles..............................     3,315     4,820    10,240    10,585     8,369    5,644    3,317
Income Per Share Before Cumulative Effect of Changes
 in Accounting Principles (2).......................  $   0.40  $   0.58  $   1.23  $   1.27  $   1.01  $  0.69  $  0.42

                                                         DECEMBER 31,                        JUNE 30,
                                                      ------------------  ----------------------------------------------
                                                        1993      1992      1993      1992      1991     1990     1989
                                                      --------  --------  --------  --------  --------  -------  -------
BALANCE SHEET DATA:
Total Assets........................................  $126,532  $113,631  $123,375  $113,572  $ 99,473  $95,936  $75,520
Long-Term Debt......................................     8,148    10,421     9,467     9,845     6,509    8,881    6,543
Stockholders' Equity................................    89,186    81,160    85,599    79,037    66,270   57,449   52,107

- ------------------------------
(1) Includes business interruption insurance proceeds of $2,996,000 in fiscal year 1993, $1,306,000 in fiscal year 1992, $827,000 in the six months ended December 31, 1993 and $802,000 in the six months ended December 31, 1992.
(2) Per share amounts have been adjusted for a three-for-two stock split in fiscal year 1992.

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                      1993      1992      1991
                                                    --------  --------  --------
PRO FORMA COMBINED INCOME STATEMENT DATA:
Revenues..........................................  $754,285  $688,093  $651,211
Operating Income..................................   151,580   104,982   142,712
Income Before Cumulative Effect of Changes in
 Accounting Principles............................    82,469    53,292    81,014
Income Per Share Before Cumulative Effect of
 Changes in Accounting Principles, Assuming
 Conversion Fraction of:
  Minimum Fraction of .638  Primary...............  $   1.80  $   1.19  $   1.87
                          Fully Diluted...........  $   1.79  $   1.19  $   1.80
  Average Fraction of .709   Primary..............  $   1.77  $   1.18  $   1.84
                          Fully Diluted...........  $   1.77  $   1.17  $   1.78
  Maximum Fraction of .780  Primary...............  $   1.75  $   1.16  $   1.82
                           Fully Diluted..........  $   1.75  $   1.16  $   1.75

                                                               DECEMBER 31, 1993
                                                               -----------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Total Assets................................................   $     1,773,949
Long-Term Debt..............................................           410,550
Stockholders' Equity........................................           758,440

- ------------------------
1. COMSAT operates and reports on a December 31 calendar year basis. RSi operates and reports on a June 30 fiscal year basis. The pro forma combined income statement data combines the income statement of COMSAT for the years ended December 31, 1993, 1992 and 1991 with the income statement of RSi for the years ended December 31, 1993, 1992 and 1991, respectively. The calendar year income statements for RSi were derived by adding the income statements for the third and fourth quarters of each fiscal year with the first and second quarters of the subsequent fiscal year. The pro forma combined balance sheet data combines the balance sheet of COMSAT as of December 31, 1993 with the balance sheet of RSi as of December 31, 1993.
2. The pro forma combined financial data includes $5,000,000 for the estimated transaction costs of the Merger but does not include the nonrecurring costs and expenses associated with integrating the operations of the combined companies. The costs of integrating operations are expected to result in significant, nonrecurring charges to the combined companies' results of operations after consummation of the Merger; however, the actual amount of such charges cannot be determined at this time.
     Pursuant to the rules and regulations of the SEC, the pro forma combined condensed statements of income exclude the cumulative effects of accounting changes.

                           COMPARATIVE PER SHARE DATA

    The following table presents COMSAT's and RSi's historical per share data and the unaudited pro forma combined per share data after giving effect to the Merger under the pooling of interests method of accounting. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Merger. The information presented below should be read in conjunction with the historical and pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "COMSAT CORPORATION AND RADIATION SYSTEMS, INC. UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" and "RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS."

                                                                                                           PRO FORMA
                                                                        HISTORICAL (3)                    EQUIVALENT
                                                                        ---------------    PRO FORMA     FOR ONE SHARE
                                                                        COMSAT    RSI     COMBINED (4)    OF RSI (4)
                                                                        ------   ------   ------------   -------------
Primary income per share before cumulative effect of changes in accounting principles, assuming Conversion Fraction of (1):
  Minimum Fraction of .638
    Year ended December 31,
      1993............................................................  $1.82    $ 1.01   $    1.80      $     1.15
      1992............................................................  1.09  (2)   1.24       1.19            0.76
      1991............................................................  1.88       1.15        1.87            1.19
  Average Fraction of .709
    Year ended December 31,
      1993............................................................  $1.82    $ 1.01   $    1.77      $     1.25
      1992............................................................  1.09  (2)   1.24       1.18            0.84
      1991............................................................  1.88       1.15        1.84            1.30
  Maximum Fraction of .780
    Year ended December 31,
      1993............................................................  $1.82    $ 1.01   $    1.75      $     1.37
      1992............................................................  1.09  (2)   1.24       1.16            0.90
      1991............................................................  1.88       1.15        1.82            1.42
Cash dividends declared per share (1), (5):
  Minimum Fraction of .638
    Year ended December 31,
      1993............................................................  $0.74    $ 0.10   $    0.74      $     0.47
      1992............................................................  0.70       0.09        0.70            0.45
      1991............................................................  0.67       0.07        0.67            0.43
  Average Fraction of .709
    Year ended December 31,
      1993............................................................  $0.74    $ 0.10   $    0.74      $     0.52
      1992............................................................  0.70       0.09        0.70            0.50
      1991............................................................  0.67       0.07        0.67            0.48
  Maximum Fraction of .780
    Year ended December 31,
      1993............................................................  $0.74    $ 0.10   $    0.74      $     0.58
      1992............................................................  0.70       0.09        0.70            0.55
      1991............................................................  0.67       0.07        0.67            0.52
Book value per share (1):
  December 31,1993
    Minimum Fraction of .638..........................................  $16.89   $10.76   $   16.76      $    10.69
    Average Fraction of .709..........................................  16.89     10.76       16.55           11.73
    Maximum Fraction of .780..........................................  16.89     10.76       16.36           12.76

- ------------------------------
(1) COMSAT operates and reports on a December 31 calendar year basis. RSi operates and reports on a June 30 fiscal year basis. The pro forma combined primary income per share and cash dividends declared per share information combines the data of COMSAT for the years ended December 31, 1993, 1992 and 1991 with the data of RSi for the years ended December 31, 1993, 1992 and 1991, respectively. The calendar year data for RSi were derived by adding RSi's information for the third and fourth quarters of each fiscal year with the first and second quarters of the subsequent fiscal year. The pro forma combined book value per share data combines the balance sheet of COMSAT as of December 31, 1993 with the balance sheet of RSi as of December 31, 1993.

(2) In 1992, COMSAT recorded a restructuring charge of $38,961,000. Absent this charge, COMSAT's earnings per share were $1.69 for 1992.
(3) Per share amounts for COMSAT have been adjusted for a two-for-one split in 1993. Per share amounts for RSi have been adjusted for a three-for-two stock split in 1991.
(4) The pro forma combined financial information has been prepared based on the pooling of interests method of accounting assuming that .638, .709 and .780 of a share of COMSAT Common Stock are issued for each share of RSi
      Common Stock. These numbers represent the minimum, average and maximum possible values, respectively, for the Conversion Fraction. See "THE
      MERGER -- General Description of the Merger".
(5) The pro forma combined cash dividends declared per share reflect COMSAT's cash dividends declared in the periods presented.

                       COMPARATIVE PER SHARE MARKET DATA

    COMSAT Common Stock is listed and primarily traded on the NYSE. RSi Common Stock is listed and traded on the NASDAQ/NMS.

                                                                                                              PRO FORMA
                                                        RSI           MERGER VALUE OF          COMSAT         EQUIVALENT
                                                    COMMON STOCK        ONE SHARE OF        COMMON STOCK    FOR ONE SHARE
DATES                                             (HISTORICAL) (1)  RSI COMMON STOCK (2)  (HISTORICAL) (1)    OF RSI (3)
- ------------------------------------------------  ----------------  --------------------  ----------------  --------------
January 28, 1994................................  $      13 1/2     $         18.25       $      26 7/8            .679
May 2, 1994.....................................  $      16 3/8     $         16.67       $      21 3/8            .780

- ------------------------
(1) The historical values of RSi Common Stock and COMSAT Common Stock represent the closing sale prices on (a) January 28, 1994, the trading day immediately prior to the public announcement of the Merger, and (b) May 2, 1994, the last practicable date prior to mailing of this Proxy Statement/ Prospectus.
(2) The Merger Agreement provides that each share of RSi Common Stock will be converted into that fraction of a share of COMSAT Common Stock determined by dividing $18.25 by the average closing price of the COMSAT Common Stock on the NYSE Composite Tape during the 20 trading days ending five trading days prior to the date of the Closing (the "Average Price"); PROVIDED, that the Conversion Fraction shall not be less than .638 and shall not be greater than .780. If the Average Price were equal to the closing sale price of COMSAT Common Stock on January 28, 1994 ($26 7/8), the Conversion Fraction would be .679 and the "Merger Value of One Share of RSi Common Stock" would be $18.25. If the Average Price were equal to the closing sale price of COMSAT Common Stock on May 2, 1994 ($21 3/8), the Conversion Fraction would be the maximum Conversion Fraction of .780 and the "Merger Value of One Share of RSi Common Stock" would be $16.67. THE AVERAGE PRICE WILL BE DETERMINED, AND THE CONVERSION FRACTION FIXED, FIVE TRADING DAYS PRIOR TO THE DATE OF THE CLOSING, WHICH RSI AND COMSAT ANTICIPATE WILL OCCUR ON THE DAY OF THE SPECIAL MEETING. RSI STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMSAT COMMON STOCK AND THE RSI COMMON STOCK BEFORE DECIDING HOW TO VOTE.
(3) The "Pro Forma Equivalent For One Share of RSi" indicates the fraction of a share of COMSAT Common Stock (which, under the Merger Agreement, shall not be less than .638 and shall not be greater than .780) which would be received upon the conversion of a share of RSi Common Stock in the Merger if the Average Price were equal to the historical per share price of COMSAT Common Stock on the date specified. The actual Average Price may be higher or lower than that shown. See also "COMPARATIVE MARKET PRICE DATA."

           PROXY STATEMENT                              PROSPECTUS
               [LOGO]                                     [LOGO]

    This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is provided to the stockholders of Radiation Systems, Inc., a Nevada corporation ("RSi"), in connection with the special meeting of stockholders of RSi (the "Special Meeting") and any adjournments or postponements thereof. The Special Meeting will be held on the date, at the time, and in the location, and will be held to consider the matter, set forth under "THE SPECIAL MEETING." The Board of Directors of RSi (the "RSi Board") is soliciting proxies hereby for use at the Special Meeting. A form of proxy is being provided to the stockholders of RSi with this Proxy Statement/Prospectus. Information with respect to the execution and the revocation of proxies is provided under "THE SPECIAL MEETING."

    In addition, this Proxy Statement/Prospectus serves as the prospectus of COMSAT Corporation, a District of Columbia corporation ("COMSAT"), under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of the shares of common stock, without par value, of COMSAT ("COMSAT Common Stock") into which shares of common stock, par value $1.00 per share, of RSi ("RSi Common Stock") will be converted upon consummation of the Merger (as defined below).

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING
    At the Special Meeting and any adjournment or postponement thereof, the holders of RSi Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 30, 1994, among RSi, COMSAT and CTS America, Inc., a Delaware corporation that is a wholly owned subsidiary of COMSAT ("CTS America"), pursuant to which, among other things, (a) RSi will merge with and into CTS America and CTS America will be the surviving corporation (the "Merger"), and (b) each share of RSi Common Stock issued and outstanding immediately prior to the effective date of the Merger, other than shares held by RSi, COMSAT or a subsidiary of RSi or of COMSAT, shall be converted into that fraction (the "Conversion Fraction") of a fully paid and non-assessable share of COMSAT Common Stock, rounded to the nearest thousandth, determined by dividing $18.25 by the average closing price (the "Average Price") of the COMSAT Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape during the 20 trading days ending five trading days prior to the date of the closing of the transactions contemplated by the Merger Agreement (the "Closing"); PROVIDED, that the Conversion Fraction shall not be less than .638 and shall not be greater than .780, and that cash shall be paid in lieu of fractional shares. If the Average Price is between $23.40 and $28.60, the Conversion Fraction will be between .780 and .638. If the Average Price is $23.40 or less, the Conversion Fraction will be fixed at .780. If the Average Price is $28.60 or greater, the Conversion Fraction will be fixed at .638. THE AVERAGE PRICE WILL BE DETERMINED, AND THE CONVERSION FRACTION WILL BE FIXED, FIVE TRADING DAYS PRIOR TO THE DATE OF THE CLOSING, WHICH RSI AND COMSAT ANTICIPATE WILL OCCUR ON THE DAY OF THE SPECIAL MEETING. RSI STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMSAT COMMON STOCK AND RSI COMMON STOCK BEFORE DECIDING HOW TO VOTE. See also "COMPARATIVE MARKET PRICE DATA."

    THE  RSI  BOARD  UNANIMOUSLY  HAS  APPROVED  THE  MERGER  AGREEMENT  AND THE
TRANSACTIONS CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF RSI VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE MERGER -- RECOMMENDATION OF THE RSI BOARD OF DIRECTORS; RSI'S REASONS FOR THE MERGER."

DATE, TIME AND PLACE; RECORD DATE

    The Special Meeting is scheduled to be held at 10:00 a.m., local time, on Friday, June 3, 1994 at Holiday Inn Washington -- Dulles, 1000 Sully Road, Sterling, Virginia 22170. The RSi Board has fixed the close of business on April 4, 1994 as the record date (the "Record Date") for the determination of holders of RSi Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 8,285,187 shares of RSi Common Stock issued and outstanding.

VOTING RIGHTS

    The affirmative vote of the holders of at least a majority of the outstanding shares of RSi Common Stock is required under the Nevada General Corporation Law (the "Nevada Law") and the Restated Articles of Incorporation of RSi, as amended (the "RSi Articles"), to approve and adopt the Merger Agreement and the transactions contemplated thereby. Holders of record of RSi Common Stock on the Record Date are entitled to one vote per share on the proposal to be presented to stockholders at the Special Meeting. The presence, either in person or by proxy, of the holders of 40% of the outstanding shares of RSi Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

    If a stockholder attends the Special Meeting, he or she may vote by ballot. However, many of RSi's stockholders may be unable to attend the Special Meeting. Therefore, the RSi Board is soliciting proxies so that each holder of RSi Common Stock on the Record Date has the opportunity to vote on the proposal to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares will not be voted and, thus, will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. Each stockholder is urged to mark the box on the proxy card to indicate how his or her shares are to be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. If a shareholder returns a signed proxy card but marks the box indicating an abstention, his or her shares will be considered present at the Special Meeting, but because the shares have not been voted "FOR" approval of the Merger Agreement and the transactions contemplated thereby, the abstention will have the effect of a vote against the proposal. Persons whose shares are held in "street name" by a broker and who wish to attend the Special Meeting must obtain a letter of identification from the broker and bring it to the Special Meeting. In order to vote personally shares held in street name, such persons must obtain a proxy from the broker. Under the rules of the NYSE, brokers who hold shares of RSi Common Stock in street name for customers may not vote such shares with respect to approval and adoption of the Merger Agreement and the transactions contemplated thereby without specific voting instructions from such customers. Shares for which a broker withholds authority to vote (broker non-votes) will not be considered present at the Special Meeting with respect to the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, and such broker non-votes will have the effect of votes against the proposal. The proxy card also confers discretionary authority on the individuals appointed by the RSi Board and named on the proxy card to vote shares represented thereby on any other matter that is properly presented for action at the Special Meeting.

    Any stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of RSi at 1501 Moran Road, Sterling, Virginia 20166, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

    Each participant and beneficiary in the RSi Employee Stock Ownership Plan (the "ESOP") will receive a form to be used to instruct the trustees of the ESOP how to vote the RSi Common Stock held by the ESOP that is allocated to such participant or beneficiary. The ESOP provides that each participant or beneficiary shall direct the trustees of the ESOP as to the manner in which shares allocated to such participant or beneficiary are to be voted. The ESOP provides that the trustees will vote such shares as instructed. The ESOP does not contain a provision instructing the trustees of the ESOP as to the voting of allocated shares for which the trustees have not received directions from the applicable participant or beneficiary. The trustees will vote such shares in a manner consistent with the voting of the allocated shares for which directions have been received unless, in the trustees' opinion, such action would be inconsistent with their fiduciary duties to the ESOP or otherwise inconsistent with applicable regulations. The ESOP also provides that the trustees of the ESOP shall vote all unallocated shares in a manner consistent with the voting of the allocated shares unless, in the trustees' opinion, such action would be inconsistent with their fiduciary duties to the ESOP or otherwise inconsistent with applicable regulations. The trustees of the ESOP are Mark D. Funston and Anita Stutzman, officers of RSi, and George Reed, all of whom are employees of RSi. See "THE MERGER -- Interests of Certain Persons in the Merger; Employment Agreements."

    The directions of participants and beneficiaries regarding the voting of the shares allocated to them will not be disclosed to COMSAT, RSi or the trustees of the ESOP, and will be tabulated by Wachovia Bank of North Carolina, N.A., the transfer agent of the RSi Common Stock (the "Transfer Agent"). See "RSi TRANSFER AGENT."

    To be effective, directions to the trustees of the ESOP must be received by the Transfer Agent at Wachovia Corporate Trust, 301 North Church, Second Floor, Winston-Salem, North Carolina 27102, Attention: Stock Transfer, by the close of business (5:00 p.m. EDT) on June 2, 1994. Directions to the trustees received after the close of business on June 2, 1994, or received at a different address, will not be effective. A participant or beneficiary in the ESOP who is otherwise an RSi stockholder should (i) complete and return directions to the ESOP trustees with respect to RSi Common Stock held by the ESOP that is allocated to such participant or beneficiary and (ii) complete and return the enclosed proxy with respect to such other RSi Common Stock.

    No vote of the shareholders of COMSAT is required to approve or adopt the Merger Agreement or the transactions contemplated thereby or to authorize the issuance of COMSAT Common Stock in the Merger.

                         OWNERSHIP OF RSI COMMON STOCK

    As of the Record Date, RSi's directors, executive officers and their affiliates as a group owned 3.32% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting, including 32,808 shares held in the executive officers' accounts in the ESOP. As of the Record Date, the ESOP owned 10.63% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting, of which 407,799 shares (4.92% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting) have been allocated to participants and beneficiaries and 473,273 shares (5.71% of the shares of RSi Common Stock outstanding and entitled to vote at the Special Meeting) are unallocated. The trustees of the ESOP are Mark D. Funston and Anita
M. Stutzman, officers of RSi, and George Reed, all of whom are employees of RSi. See "THE SPECIAL MEETING -- Voting Rights."

    As of the Record Date, COMSAT held 404,500 shares of RSi Common Stock, representing approximately 4.9% of the votes entitled to be cast by holders of RSi Common Stock at the Special Meeting.

    Since the date as of which information was presented in the proxy statement for RSi's 1993 annual meeting of stockholders, there have been changes in the beneficial ownership of certain beneficial owners of RSi Common Stock.

    The only persons known to RSi to be beneficial owners of more than 5% of the RSi Common Stock as of the Record Date are as follows:

                                                                             NUMBER OF SHARES     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                        BENEFICIALLY OWNED      CLASS
- -------------------------------------------------------------------------  --------------------   ----------
Trustees of the Radiation Systems, Inc...................................           473,273(1)       5.71%
  Employee Stock Ownership Plan
  1501 Moran Road
  Sterling, VA 20166

- ------------------------
(1) The trustees shall vote such shares, and such of the 407,799 allocated shares for which no direction has been received, in a manner which is proportionate with the voting of such of the 407,799 shares which have been allocated to participants and beneficiaries for which voting direction has been received, unless, in the trustees' opinion, such action would be inconsistent with their fiduciary duties to the ESOP or otherwise inconsistent with applicable regulations. See "THE SPECIAL MEETING -- Voting Rights."

    The following table sets forth the beneficial ownership of RSi Common Stock as of the Record Date by all RSi directors, by each of the named RSi executive officers and by all directors and executive officers as a group.

                                                                                 AMOUNT & NATURE OF
                                                                                     BENEFICIAL          PERCENT OF
NAME OF BENEFICIAL OWNER                                                          OWNERSHIP(1)(2)           CLASS
- ----------------------------------------------------------------------------  ------------------------  -------------
DIRECTORS
Calhoun J. Killeen..........................................................           18,250                 *
Lee M. Paschall.............................................................           30,687                 *
Irvin G. Ray................................................................           23,450                 *
John D. Sanders.............................................................           23,325                 *
EXECUTIVE OFFICERS
Richard E. Thomas (3).......................................................          161,960(4)               1.9%
Junius H. Arnold, Jr........................................................           16,045(4)              *
Mark D. Funston.............................................................           28,731(4)              *
R. Doss McComas.............................................................           28,682(4)              *
Marvin D. Shoemake..........................................................           32,007(4)              *
All directors and executive officers as a group (16 persons)................          453,617(4)              5.36%

- ------------------------
 *    Less than 1%.
(1) Includes shares that may be acquired within 60 days of the Record Date upon exercise of outstanding options as follows: Mr. Killeen, 18,250 shares; Mr. Paschall, 10,000 shares; Mr. Ray, 20,000 shares; Mr. Sanders, 20,000 shares; Mr. Funston, 20,000 shares; Mr. McComas, 20,000 shares; Mr. Shoemake, 10,000 shares; and all directors and executive officers as a group, 178,250 shares. Does not include shares subject to outstanding options containing change-in-control acceleration provisions that have been waived by the holders thereof as follows: Mr. Funston, 20,000 shares; Mr. McComas, 20,000 shares; Mr. Shoemake, 20,000 shares; and all directors and executive officers as a group, 90,000 shares. See "THE MERGER -- Interests of Certain Persons in the Merger; Employment Agreements."
(2) Mr. Paschall has sole voting and investment power for 19,187 shares; Mr. Sanders, for 3,325 shares; Mr. Funston, for 6,450 shares; Mr. Shoemake, for 19,184 shares; Mr. McComas, for 1,901 shares; and Mr. Thomas, for 22,500 shares. Mr. Paschall has shared investment power by virtue of his wife's ownership and will of 1,500 shares. Mr. Ray has shared voting and investment power with respect to 3,450 shares; Mr. Arnold, by trust, 12,875 shares; Mr. McComas, 4,500 shares; and Mr. Thomas, 133,810 shares. Mr. Thomas disclaims beneficial ownership of an additional 7,099 shares owned by his brother and adult children.
(3)   Mr. Thomas is also a director of RSi.
(4) The shares of RSI Common Stock held in the executive officers' ESOP accounts are included as follows: Mr. Thomas, 5,650 shares; Mr. Arnold, 3,170 shares; Mr. Funston, 2,281 shares; Mr. McComas, 2,281 shares; Mr. Shoemake, 2,823 shares; and all directors and executive officers as a group, 32,808 shares.

                                   THE MERGER

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN ASPECTS OF THE MERGER. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE MERGER

    On the Effective Date (as defined below under "-- Closing; Effective Date"), RSi will be merged with and into CTS America, and RSi will cease to exist as a separate corporation. CTS America will be the surviving corporation in the Merger and will continue as a wholly owned subsidiary of COMSAT.

    On the Effective Date, each share of RSi Common Stock then outstanding will be converted into that fraction of a fully paid and non-assessable share of COMSAT Common Stock equal to the Conversion Fraction, which shall not be less than .638 nor greater than .780, except that all shares of RSi Common Stock owned by RSi, COMSAT or any subsidiaries of either of them will be cancelled pursuant to the Merger Agreement. No fractional shares of COMSAT Common Stock will be issued in the Merger, and holders of RSi Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares of COMSAT Common Stock as described under "-- No Fractional Shares."

    A description of the relative rights, privileges and preferences of the COMSAT capital stock, including certain differences between the rights of holders of COMSAT Common Stock and RSi Common Stock, is set forth under "DESCRIPTION OF COMSAT CAPITAL STOCK" and "COMPARISON OF RIGHTS OF SHAREHOLDERS OF RSi AND COMSAT."

BACKGROUND OF THE MERGER

    In 1991, in connection with RSi's strategy of developing a full systems integration capability and expanding into international markets, Richard E. Thomas, the Chairman of the Board, President and Chief Executive Officer of RSi, indicated to COMSAT that RSi would be interested in acquiring COMSAT's systems integration business, COMSAT Technology Services ("CTS"). On several occasions in 1991 and 1992, Mr. Thomas and Bruce L. Crockett, COMSAT's President, discussed the businesses of RSi and CTS and the possibility that in the future COMSAT might be interested in pursuing business transactions with RSi. Over the course of these discussions, Mr. Thomas and Mr. Crockett considered the possible acquisition of CTS by RSi, the possible acquisition of RSi by COMSAT and teaming or subcontracting arrangements between RSi and COMSAT. In addition, in April 1992, C. Thomas Faulders, III, Vice President and Chief Financial Officer of COMSAT, met with Mr. Thomas to learn more about RSi's business and operations. Further, Mr. Crockett arranged to give Mr. Thomas information regarding CTS's business and operations.

    Mr. Thomas from time to time advised the RSi Board of his discussions with Mr. Crockett in 1991 and 1992 and the possibility that at some time in the future COMSAT might be interested in a business combination with RSi. The specific structure or terms of a transaction, however, were not discussed during this period.

    In March 1993, Mr. Crockett indicated to Mr. Thomas that Mr. Crockett was now prepared to talk further regarding a possible acquisition of RSi by COMSAT if Mr. Thomas were interested in such a transaction with COMSAT and if Mr. Thomas would be willing to commit to heading up a combination of RSi and CTS. Mr. Thomas and Mr. Crockett then discussed COMSAT's interest in such an acquisition and Mr. Thomas's continued interest in acquiring CTS, with a focus on the operations and potential earnings of the combined businesses of RSi and CTS and the potential ability of Mr. Thomas and RSi management to reduce overhead and other costs and increase the profitability of CTS. However, no specific terms of a transaction were discussed and no formal proposal was made. Mr. Thomas advised the RSi Board of his continuing discussions with Mr. Crockett and the RSi Board authorized Mr. Thomas to continue these discussions with Mr. Crockett, although the authorization did not include authority to negotiate a specific business transaction between RSi and COMSAT. Mr. Thomas and Mr. Crockett continued their discussions with a meeting in early June 1993 and another meeting in late July 1993. Mr. Thomas and Mr. Crockett met again in mid-September 1993 and Mr. Thomas expressed an interest in having Mr. Crockett join the RSi Board. Mr. Crockett subsequently informed Mr. Thomas that he would decline to be considered for a seat on the RSi Board.

    Beginning in late June 1993, COMSAT began to acquire shares of RSi Common Stock through open market purchases. By mid-November 1993, COMSAT had acquired 404,500 shares (approximately 4.9%) of RSi Common Stock, at an average cost per share of $12.60, and Mr. Crockett informed Mr. Thomas of COMSAT's acquisition of RSi Common Stock. The Board of Directors of COMSAT (the "COMSAT Board") was advised of the discussions between Mr. Crockett and Mr. Thomas at the COMSAT Board meeting on November 19, 1993, and authorized Mr. Crockett to discuss an acquisition of RSi by COMSAT with Mr. Thomas.

    In early December 1993, Mr. Crockett and Mr. Thomas traveled together to China and Hong Kong to meet with various Chinese officials and to consider possible business opportunities in the Far East for their respective companies. During this trip Mr. Crockett and Mr. Thomas briefly discussed a possible acquisition of RSi by COMSAT; however, no specific terms of a possible business combination between COMSAT and RSi were negotiated and Mr. Crockett indicated to Mr. Thomas that they should have further discussions on their return. Mr. Crockett and Mr. Thomas continued to talk during December 1993, but no specific terms for a business combination were discussed or negotiated and no specific proposal was made.

    On January 3, 1994, Mr. Faulders met with Mr. Thomas to inform him that COMSAT had prepared an internal evaluation of RSi that valued RSi at a range between $15 and $20 a share, but no proposal was made by Mr. Faulders or Mr. Thomas. On January 6, 1994, Mr. Crockett met with Mr. Thomas and informed him that COMSAT wished to acquire RSi, subject to COMSAT Board approval. Mr. Crockett told Mr. Thomas that COMSAT would want Mr. Thomas to head up a division of COMSAT that would combine the operations of RSi and CTS, and that Mr. Thomas was to bring his management approach to the newly combined division. During the meeting they discussed the possible consideration COMSAT might be willing to pay for RSi, and tentatively agreed that COMSAT would consider an offer as high as $20 a share for RSi Common Stock, depending upon the terms of the transaction. Mr. Thomas and Mr. Crockett agreed that they would consult further with their respective Boards of Directors concerning COMSAT's desire to acquire RSi.

    On  January 7, 1994, Mr. Thomas met  informally with John D. Sanders and Lee
M. Paschall, directors of RSi, Mark D. Funston, Vice President and Chief Financial Officer of RSi, and Anita M. Stutzman, Corporate Secretary of RSi, and on January 10, 1994 Mr. Thomas met informally with Calhoun J. Killeen, Mr. Paschall and Mr. Sanders, directors of RSi, Mr. Funston and legal advisors of RSi. At the January 7 and 10, 1994 meetings, Mr. Thomas and the directors and officers of RSi present at the meetings reviewed the discussions between Mr. Thomas and Mr. Crockett regarding the possible acquisition of RSi by COMSAT, including the discussions between Mr. Thomas and Mr. Crockett on January 6, 1994 regarding the consideration that COMSAT would consider paying to RSi stockholders in the transaction, and determined that it was appropriate to convene a meeting of the RSi Board to consider the possible business combination and, if a decision were made by the RSi Board to pursue such combination, to retain a financial advisor for RSi. Mr. Thomas indicated to the members of the RSi Board that he would pursue $20 in value of COMSAT Common Stock for each share of RSi Common Stock. Mr. Thomas consulted by telephone with Irvin G. Ray, a director of RSi, and with Mr. Killeen regarding the matters discussed at the January 7, 1994 meeting, and with Mr. Ray regarding the matters discussed at the January 10, 1994 meeting.

    On January 11, 1994, Mr. Faulders presented to Mr. Thomas and Mr. Funston certain terms and conditions of a proposed combination, including an exchange of 2/3 of a share of COMSAT Common Stock for each share of RSi Common Stock in a transaction to be structured as a tax-free reorganization, a stock option to COMSAT to acquire 19.99% of the RSi Common Stock at $20 per share if RSi were acquired by or entered into an agreement to be acquired by a party other than COMSAT, a termination fee of $5 million plus actual expenses of up to $5 million payable to COMSAT by RSi if the combination did not occur due to RSi effectuating or agreeing to effectuate a combination with another party, a requirement that Mr. Thomas execute a three-year employment agreement with COMSAT to ensure that his services would be available to the combined entity and a prohibition on RSi's solicitation, discussion or negotiation of acquisition or other business combination proposals from any other person. Mr. Faulders explained that the 2/3 ratio would provide a value of $20 per share to RSi stockholders if COMSAT Common Stock were trading at $30 per share, but that the actual value of the consideration to RSi stockholders would vary depending upon the actual COMSAT stock price. During Mr. Faulders' presentation, Mr. Thomas and Mr. Funston presented an alternative proposal of an exchange of $20 in value of COMSAT Common Stock for each share of RSi Common Stock, but no less than .67 shares and no more than .75 shares of COMSAT Common Stock for each share of RSi Common Stock.

    At a meeting on January 14, 1994, the RSi Board reviewed the COMSAT proposal and the alternative proposal made by Mr. Thomas and Mr. Funston to Mr. Faulders on January 11, 1994, determined that evaluation of the proposals was appropriate and authorized Mr. Thomas to engage Alex. Brown & Sons Incorporated ("Alex.
Brown") to act as financial advisor to RSi for the proposed transaction. On January 15, 1994, RSi retained Alex. Brown as its financial advisor, and the RSi directors, Mr. Funston and R. Doss McComas, Vice President, Strategic Planning and International Marketing of RSi, met with Alex. Brown to discuss the proposed transaction. On January 16, 1994, RSi and COMSAT entered into a confidentiality agreement and began to exchange due diligence information.

    During the week of January 17, 1994, Mr. Thomas, Mr. Funston and Mr. McComas, as the principal representatives of RSi, and Alex. Brown, as financial advisor to RSi, and Mr. Crockett and Mr. Faulders, as the principal representatives of COMSAT, and Goldman, Sachs & Co. ("Goldman, Sachs"), as financial advisor to COMSAT, and the respective legal advisors to RSi and COMSAT, began to discuss in greater detail the possible terms of the proposed transaction. These possible terms included the COMSAT proposal of a fixed exchange ratio of 2/3 of a share of COMSAT Common Stock for each share of RSi Common Stock, and RSi's proposal of an exchange of $20 in value of COMSAT Common Stock for each share of RSi Common Stock, as well as other proposed provisions of the Merger Agreement, including the right of the RSi Board to consider and respond to unsolicited proposals from other persons for the acquisition of or other business combination with RSi, the terms of the option to purchase RSi Common Stock that COMSAT required in connection with the proposed transaction, and the terms of other related documents, with the intent of agreeing upon terms to be presented to the Board of Directors of each of RSi and COMSAT for evaluation and approval. Further, Mr. Crockett and Mr. Thomas met on the evening of January 19, 1994 to discuss the matters under negotiation. The principal representatives of RSi and COMSAT, and their respective financial advisors and legal advisors, also met on several occasions to gather and exchange information regarding the management, business, operations, financial condition and prospects of each of the companies. As part of this exchange of information, RSi made available to COMSAT and Goldman, Sachs the preliminary financial results of its quarter ended December 31, 1993, which results were publicly announced on January 31, 1994. The members of the RSi Board were kept informally advised of the discussions of the proposed terms of the transaction during this period. The COMSAT Board received a presentation from COMSAT's management, legal counsel and Goldman, Sachs regarding the proposed transaction and the status of the negotiations and due diligence on RSi on the evening of January 20, 1994.

    During the period from January 17 to January 30, 1994, Mr. Crockett, Mr. Faulders and Steven F. Bell, Vice President, Human Resources and Organization Development of COMSAT, and Mr. Thomas, Mr. Funston and Marvin Shoemake, a Group Vice President of RSi, and their respective legal advisors, discussed COMSAT's requirement that Mr. Thomas be obligated to remain employed by the combined business for a period of at least three years, COMSAT's desire to retain certain key members of RSi management, and the terms under which Mr. Thomas and such key employees would be retained by COMSAT. Mr. Thomas, Mr. Funston and Mr. Shoemake proposed to retain substantially all of the terms of the employment agreements between RSi and Mr. Thomas and such key employees, but COMSAT required that such agreements be modified extensively. For a description of the employment agreements with RSi and the employment agreements with COMSAT, see "-- Interests of Certain Persons in the Merger; Employment Agreements." Mr. Thomas, Mr. Funston and Mr. Shoemake also discussed with COMSAT employment and benefits related issues for all RSi employees. See "-- Interests of Certain Persons in the Merger; Employment Agreements" and "-- The Merger Agreement -- STOCK OPTIONS; EMPLOYEE BENEFITS."

    On January 24, 1994, Mr. Crockett and Mr. Faulders met with Mr. Thomas and Mr. Funston in the morning to review the status of the negotiations. During this meeting they tentatively agreed, subject to further consultation with their respective financial advisors and Boards of Directors, to an exchange ratio of 2/3 of a share of COMSAT Common Stock for each share of RSi Common Stock in the Merger, a termination fee of $5 million plus actual expenses of up to $2.5 million, a provision permitting RSi, subject to certain terms and conditions, to respond to and negotiate with other persons that made an unsolicited offer for an acquisition or other business combination with RSi and a stock option for COMSAT that would give COMSAT the right to purchase 15% of RSi Common Stock at a price to be based on the exchange ratio. On the same day of this meeting, the trading price for COMSAT Common Stock declined following news reports of solar interference causing the in-orbit failure of two Telesat Canada satellites and of the launch failure of two European satellites. Throughout the week of January 24, 1994, Mr. Thomas informed the members of the RSi Board of the negotiations occurring between COMSAT and RSi and their respective advisors.

    On January 26, 1994, Mr. Crockett made a presentation to the RSi Board regarding COMSAT's business and operations, COMSAT's philosophy regarding the management of companies that it acquired, the synergies between the businesses of RSi and COMSAT and Mr. Crockett's belief that the decline in the market price of COMSAT Common Stock earlier that week was attributable to the aforementioned news reports. Mr. Crockett noted that the satellite and launch failures did not pertain to COMSAT's assets. Mr. Crockett then left and the RSi Board considered the proposed ratio of 2/3 of a share of COMSAT Common Stock to be exchanged for each share of RSi Common Stock in the Merger and other proposed terms of the transaction. Alex. Brown presented to the RSi Board a description of the information that Alex. Brown had compiled and developed in order to prepare its opinion to the RSi Board regarding the fairness, from a financial point of view, of the consideration to be paid to the RSi stockholders in the proposed transaction. In light of the decrease in the market price of COMSAT Common Stock earlier that week, the RSi Board instructed Mr. Thomas and Alex. Brown to seek an exchange ratio based upon $18.75 in market value of COMSAT Common Stock with terms that would give RSi stockholders some protection from further declines in the price of COMSAT Common Stock. From January 26 to January 28, 1994, the principal representatives of COMSAT and RSi and their respective financial advisors negotiated an exchange ratio based upon $18.25 in market value of COMSAT Common Stock (based on the average closing price of the COMSAT Common Stock on the NYSE Composite Tape during the 20 trading days ending five trading days prior to the date of the Closing) for each share of RSi Common Stock with a provision that no less than .638 shares of COMSAT Common Stock and no more than .780 shares of COMSAT Common Stock would be exchanged for each share of RSi Common Stock. The principal representatives of COMSAT and RSi and their respective legal advisors also negotiated the provisions of the Merger Agreement and of the stock option agreement (the "Stock Option Agreement") by which COMSAT would be granted an option to acquire up to 15% of the outstanding RSi Common Stock at $18.25 per share.

    On January 29, 1994, the COMSAT Board met to consider the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby and, based upon the advice of COMSAT's management, Goldman, Sachs and legal counsel, approved them unanimously.

    On January 30, 1994, the RSi Board met to consider the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby. Representatives of Alex. Brown were present at the meeting and presented oral and written reports regarding Alex. Brown's financial analysis of RSi and COMSAT and its opinion as to the fairness, from a financial point of view, of the consideration to be received by RSi's stockholders in the proposed transaction. See "-- Opinion of RSi's Financial Advisor" for a summary of the written and oral presentations made by Alex. Brown to the RSi Board. The RSi Board and Mr. Funston, Mr. McComas and Mr. Shoemake, who were present at the meeting, asked questions of Alex. Brown during the presentation, including whether any of the information regarding the proposed transaction reviewed by Alex. Brown in preparing its analysis was outside the ranges of transactions or companies viewed as comparable by Alex. Brown. In response to this question, Alex. Brown noted that based upon the RSi stock price on the trading day four weeks prior to the January 30, 1994 meeting, the premium to RSi's stock price was 19.7%, which was outside the range for other transactions Alex. Brown had reviewed, although the premium to RSi's stock price on the trading day immediately prior to the January 30, 1994 meeting was 35.2%, which was within the range for such transactions. Alex. Brown also noted that the price/ earnings multiple for the COMSAT Common Stock was at the low end of the range of companies that Alex. Brown viewed as comparable to COMSAT. Other questions included the mechanics of the operation of the upper and lower limits on the ratio for the exchange of COMSAT Common Stock for RSi Common Stock in the Merger and whether a valuation of RSi based upon possible break-up values would be appropriate given the nature of RSi's business. In response to the latter question, Alex. Brown stated that a break-up analysis was not appropriate given the structure of RSi's business. At the conclusion of its presentation and the questions, Alex. Brown advised the RSi Board that in Alex. Brown's opinion the consideration to be paid to RSi stockholders in the Merger was fair, from a financial point of view. The RSi Board considered the information presented in the Alex. Brown analysis and Alex. Brown's opinion that the consideration to be received by RSi's stockholders in the proposed transaction was fair, from a financial point of view. The members of the RSi Board also considered the factors described under "-- Recommendation of the RSi Board of Directors; RSi's Reasons for the Merger." The RSi Board unanimously approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, and directed that the Merger Agreement be submitted to RSi's stockholders for their approval with the RSi Board's unanimous recommendation that the RSi stockholders approve the Merger Agreement. COMSAT was notified of such approval by the RSi Board, and the Merger Agreement, the Stock Option Agreement and other related agreements were executed by COMSAT and RSi on January 30, 1994. On January 31, 1994, COMSAT and RSi issued a joint press release stating that they had entered into a definitive agreement for COMSAT to acquire RSi. On January 28, 1994, the trading day immediately prior to the public announcement of the Merger, the closing sale price of RSi Common Stock was $13.50. See "COMPARATIVE PER SHARE MARKET DATA" for a comparison of the consideration to be received pursuant to the Merger by holders of RSi Common Stock if the Merger had been consummated on January 28, 1994 and on May 2, 1994 (the most recent practicable date).

    During the week of April 11, 1994, RSi disclosed to COMSAT and its financial advisor the preliminary financial results of RSi's quarter ended March 31, 1994. RSi announced those results to the public on April 26, 1994. See "INFORMATION CONCERNING RSi -- Recent Developments."

    On April 23, 1994, the RSi Board met with Alex. Brown and RSi's legal advisors to review the recent market performance of COMSAT Common Stock and RSi Common Stock, and COMSAT's recently announced financial results for the quarter ended March 31, 1994. See "INFORMATION CONCERNING COMSAT -- Recent Developments." The RSi Board also received a report from Mr. Funston on the RSi financial results for the quarter ended March 31, 1994. See "INFORMATION CONCERNING RSi -- Recent Developments."

    On May 1, 1994, the RSi Board met with Alex. Brown and RSi's legal advisors to review the recent market performance of COMSAT Common Stock and RSi Common Stock. The RSi Board discussed the value of the consideration to be received by RSi stockholders in the Merger based on the current level of the trading price of the COMSAT Common Stock. The members of the RSi Board noted further that based on the closing price of COMSAT Common Stock on the NYSE Composite Tape of $21.25 per share on April 29, 1994, and assuming the Conversion Fraction were the maximum of .780, the value the RSi stockholders would receive in COMSAT Common Stock for each share of RSi Common Stock would be $16.58. Although Alex. Brown did not reperform the analysis it conducted in January, Alex. Brown advised the RSi Board that Alex. Brown had reviewed the current market price of the COMSAT Common Stock and of the RSi Common Stock, the earnings releases for COMSAT and RSi for the quarter ended March 31, 1994, trends in the stock market generally and in the trading price of the stocks of companies that Alex. Brown viewed as comparable to COMSAT and to RSi, and the value of the consideration to be paid to the RSi stockholders in the Merger. Alex. Brown then confirmed to the RSi Board that, based on a review of the foregoing information, Alex. Brown knew of no reason to change its opinion that the consideration to be received by RSi stockholders in the Merger was fair, from a financial point of view. The members of the RSi Board noted that they continued to view the business combination with COMSAT as a means of furthering RSi's strategy of developing a full systems integration capability and expanding into international markets. The RSi Board reconfirmed its previous determination that the terms of the Merger are fair to, and in the best interests of,

RSi and the stockholders of RSi. The RSi Board then reaffirmed its recommendation that RSi stockholders vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereby, and authorized the mailing of the Proxy Statement/Prospectus to RSi stockholders.

RECOMMENDATION OF THE RSI BOARD OF DIRECTORS; RSI'S REASONS FOR THE MERGER

    The RSi Board believes that the terms of the Merger are fair to, and in the best interests of, RSi and its stockholders. The RSi Board believes that the procedures it employed in evaluating and approving the proposed transaction, and determining to approve the Merger and to recommend the transaction to RSi stockholders, including (i) seeking advice and information from its financial advisor, Alex. Brown, (ii) seeking advice and information from its legal advisors, (iii) monitoring the negotiations of the Merger and related transactions with COMSAT by RSi management and its advisors, and (iv) evaluating the information reasonably available to it were fair to RSi and the RSi stockholders. The RSi Board also considered the employment and compensation arrangements existing between RSi and its key officers and those negotiated between COMSAT and RSi management described under "-- Interests of Certain Persons in the Merger; Employment Agreements." The RSi Board unanimously has approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that the holders of RSi Common Stock vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    In 1989, RSi management focused on the need to pursue its strategy to broaden RSi's business beyond its traditional core businesses. The strategy included developing a full systems integration capability (including internal capacity to manufacture additional components) to supplement RSi's expertise in manufacturing high-quality antenna subsystems and feed systems for satellite communications, entering into the international satellite and wireless communications products business and diversifying into sales to the U.S. government of commercial off-the-shelf satellite communications systems. To further this strategy, RSi hired additional experienced systems integration engineers and placed international marketing experts under contract with a newly formed RSi international marketing operation. In 1991, in response to uncertainties regarding future levels of U.S. government defense budgets and other possible reductions by customers in the traditional core businesses for RSi's products and services and increasing competition in RSi's product lines, RSi's management decided to accelerate the implementation of this strategy. In 1991, RSi acquired CSA Limited, a U.K.-based manufacturer and marketer of antennas, masts and related products, and PG Technologies, a U.K.-based designer, manufacturer and marketer of optical-electronic measuring devices for grinding machines, in order to provide visibility for RSi in the European and other international markets. In 1993, RSi acquired Anghel Laboratories, which designs, manufactures and markets microwave integrated subsystems and specialized components (including a converter for use in satellite communications systems).

    After the discussions late in 1993 and early in 1994 between Mr. Thomas and Mr. Crockett and members of RSi's and COMSAT's senior managements regarding a possible business combination of RSi and COMSAT (see "-- Background of the Merger"), the RSi Board re-evaluated RSi's progress in implementing its strategy and evaluated whether RSi should continue to pursue its strategy independently or should pursue a business combination with COMSAT to further its strategy and in order to maximize stockholder values. When the discussions between Mr. Crockett and Mr. Thomas resulted in a proposal from COMSAT that COMSAT acquire RSi in a merger transaction in which RSi stockholders would receive COMSAT
Common Stock in exchange for their RSi Common Stock, the RSi Board further determined that the proposed acquisition of RSi by COMSAT represented an opportunity for RSi stockholders that should be evaluated.

    In evaluating the COMSAT proposal, and in making its decision to enter into and to recommend approval of the Merger Agreement and the transactions contemplated thereby, the RSi Board considered the presentations made to the RSi Board by Alex. Brown and the opinion of Alex. Brown that the consideration to be received by RSi stockholders in the Merger was fair from a financial point of view. See

"-- Opinion of RSi's Financial Advisor" for a summary of the written and oral presentations made by Alex. Brown to the RSi Board. Members of the RSi Board also considered a number of other factors, including but not limited to the following:

        1. The future outlook for the business of RSi and the risks and costs involved in realizing future growth and profitability if RSi remained an independent entity, including uncertainties regarding future levels of U.S. government defense budgets and the expenditures of financial and management resources that would be required to expand RSi's business into international markets.

        2. COMSAT's size, international scope and sophisticated systems integration experience and technical expertise would further RSi's strategy of becoming a vertically structured international systems integration competitor.

        3. COMSAT's contacts and name recognition in the international systems integration business would help alleviate the difficulties that RSi had experienced in winning international contracts due to its lack of name recognition among international customers.

        4. The combination of RSi and COMSAT would provide greater potential value, in the long term, for RSi's stockholders than RSi's remaining independent.

        5. RSI's stockholders would receive a significant premium over the recent market price of the RSi Common Stock, and the terms of the Merger Agreement would provide some protection against a decrease in the market price of COMSAT Common Stock prior to the Effective Date of the Merger.

        6. The information available to the RSi Board regarding the financial condition, results of operations, earnings, dividends, assets, management and business of each of the companies, on a historical and a prospective basis, and current industry, economic and market conditions.

        7. The historical market price per share of COMSAT Common Stock, the historical market price per share of RSi Common Stock, the ratio at which the RSi Common Stock would be exchanged for COMSAT Common Stock in the Merger and the premium that this would represent, and the greater liquidity of the COMSAT Common Stock.

        8. By combining with COMSAT, RSi would have easier access to greater financial resources for domestic and international expansion.

    In addition, the RSi Board took into account all the terms and conditions of the Merger Agreement and the Stock Option Agreement, taken as a whole. In view of the variety of factors considered in connection with its evaluation of the Merger, the RSi Board did not quantify or otherwise assign relative weights to the individual factors considered in reaching its determinations.

    THE RSI BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF RSI VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

COMSAT'S REASONS FOR THE MERGER

    The COMSAT Board believes that the Merger is in the best interests of COMSAT and COMSAT's shareholders. Following the consummation of the Merger, COMSAT intends to combine RSi with COMSAT's existing systems integration business, COMSAT Technology Services ("CTS"). CTS is currently primarily an engineering operation, and purchases all of its hardware from third party vendors, thus increasing its cost and rendering it frequently unable to compete on price with vertically integrated firms. COMSAT also has concluded that CTS lacks the critical mass of business needed to spread the costs of maintaining technical excellence over enough projects to remain price competitive. COMSAT believes that combining CTS with RSi will allow COMSAT to reduce its cost of obtaining hardware and improve both its systems engineering and its products through the coordination and technical feedback created by having the systems engineers of CTS and RSi and the hardware developers and manufacturers of RSi working together, supported by the scientists of COMSAT Laboratories. In addition, COMSAT believes that the combination of COMSAT's strong international reputation for technical expertise and RSi's full line of hardware products, management skills and low-cost manufacturing operations will create an entity that will be an effective U.S. competitor in the international satellite communications business.

OPINION OF RSI'S FINANCIAL ADVISOR

    In connection with the Merger, RSi retained Alex. Brown on January 15, 1994, to act as RSi's financial advisor and to render its opinion as to the fairness, from a financial point of view, of the consideration to be received pursuant to the Merger by holders of RSi Common Stock (the "Consideration"). At the January 30, 1994 meeting of the RSi Board, at which the Merger Agreement and the transactions contemplated thereby were approved by the RSi Board, Alex. Brown rendered to the RSi Board its oral opinion regarding the fairness, from a financial point of view, of the Consideration and delivered to the RSi Board a written opinion, dated January 30, 1994, confirming the oral opinion.

    The full text of Alex. Brown's written opinion dated January 30, 1994, which includes the assumptions made, general procedures followed and matters considered by Alex. Brown, is attached hereto as Exhibit C. Such written opinion does not differ in any material respect from the opinion presented orally by Alex. Brown to the RSi Board. STOCKHOLDERS SHOULD READ CAREFULLY THE ATTACHED ALEX. BROWN WRITTEN OPINION AND THE DISCUSSION SET FORTH HEREIN FOR THE SCOPE AND LIMITATIONS OF ALEX. BROWN'S REVIEW. ALEX. BROWN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION PAYABLE TO STOCKHOLDERS OF RSI UNDER THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RSI STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

    In connection with its opinion, Alex. Brown reviewed certain publicly available financial information concerning RSi and COMSAT. Alex. Brown held discussions with members of the senior managements of RSi and of COMSAT regarding the businesses and prospects of each company. In addition, Alex. Brown
(i) reviewed the historical reported prices and trading activity for the common stock of RSi and of COMSAT, (ii) compared certain financial information for both RSi and COMSAT with similar information for certain comparable companies whose securities are publicly traded, (iii) compared certain stock market information and valuations for both RSi and COMSAT with similar information for comparable companies whose securities are publicly traded, (iv) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable to the Merger in whole or in part, (v) reviewed the terms of the Merger Agreement and the Stock Option Agreement and certain related documents, and (vi) performed such other studies and analyses and considered such other factors as Alex. Brown deemed appropriate.

    As discussed in its opinion, Alex. Brown did not independently verify the information reviewed by it, and, for the purposes of its opinion, assumed and relied upon the accuracy and completeness thereof. With respect to information relating to the prospects of RSi and COMSAT, Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the managements of RSi and of COMSAT as to the likely future financial performance of their respective companies, and that such judgments and estimates (and the assumptions and bases therefor) were reasonable. Alex. Brown did not make nor was it provided with an independent evaluation or appraisal of the assets of RSi or of COMSAT. Alex. Brown's opinion is based on market, economic and other considerations as they existed and could be evaluated as of the date of its written opinion.

    In delivering its opinion to the RSi Board, Alex. Brown prepared and delivered certain written materials. Such written materials contained various valuation analyses as well as other information regarding RSi, COMSAT and other comparative data and analyses Alex. Brown deemed relevant to its opinion. The RSi internal estimates used by Alex. Brown in connection with its analyses of the transaction and in rendering its written and oral opinions, and included in the written materials prepared by Alex. Brown for the RSi Board, were based upon the assumption that an accrual of recoveries for business interruption insurance for tornado damage sustained at RSi's Largo, Florida facility in October 1992 in the amount of $800,000 would be included in RSi's revenues, and therefore in its operating income and, after the effect of taxes, its net income, for the quarter ended December 31, 1993. Subsequent to the preparation of Alex. Brown's analyses and the written materials for the RSi Board, RSi concluded that such an accrual was not appropriate for that quarter. As a result, the information referred to below that was based upon or includes such RSi internal estimates is presented solely to describe the analyses performed by Alex. Brown and provided by Alex. Brown to the RSi Board.

    Because the business interruption insurance proceeds were not accrued in the quarter ended December 31, 1993, the information in the RSi internal estimates for the quarter ended December 31, 1993 and the six-month period ended December 31, 1993 differs from RSi's publicly reported results for such periods and therefore should not be relied upon for any purpose other than evaluating Alex. Brown's analyses. The effect of the absence of such accrual on Alex. Brown's analyses was discussed at the January 30, 1994 meeting of the RSi Board, and Alex. Brown advised the RSi Board at the meeting that the absence of an accrual for or the deferral of recognition of such business interruption insurance was not deemed to be material by Alex. Brown and did not affect Alex. Brown's ability to issue its opinion as to the fairness, from a financial point of view, of the Consideration.

    The following is a summary of Alex. Brown's written materials and oral comments delivered to the RSi Board on January 30, 1994 concerning the proposed
Merger:

    RSI HISTORICAL AND PROJECTED INCOME STATEMENTS. In reviewing RSi's historical income statements, Alex. Brown noted that during the fiscal year ended June 30, 1993, RSi experienced a decline in revenues, operating income and net income of 4.2%, 6.6% and 3.3%, respectively, from the prior fiscal year. RSi management had provided to Alex. Brown RSi's internal estimates for its results of operations for the balance of fiscal year 1994 and for fiscal year 1995. Based on RSi's internal estimates for the six months ended December 31, 1993, RSi experienced a decline in revenues and net income of 14.3% and 11.8% compared to the same period in 1992. Alex. Brown noted that for the fiscal year ending June 30, 1994, RSi expected a growth in revenues of 3.3% compared to the prior fiscal year, but expected further declines in operating income and net income for the period when compared with the prior fiscal year of 6.2% and 9.4%, respectively.

    As a result of the recent and expected decline in its earnings, RSi estimated a decline in earnings per share of approximately 8.9% for fiscal year 1994 compared to fiscal year 1993. Alex. Brown noted that RSi's internal earnings per share estimates for the fiscal years ending June 30, 1994 and June 30, 1995 were below the earnings estimates for RSi as published by the Institutional Brokers Estimating System ("IBES"). These IBES estimates are based on earnings estimates by Merrill Lynch Pierce Fenner & Smith, which was the only broker that provided earnings estimates on RSi for publication in IBES as of the date of the Merger Agreement. Alex. Brown noted that disclosure to the market of the December 1993 earnings results, and financial performance consistent with the RSi internal estimate for the balance of fiscal year 1994 and for fiscal year 1995, could have a negative effect on the trading price of RSi Common Stock over such periods. Alex. Brown noted in this respect that the Consideration represented a premium to RSi's Common Stock price as of the date of the Merger Agreement of 35.2%.

    STOCK PRICE ANALYSIS. Alex. Brown reviewed and analyzed the performance of the per share market prices and trading volume of RSi Common Stock and COMSAT Common Stock over the period from January 29, 1993 through January 27, 1994 (the "Comparison Period") both separately and in relation to each other. Alex. Brown also compared the daily closing prices of the common stocks of RSi and COMSAT with the Standard & Poor's industrial average for 500 stocks (the "Standard & Poor's 500 Index"), the NASDAQ Index and a composite index of certain other publicly traded telecommunications companies that Alex. Brown deemed to be substantially comparable to RSi and COMSAT (respectively, the "RSi Comparable Companies" and the "COMSAT Comparable Companies") during the Comparison Period.

    Alex. Brown noted that for substantially all of the Comparison Period the RSi Common Stock had not performed as well as the Standard & Poor's 500 Index, the NASDAQ Index or the index of RSi Comparable Companies. Alex. Brown commented that this performance could be attributed in part to RSi's slowing growth in revenues, operating income and earnings per share as well as its actual decline for the most recently reported twelve months in revenues, operating income and earnings per share. Alex. Brown noted that in view of RSi's December 1993 quarterly financial results that had not then been made publicly available, and the projected financial performance for the balance of fiscal year 1994 and for fiscal year 1995, RSi's stock price may continue to perform at levels below the three indices discussed above. Conversely, for substantially all of the Comparison Period, COMSAT Common Stock performed as well as or better than the Standard & Poor's 500 Index, the NASDAQ Index and the index of COMSAT Comparable Companies.

Alex. Brown noted that over the most recent five-year period, COMSAT Common Stock has generally performed as well as or better than the Standard & Poor's 500 Index, the NASDAQ Index and the index of COMSAT Comparable Companies.

    Alex. Brown commented that the trading volume of COMSAT Common Stock was substantially greater than that of RSi Common Stock and, therefore, ownership of COMSAT Common Stock would provide greater liquidity. Additionally, the dividend yield of 2.8% paid on COMSAT Common Stock was greater than the dividend yield of 0.8% for RSi Common Stock. Alex. Brown commented that the recent performance of RSi Common Stock when compared with the three indices described above, the recent and long-term performance of COMSAT Common Stock at levels at or above the three indices described above and the greater dividend yield to holders of COMSAT Common Stock were all factors to be considered by the RSi Board in evaluating the Consideration. Lastly, Alex. Brown commented that the Consideration represented a premium to RSi's Common Stock price as of the date of the Merger Agreement of 35.2%. Further, Alex. Brown noted that the price of $18.25 of COMSAT Common Stock for each share of RSi Common Stock is at a level at which RSi's Common Stock has not traded since February 1989, except for a brief three-week period in January and February 1992 when RSi's revenues and earnings were growing at a substantially faster rate.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Alex. Brown compared certain financial information relating to RSi to corresponding data and ratios from the RSi Comparable Companies. Such information included, among other things, (i) equity market valuation ("Equity Market Value"), (ii) market value adjusted for debt and cash ("Adjusted Market Value"), (iii) growth rates, (iv) operating performance, (v) ratios of Adjusted Market Value to revenues and operating income, each for the latest twelve-month period ("Trailing Twelve Months") as derived from publicly available information; (vi) ratios of Equity Market Value per share to earnings per share for the Trailing Twelve Months as derived from publicly available information and to estimated earnings per share for calendar years 1993 and 1994 as reported by the IBES; and (vii) book value.

    Alex. Brown noted that, on a Trailing Twelve Months basis, the range of multiples of Adjusted Market Value to revenues of the RSi Comparable Companies is 0.3 to 1.8 with a mean of 1.1. RSi's multiple based on the value of the Consideration is 1.3 and, therefore, is within this range. Alex. Brown noted that, on a Trailing Twelve Months basis for each of the RSi Comparable Companies, the range of multiples of Equity Market Value to earnings per share of the RSi Comparable Companies is 11.3 to 47.9 with a mean of 23.2. RSi's multiple based on the value of the Consideration is 15.0 and, therefore, is within this range. Alex. Brown noted that the RSi Comparable Companies trade at a range of multiples of Equity Market Value to estimated earnings per share for calendar years 1993 and 1994 of 11.3 to 34.9 and 4.7 to 24.2, respectively, with means of 20.0 and 16.5, respectively. RSi's multiples for the same periods based on the value of the Consideration are 15.7 and 14.5 and, therefore, are within the respective ranges. Alex. Brown noted that while RSi's Trailing Twelve Month and projected calendar years 1993 and 1994 earnings multiples were relatively low in the range of RSi Comparable Companies, the recent decline in RSi's earnings and the projected continued earnings decline through fiscal year 1994 justified the multiples being below the mean of RSi Comparable Companies. Alex. Brown also noted that the range of multiples of Equity Market Value to book value of the RSi Comparable Companies at September 30, 1993 is 0.6 to 3.6 with a mean of 2.1. RSi's multiple as of September 30, 1993 based on the value of the Consideration is 1.7 and, therefore, is within this range.

    ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS. Alex. Brown reviewed the financial terms of 22 selected acquisitions in the telecommunications industry considered by Alex. Brown to be transactions comparable to the Merger. Of these 22, six were mergers or acquisitions of public companies. Alex. Brown noted that the 22 transactions were effected at a range of multiples of "Adjusted Purchase Price" (purchase price per share times the number of shares outstanding ("Equity Purchase Price") plus long-term debt less cash and cash equivalents of the acquired entity) to revenues of 0.1 to 6.7 with a mean of 1.5. The multiple of Adjusted Purchase Price to revenues for the Merger is 1.3 and, therefore, is within this range. These transactions also were effected at a range of multiples of Adjusted Purchase Price to operating income of 6.1 to 32.5 with a mean of
11.7. The multiple of Adjusted Purchase Price to operating income for the Merger is 10.7 and, therefore, is within this range. The 22 transactions also were effected at a range of multiples of Equity Purchase Price to net income of 10.1 to 41.1 with a mean of 22.1. The multiple of Equity Purchase Price to net income for the Merger is 15.7 and, therefore, is within this range.

    Additionally, the six transactions involving public companies were effected at a range of premiums to the target's share price on the trading day prior to announcement of the transaction of -5.5% to 42.4% with a mean of 19.0%. The premium to RSi's share price on the trading day prior to announcement of the Merger is 35.2% and, therefore, is within the range. The six transactions involving public companies were effected at a range of premiums to the target's share price four weeks prior to announcement of 25.4% to 100.0% with a mean of 44.4%. The premium to RSi's share price four weeks prior to announcement of the Merger is 19.7% and, therefore, is outside of this range. Alex. Brown commented, however, that the Consideration provided a significant premium to the RSi stock price four weeks prior to announcement of the Merger, and the premium to the RSi stock on the trading day prior to the announcement of the Merger was a more accurate measure of the premium to market for the Merger.

    Alex. Brown also reviewed seven transactions involving public companies in the technology-related industry that were treated as a pooling of interests for accounting purposes. These transactions were effected at a range of premiums to the target's share price on the trading day prior to announcement of the transaction of -5.5% to 57.4% with a mean of 37.3%. The premium to RSi's share price on the trading day prior to announcement of the Merger is 35.2% and, therefore, is within this range. Additionally, these transactions were effected at a range of premiums to the target's average share price for the 30 days prior to announcement of the transaction of 26.9% to 70.8% with a mean of 51.0%. The premium to RSi's average share price for the 30 days prior to announcement of the Merger is 26.5% and, therefore, is slightly outside this range. Alex. Brown commented, however, that the Merger Consideration provided a significant premium to the average price of RSi stock for the 30 days prior to announcement of the Merger, and the premium to RSi stock on the trading day prior to announcement was a more accurate measure of the premium to market for the Merger.

    PRO FORMA CONTRIBUTION ANALYSIS. Alex. Brown analyzed the pro forma contribution of RSi to the projected operating income and net income of the combined entity for COMSAT's fiscal years ended December 31, 1993 through December 31, 1995, and compared these percentages to the percent of the outstanding stock of the combined entity that RSi stockholders would receive upon consummation of the Merger when effected at a range of trading prices of COMSAT Common Stock. Depending on the Conversion Fraction, upon consummation of the Merger, RSi stockholders would receive COMSAT Common Stock equal to 11.6% to 13.8% of the outstanding common stock of the combined entity. With respect to COMSAT's fiscal year ended December 31, 1993, it was estimated that RSi would have contributed approximately 9.2% of the combined entity's operating income and 11.2% of its net income. In addition, RSi would have contributed approximately 11.3% of the combined entity's book value at December 31, 1993. Since RSi stockholders would receive 11.6% to 13.8% of the outstanding stock of the combined entity in the Merger, Alex. Brown commented that the RSi stockholders' share of the combined entity would be commensurate with RSi's contribution to the combined entity's results of operations and book value.

    COMSAT HISTORICAL INCOME STATEMENTS. In reviewing COMSAT's historical income statements, Alex. Brown noted that COMSAT experienced growth in revenues in each fiscal year over the period from the fiscal year ended December 31, 1988 through the fiscal year ended December 31, 1992. Alex. Brown noted that although COMSAT experienced declines in operating income and net income for the fiscal years ended December 31, 1990 and December 31, 1992, such declines were due to restructuring charges during those periods. For the nine months ended September 30, 1993, COMSAT experienced a growth in revenues, operating income and net income of approximately 16.2%, 15.6% and 10.5%, respectively, over the comparable period in the prior year when restructuring charges are excluded from such prior period. COMSAT management provided Alex. Brown with internal estimates as part of Alex. Brown's due diligence, including the information that COMSAT's earnings per share for calendar year 1993 were estimated to be within the range of estimates published by IBES of $1.79 to $1.95.

    The above summary of the written materials submitted and oral presentations made by Alex. Brown does not purport to be a complete description of its presentation to the RSi Board, nor does this summary purport to be a complete description of the analyses performed by Alex. Brown in arriving at its opinion. The preparation of a fairness opinion involves a determination as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting only portions of its analyses, without considering all factors, or only portions of the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in the written materials submitted by Alex. Brown and in the opinion. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business may actually be sold. Furthermore, Alex. Brown expresses no opinion as to the prices at which the COMSAT Common Stock to be received by RSi stockholders in the Merger may trade, or the liquidity of such stock, at any future time.

    REASONS FOR SELECTION OF ALEX. BROWN. RSi selected Alex. Brown as its financial advisor on the basis of Alex. Brown's experience and expertise in transactions similar to the Merger, familiarity with the technology and telecommunications industries and commitment to make specific senior personnel available for the transaction, and following discussions by RSi with another investment banker. Alex. Brown is a nationally recognized investment bank that is regularly involved in the valuation of businesses and their securities in connection with mergers and acquisitions.

    ALEX. BROWN COMPENSATION. Pursuant to a letter agreement dated January 15, 1994 (the "Engagement Letter"), RSi engaged Alex. Brown to provide investment banking advice and services to RSi in connection with RSi's review and analysis of a potential business combination with COMSAT. See "-- Background of the Merger." RSi agreed to pay Alex. Brown a retainer fee of $25,000 upon execution of the Engagement Letter and a fee of $300,000 at the time of delivery of Alex. Brown's opinion as to the fairness, from a financial point of view, of the consideration payable to RSi's stockholders in the Merger. In addition, the Engagement Letter provides that upon consummation of the Merger, RSi will pay Alex. Brown an additional fee of $675,000, for a total of $1,000,000 in fees. RSi has also agreed to reimburse Alex. Brown for reasonable out-of-pocket expenses, including fees and disbursements of counsel, incurred by Alex. Brown in carrying out its duties under the Engagement Letter, and to indemnify Alex. Brown for certain liabilities in connection with its engagement.

SHAREHOLDER LITIGATION

    In early February 1994, two purported class action lawsuits on behalf of RSi stockholders were filed in Clark County state court in Nevada (the "Nevada Lawsuits"). The Nevada Lawsuits seek injunctive relief, including enjoining the Merger and the transactions contemplated by the Merger Agreement and the Stock Option Agreement, and damages. The complaints in the Nevada Lawsuits name RSi, the members of the RSi Board, and COMSAT as defendants. The complaints allege, among other things, that the RSi Board breached its fiduciary duty to RSi stockholders in approving the Merger Agreement and Stock Option Agreement and in recommending the Merger to the RSi stockholders, and in failing to seek an auction for RSi, and that the consideration to be paid in the Merger is unfair and inadequate. RSi, the members of the RSi Board and COMSAT intend to contest the Nevada Lawsuits vigorously. A condition to COMSAT's obligation to consummate the Merger is the absence of any lawsuit challenging the Merger. Given the status of the Nevada Lawsuits as of the date hereof, it is COMSAT's present intention to waive this condition with respect to the Nevada Lawsuits. Neither COMSAT nor RSi will be obligated to consummate the Merger under the Merger Agreement if a judicial order enjoining the Merger is in effect. See "-- The Merger Agreement -- CONDITIONS TO THE MERGER."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; EMPLOYMENT AGREEMENTS

    In considering the recommendation of the RSi Board with respect to the Merger Agreement and the transactions contemplated thereby, RSi stockholders should be aware that certain members of RSi's management and the RSi Board have certain interests in the Merger that are in addition to the interests of stockholders of RSi generally. The RSi Board was aware of these interests and considered them in evaluating whether to approve and recommend to the RSi stockholders the Merger Agreement and the transactions contemplated thereby.

    Following the Effective Date, COMSAT's existing systems integration division, CTS, will be combined with the business of RSi to form COMSAT RSI ("COMSAT RSI"). Following the Effective Date, Richard E. Thomas, currently the Chairman, Chief Executive Officer and President of RSi, will become President of COMSAT RSI and an officer of COMSAT, and Mark D. Funston, R. Doss McComas, Marvin D. Shoemake, Anita M. Stutzman and William A. Thomas, who are currently officers of RSi (the "Five Officers"), each will become a Vice President of COMSAT RSI.

    Richard E. Thomas and each of the Five Officers currently have written employment agreements with RSi (the "RSi Employment Agreements"). Mr. Thomas's RSi Employment Agreement originated in 1982 and provided for a continuing five-year term. Mr. Thomas's RSi Employment Agreement was amended and restated in 1987. The 1987 RSi Employment Agreement with Mr. Thomas provided that Mr. Thomas could retire to the post of "Chairman Emeritus" at any time after attaining age 60, upon six months' written notice to RSi. As "Chairman Emeritus," Mr. Thomas was to receive his full salary for 12 months, followed by 50% of his salary for 48 months. The 1987 RSi Employment Agreement also provided for a termination allowance equal to 58 months' salary if RSi terminated Mr. Thomas's employment for any reason other than incapacity. This amount was to be paid in a lump sum if Mr. Thomas's employment was terminated in the event of a hostile change in control. On August 27, 1992, the RSi Board agreed to extend the retirement benefit period for Mr. Thomas by an additional five years at 50% of full salary.

    Mr. Thomas's RSi Employment Agreement was modified on November 20, 1993. The 1993 RSi Employment Agreement provides for a three-year term to end on November 20, 1996. The 1993 RSi Employment Agreement incorporates the extended retirement benefits approved on August 27, 1992 and provides for a termination allowance for 120 months, with the first 60 months at full salary and the second 60 months at 50% of salary. The 1993 RSi Employment Agreement provides that this amount would be paid in a lump sum in the event of a change of control, even if Mr. Thomas did not terminate his employment.

    The RSi Employment Agreements with the Five Officers provide for continuing one-year terms. Prior to November 20, 1993, the RSi Employment Agreements with the Five Officers each provided for a termination allowance for the Five Officers equal to 10 months' salary if their employment was terminated by RSi for a reason other than the employee's incapacity to perform his or her duties or RSi's decision to wind up its business. The RSi Employment Agreements with the Five Officers were amended on November 20, 1993 to increase the termination allowance to 22 months' salary and to provide among other things that (i) upon a change in control of RSi all outstanding stock options held by such persons would become immediately exercisable 60 days before the effective date of the change in control and (ii) if the employee voluntarily terminated employment with RSi within one year following a change in control or was involuntarily terminated by RSi within two years following a change in control, the termination allowance would be paid in a lump sum.

    The RSi Employment Agreements with Richard E. Thomas and each of the Five Officers will terminate, and be superseded by employment agreements with COMSAT, as described below, as of the Effective Date. The Five Officers have agreed to waive the change-in-control provisions of the RSi Employment Agreements described above. The change-in-control provisions of the RSi Employment Agreements of Mr. Thomas and the Five Officers will not become effective.

    COMSAT has entered into employment agreements with Richard E. Thomas and the Five Officers which will become effective on the Effective Date. Pursuant to COMSAT's agreement with Mr. Thomas, which RSi was required to use its best efforts to cause Mr. Thomas to execute as a condition to COMSAT's obligation to consummate the Merger, Mr. Thomas will become President of COMSAT RSI and is guaranteed employment for three years unless COMSAT (i) substantially reduces his responsibilities, in which case he can leave voluntarily upon 60 days' notice, or (ii) determines he should be removed for cause. "Cause" is defined in the agreement to mean (i) a continued and deliberate failure by Mr. Thomas to perform his duties in a manner substantially consistent with the manner prescribed by the COMSAT Board or the President of COMSAT (other than any such failure resulting from physical or mental illness), which failure continues for 10 days following receipt of written notice thereof from the COMSAT Board or COMSAT's President, (ii) serious misconduct that is materially and demonstrably injurious to COMSAT or its reputation, (iii) a conviction of a felony involving a crime of moral turpitude, or (iv) disability or death. If Mr. Thomas terminates the agreement voluntarily upon a reduction of his responsibilities as described above, he must be paid in a lump sum (i) his then current base salary through the remainder of the employment period and (ii) an amount equal to his last bonus under COMSAT's Annual Incentive Plan multiplied by the number of January months remaining in the employment period. The agreement provides that Mr. Thomas will receive a minimum annual salary of $315,000 (which is his current salary with RSi), subject to annual review for merit-based increases, and guarantees him a minimum bonus of $100,000 in January 1995. Thereafter, Mr. Thomas will be eligible to receive bonuses based upon his satisfactory performance of goals to be agreed to in writing by him and the President of COMSAT. The Agreement also provides that Mr. Thomas, like other COMSAT executive officers, may defer up to 25% of his base salary and up to 100% of his bonus under the COMSAT Directors and Executives Deferred Compensation Plan. The agreement provides further that Mr. Thomas shall be entitled to receive retention bonuses so long as he remains employed by COMSAT on the date such bonuses are payable, as follows: (i) 90 days after the Effective Date, a retention bonus of $50,000; (ii) on the first anniversary of the Effective Date, a retention bonus of $50,000; (iii) on the second anniversary of the Effective Date, a retention bonus of $50,000; and (iv) on the third anniversary of the Effective Date, a retention bonus of $100,000.

    The agreement with Richard E. Thomas also provides for Mr. Thomas to receive fringe benefits generally made available by COMSAT to its senior management group, such as participation in the COMSAT Split Dollar Insurance Plan (which will provide Mr. Thomas an initial death benefit of $945,000, to be increased 5.5% annually each January during the employment period under the agreement), the COMSAT 1990 Key Employee Stock Plan (the "COMSAT Option Plan"), the COMSAT Employee Stock Purchase Plan, the COMSAT Dividend Reinvestment Plan and financial counseling and planning services. In addition, Mr. Thomas shall be entitled to immediate participation in COMSAT's Insurance and Retirement Plan for Executives (the "COMSAT SERP"), and shall be deemed fully vested in such plan on the Effective Date. Upon Mr. Thomas's retirement from COMSAT, the COMSAT SERP will provide Mr. Thomas with an annuity for life equal to 60% of his average annual compensation (salary and compensation under the Annual Incentive
Plan) during the 48 consecutive months (or shorter period of employment, as applicable) of highest compensation, offset by certain other pension and retirement benefits. Further, Mr. Thomas shall be provided with a car for business and personal use consistent with his auto benefit previously provided by RSi, and, in the event of termination, COMSAT has agreed to transfer title of the car to Mr. Thomas at COMSAT's expense. The agreement provides further that Mr. Thomas shall be granted options to purchase 80,000 shares of COMSAT Common Stock and 18,500 Restricted Stock Awards under the COMSAT Option Plan.
Consistent with the terms of options and Restricted Stock Awards awarded to other COMSAT employees under the COMSAT Option Plan, such options shall vest 25% one year after the Effective Date, 25% two years after the Effective Date and 50% three years after the Effective Date and shall expire 10 years after the Effective Date, and such Restricted Stock Awards will contain vesting provisions based on objective performance standards adopted by the COMSAT Board and to be approved by the COMSAT shareholders.

    Under their employment agreements, each of the Five Officers are guaranteed employment for three years unless COMSAT (i) should substantially reduce his or her responsibilities as a Vice President of COMSAT RSI in which case he or she can leave voluntarily upon 60 days' notice to COMSAT, or (ii) determines he or she should be removed for "cause," which is defined in the same way as in Mr. Thomas's agreement. If the former occurs, each of the agreements provide that the Officer must be paid in a lump sum his or her then current base salary for one year. Each of the Five Officers will receive a base salary equal to his or her RSi salary plus $10,000 in lieu of certain reimbursement allowances previously provided to such officers by RSi. The agreements provide that, consistent with COMSAT's general practice for persons in similar positions, each of the Five Officers shall be eligible to receive annual bonuses under the COMSAT Annual Incentive Plan based upon performance and shall be entitled to participate in COMSAT RSI's group life insurance plan, the COMSAT Option Plan, the COMSAT Employee Stock Purchase Plan and the COMSAT Dividend Reinvestment Plan. The agreements provide further that COMSAT RSI will pay the "employee's portion" of each of the Five Officers' life, health and disability insurance coverage during the term of their employment under the employment agreements. All of the agreements other than Ms. Stutzman's also provide for retention bonuses as follows: (i) 90 days after the Effective Date, a retention bonus of $25,000;
(ii) on the first anniversary of the Effective Date, a retention bonus of $27,000; (iii) on the second anniversary of the Effective Date, a retention bonus of $29,000; and (iv) on the third anniversary of the Effective Date, a retention bonus of $31,500. Ms. Stutzman's agreement provides for retention bonuses as follows: (i) 90 days after the Effective Date, a retention bonus of $16,000; (ii) on the first anniversary of the Effective Date, a retention bonus of $17,300; (iii) on the second anniversary of the Effective Date, a retention bonus of $18,600; and (iv) on the third anniversary of the Effective Date, a retention bonus of $20,200.

    The agreements with each of the Five Officers other than Ms. Stutzman further provide that each of such persons shall be granted options to purchase 7,000 shares of COMSAT Common Stock and 5,000 Restricted Stock Awards under the COMSAT Option Plan. Ms. Stutzman's agreement provides that she shall receive options to purchase 4,500 shares of COMSAT Common Stock and 3,200 Restricted Stock Awards under the COMSAT Option Plan. Consistent with the terms of options and Restricted Stock Awards awarded to other COMSAT employees under the COMSAT Option Plan, such options shall vest 25% one year after the Effective Date, 25% two years after the Effective Date and 50% three years after the Effective Date and shall expire 10 years after the Effective Date, and such Restricted Stock Awards will contain vesting provisions based on objective performance standards adopted by the COMSAT Board and to be approved by the COMSAT shareholders.

    Consistent with the treatment of all unexpired options to purchase RSi Common Stock, RSi stock options held by the Five Officers will be assumed by COMSAT on the Effective Date and converted into options to purchase COMSAT Common Stock based on the Conversion Fraction. Richard E. Thomas holds no RSi stock options. See "-- The Merger Agreement -- STOCK OPTIONS; EMPLOYEE BENEFITS."

    Concurrently with entering into the Merger Agreement, COMSAT agreed to enter into a contract with each director of RSi (other than Richard E. Thomas and, for the reason described below, Calhoun J. Killeen) to provide the benefits specified in the "Board of Directors Retirement/Service Compensation" program of RSi or the present value of such benefits determined using an interest rate not to exceed eight percent per year. Under the RSi "Board of Directors Retirement/Service Compensation" program, RSi directors who leave or retire from the RSi Board in good standing may, with the approval of the RSi Board, become directors emeritus and receive consulting payments. The payments constitute between 25% and 80% of the annual retainer fees paid to RSi directors and are paid for a period of three to five years following the director's retirement. The payment schedule and term depend upon the director's time in service, with a minimum of five years' service required as a condition of receipt of any benefit. Under the terms of the program, Lee M. Paschall would be entitled to annual payments of $14,400 for five years, John D. Sanders to annual payments of $9,900 for five years, and Irvin G. Ray to annual payments of $9,000 for four years. Mr. Killeen would not be entitled to any benefits because he does not meet the minimum years of service requirement of the program.

    Also concurrently with entering into the Merger Agreement, COMSAT agreed, if the Merger is consummated, to indemnify, or cause CTS America to indemnify, to the fullest extent provided in the RSi Articles and RSi By-Laws, the persons who are, at any time from and including the date of the Merger Agreement through and including the Effective Date, the directors and officers of RSi and the trustees of the ESOP. In addition, COMSAT agreed that if the Merger is consummated and there is then or thereafter instituted or pending any action or proceeding challenging the Merger, or otherwise seeking to restrain or prohibit consummation of the transactions contemplated by the Merger Agreement or seeking to impose any material limitations on any provision of the Merger Agreement, then, in addition to the indemnification described above, COMSAT will promptly advance expenses to such persons to the fullest extent permitted by Nevada law as if such mandatory advancement were provided for in the RSi Articles, except that COMSAT shall not require an undertaking to repay such expenses as a condition to advancement. COMSAT also agreed, if the Merger is consummated, to indemnify, or cause CTS America to indemnify, to the fullest extent permitted by law, the trustees of the ESOP, and to extend the coverage of COMSAT's fiduciary liability insurance to the trustees of the ESOP. The trustees of the ESOP are Mark D. Funston and Anita M. Stutzman, officers of RSi, and George Reed, all of whom are employees of RSi. See "THE SPECIAL MEETING --Voting Rights."

THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE.

    The Merger Agreement provides that, on the Effective Date, each outstanding share of RSi Common Stock, other than shares owned by RSi, COMSAT or a subsidiary of RSi or of COMSAT, will be converted into that fraction of a fully paid and non-assessable share of COMSAT Common Stock equal to the Conversion Fraction (the fraction determined by dividing $18.25 by the average closing price of the COMSAT Common Stock on the NYSE Composite Tape during the 20 trading days ending five trading days prior to the date of the Closing; PROVIDED, that the Conversion Fraction shall not be less than .638 and shall not be greater than .780).

    REPRESENTATIONS  AND  WARRANTIES.   The  Merger  Agreement  contains various
representations and warranties relating to, among other things, (i) each of COMSAT's and RSi's and certain of their respective subsidiaries' organization and similar corporate matters, (ii) each of COMSAT's and RSi's capital structure, (iii) for each of COMSAT and RSi, the authorization, execution, delivery and performance of the Merger Agreement and related matters, (iv) for each of COMSAT and RSi, the absence of conflicts with articles of incorporation or bylaws, or violations of any agreements or court or administrative orders, where such violations would have a material adverse effect on COMSAT's or RSi's business, respectively, or as to which required consents or waivers have not been obtained prior to the Closing, (v) the provision to the other party of the documents and reports filed by each of COMSAT and RSi with the SEC and the accuracy of the information contained therein, (vi) the accuracy of specified information provided by COMSAT and by RSi with respect to the Registration Statement on Form S-4 filed by COMSAT in connection with the shares of COMSAT Common Stock to be issued pursuant to the Merger Agreement and this Proxy Statement/ Prospectus, (vii) the absence, since June 30, 1993, of certain events or changes relating to RSi's business or financial condition; (viii) the absence of material undisclosed liabilities of RSi, (ix) that certain specified forecasts and projections made by RSi were based upon reasonable grounds and disclosed in good faith, (x) certain matters relating to property owned, leased or used by RSi, (xi) certain matters relating to RSi's contract backlog, (xii) certain matters relating to RSi's ownership of and right to use intellectual property, (xiii)certain matters relating to RSi's material contracts, (xiv) RSi employee membership in labor unions or employee involvement in any union organizational activity, (xv) compliance by RSi with labor laws and with the Employee Retirement Income Security Act ("ERISA"), (xvi) certain matters relating to litigation against RSi, (xvii) maintenance of insurance by RSi, (xviii) compliance by RSi with applicable laws and the holding of necessary permits and licenses, (xix) compliance by RSi with laws and regulations relating to government contracts, (xx) the adequacy of RSi's reserves for product warranties, (xxi) compliance by RSi with environmental laws and regulations,
(xxii) certain matters relating to RSi's tax returns and tax liabilities, and (xxiii) that the shares of COMSAT Common Stock to be issued pursuant to or in the transactions contemplated by the Merger Agreement will be validly issued, fully paid and nonassessable.

    CERTAIN COVENANTS. Pursuant to the Merger Agreement, RSi has agreed that, among other things, it will (i) provide COMSAT with a list of persons who may be deemed "affiliates" of RSi and will use its best efforts to cause each "affiliate" to deliver a specified agreement to COMSAT (see "-- Resales of COMSAT Common Stock Issued in the Merger; Affiliates"), (ii) operate its business only in the normal course and consistent with past practice, (iii) use all reasonable efforts to preserve intact its business organization and goodwill, (iv) use all reasonable efforts to keep available the services of its key officers and employees, (v) use all reasonable efforts to maintain its relationships with significant customers, suppliers and distributors, (vi) not amend its Articles of Incorporation or By-Laws, (vii) other than pursuant to outstanding options or other commitments, not sell any securities, (viii) not declare any dividends with respect to its capital stock other than its regular semi-annual cash dividends not to exceed $0.05 per share, (ix) not make any acquisitions or dispositions other than in the ordinary course of business, (x) not guarantee employment to or commit to retain any employee after the date of the Closing, (xi) not accelerate the vesting of any options to purchase RSi Common Stock, and (xii) except as limited by applicable law, provide COMSAT full access to its properties, books, contracts and records.

    COMSAT and RSi each have agreed (i) to use all reasonable efforts to obtain all consents or authorizations required in connection with the consummation of the Merger, (ii) to use all reasonable efforts to resolve favorably any action, suit, proceeding or investigation which has been instituted or which a governmental agency shall have indicated its intention to institute which could lead to an order making the Merger unlawful, (iii) not to take any action that would cause the Merger not to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended, and (iv) not to take any action that could result in the Merger not being accounted for by the pooling of interests method for financial reporting purposes.

    NO SOLICITATION OF OTHER TRANSACTIONS. The Merger Agreement provides that RSi will not, and will not permit any of its officers, directors, agents or affiliates to, directly or indirectly (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of its business and properties or capital stock, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition Proposal"), or (ii) disclose any information not customarily disclosed to any person concerning its business and properties, afford to any person or entity access to its properties, books or records or otherwise assist or encourage any person or entity in connection with an Acquisition Proposal, unless in the case of either clause (i) and or clause (ii) RSi shall have received a firm written offer relating to such transaction, not conditioned upon financing, from a reputable buyer, which offer, in the written opinion of Alex. Brown, appears to be on terms financially superior to those offered by the transactions contemplated by the Merger Agreement and which, in the written opinion of legal counsel to RSi reasonably acceptable to COMSAT, the RSi Board is legally obligated to consider by principles of fiduciary duty to the RSi stockholders under the Nevada Law.

    CONDITIONS TO THE MERGER. The respective obligations of COMSAT and RSi to consummate the Merger are subject to a number of conditions, including among others, (i) approval of the Merger Agreement by the stockholders of RSi, (ii) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having been terminated or expired, (iii) each party having obtained all necessary consents, approvals, waivers, permits, licenses or authorizations, including any required by regulations of the U.S. Department of Defense, (iv) the other party having performed and complied in all material respects with all agreements, covenants, obligations and conditions required by the Merger Agreement, (v) the truth and correctness of the other party's representations and warranties, (vi) receipt of an opinion from Deloitte & Touche that the Merger will be accounted for as a pooling of interests for financial reporting purposes, (vii) the absence of an order enjoining or restraining the transactions contemplated by the Merger Agreement, and (viii) receipt by each party of opinions of counsel to the other party. COMSAT and RSi made the required filings under the HSR Act on February 14, 1994, and the waiting period expired on March 16, 1994.

    In addition to the conditions set forth above, the obligation of COMSAT to effect the Merger is subject to certain other conditions, including that (i) no audit, investigation or due diligence review by COMSAT or its representatives of RSi with respect to RSi's representations and warranties shall have revealed liabilities of RSi not previously disclosed as of the date of the Merger Agreement (whether then existing or arising after such date) which exceed $7.56 million, (ii) RSi's aggregate contract backlog in specified categories be at least $118.5 million on the date of the Closing, (iii) from June 30, 1993 to the Closing there not have occurred certain events or changes in specified matters relating to RSi's business or financial condition which exceed, with respect to certain of such events or changes, $4.28 million in the aggregate, (iv) there not be any action or proceeding challenging the Merger or the issuance of the COMSAT Common Stock in connection therewith, or otherwise seeking to restrain or prohibit consummation of the transactions contemplated in the Merger Agreement or seeking to impose any material limitations on any provision of the Merger Agreement, (v) RSi shall have used its best efforts to cause, on or prior to the date of the Closing, Richard E. Thomas to enter into an employment agreement with COMSAT (such agreement was entered into on January 30, 1994), and (vi) COMSAT shall have received a letter, dated not more than two days prior to the Effective Date, from Deloitte & Touche, independent auditors of RSi, as to certain matters relating to RSi's financial statements. Given the status of the Nevada Lawsuits as of the date hereof, it is COMSAT's present intention to waive the condition regarding actions or proceedings challenging the Merger with respect to the Nevada Lawsuits. See "-- Shareholder Litigation."

    In addition to the conditions set forth above, the obligation of RSi to effect the Merger is subject to certain other conditions, including that the shares of COMSAT Common Stock to be issued in the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

    STOCK OPTIONS; EMPLOYEE BENEFITS. On the Effective Date, each outstanding option to acquire shares of RSi Common Stock (the "RSi Stock Options"), whether or not then exercisable, will be assumed by COMSAT and converted into an option (the "Substitute Option") to acquire that number of shares of COMSAT Common Stock equal to the Conversion Fraction multiplied by the number of shares of RSi Common Stock subject to such RSi Stock Option (at a per share exercise price adjusted to reflect the Conversion Fraction and rounded up to the nearest cent), provided that such number of shares shall be rounded down to the nearest whole number of shares. Other than adjustments for the number of shares for which an option is exercisable and the exercise price, the Substitute Options will have the same duration and terms as the original RSi Stock Options. Pursuant to the Merger Agreement, COMSAT has agreed where permitted under the terms of the COMSAT 1990 Key Employee Stock Plan (the "COMSAT Option Plan"), to cause the Substitute Options to be governed by the terms of the COMSAT Option Plan and to be included in the registration statement for the COMSAT Option Plan under the Securities Act. For those Substitute Options that are not included in the COMSAT Option Plan, COMSAT has agreed to register under the Securities Act the shares of COMSAT Common Stock issuable in connection with the exercise of such Substitute Options following the Merger. As of January 30, 1994, there were outstanding RSi Stock Options to purchase an aggregate of 514,750 shares of RSi Common Stock.

    Concurrently with entering into the Merger Agreement, COMSAT agreed to (i) assume the sponsorship of the ESOP; (ii) make contributions to the ESOP in an amount sufficient to amortize the existing ESOP loans in accordance with their terms or, in COMSAT's discretion, more rapidly; (iii) limit participation in the ESOP to persons who are employed by CTS America, the surviving corporation in the Merger; and (iv) indemnify the ESOP trustees and all other fiduciaries of any plans maintained by RSi prior to the Merger. COMSAT also has agreed to maintain the group health coverage, group life coverage and group disability coverage as provided to RSi employees prior to the Merger for at least one year after the Effective Date, and to provide continuation coverage under COBRA to any persons who were entitled to such coverage from RSi immediately prior to the Merger.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the date of the Closing, whether before or after approval by the stockholders of RSi, (i) by either COMSAT or RSi upon written notice if a material breach or default shall be made by the other party with respect to performance of any of the other party's covenants or representation and warranties and such breach or default cannot be cured or is not waived prior to the Closing, (ii) by mutual written consent of COMSAT and RSi, or (iii) by either COMSAT or RSi, if their respective conditions to consummation of the Merger have not been satisfied or waived by December 31, 1994 or such later date as COMSAT and RSi may agree, PROVIDED, that such right to terminate shall not be available to a party whose failure to fulfill an obligation or perform a covenant has been the cause of or resulted in the failure of any of the conditions to consummation of the Merger of the other party by such date.

    EXPENSES AND TERMINATION FEE. Except as set forth below, the Merger Agreement provides that in the event the Merger is not consummated each party shall be responsible for its own costs, fees and expenses. If the termination is caused by the breach of COMSAT or RSi, the breaching party shall pay to the non-breaching party, as the non-breaching party's exclusive remedy, the actual costs and expenses of the non-breaching party, not to exceed $2.5 million. If the Merger Agreement is terminated for any reason and RSi at any time prior to December 31, 1994 is acquired by, merges or effects a business combination with, or sells substantially all of its assets to any person or entity not controlled by COMSAT, or agrees to do any of the foregoing, the Merger Agreement provides that RSi shall immediately upon such action or agreement pay to COMSAT $5 million, plus all of COMSAT's costs, fees and expenses incurred in connection with the Merger Agreement not to exceed $2.5 million.

    AMENDMENT AND WAIVER. COMSAT and RSi may waive any of their respective conditions to effecting the transactions contemplated by the Merger Agreement, provided that any waiver of a condition shall not constitute a waiver of any other conditions not so waived. To the extent that at the Closing RSi delivers to COMSAT a written notice specifying the failure of any conditions to consummation of the Merger or the breach by RSi of any of its representations and warranties, and COMSAT proceeds with the Closing, COMSAT shall be deemed to have waived for all purposes any rights or remedies it may have against RSi or, except in the case of fraud or gross negligence, any of its directors, officers or employees by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice. Following the Closing, no claims for breach of any representations, warranties or agreements shall be brought against any director or officer and certain employees of RSi if and to the extent such person did not have actual knowledge or had no reason to know (in light of circumstantial evidence made available to them on or prior to the Closing) of the facts material to such breach of any representation, warranty or agreement.

    No interpretation, modification, termination or waiver of any portion of the Merger Agreement shall be binding upon a party unless it is in writing and executed by the other parties to the Merger Agreement. No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under the Merger Agreement will affect the right of any party to the Merger Agreement to enforce any other claim or right thereunder.

CLOSING; EFFECTIVE DATE

    The Closing will take place on the day of approval of the Merger Agreement at the Special Meeting or on the first business day following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as COMSAT and RSi agree. COMSAT and RSi anticipate that the Closing will take place on the day of the Special Meeting. The Merger Agreement provides that the Merger will become effective at 5:00 p.m., local time in Nevada, upon the later to occur of the filing of the Articles of Merger with the Secretary of State of Nevada as required by the Nevada Law or the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by Delaware law or at such time as is provided in the Articles of Merger or the Certificate of Merger (the "Effective Date"). Such filings will be made as soon as practicable after the Closing.

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, The Bank of New York, which has been designated by COMSAT as the exchange agent (the "Exchange Agent"), will mail a letter of transmittal (the "Letter of Transmittal") to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding shares of RSi Common Stock (the "Certificates"). The Letter of Transmittal will contain instructions for use in surrendering the Certificates in exchange for certificates representing shares of COMSAT Common Stock. The Letter of Transmittal also will contain provisions designed to ensure that the issuance of shares of COMSAT Common Stock in connection with the Merger will be in compliance with the applicable provisions of the Communications Satellite Act of 1962, as amended (the "Satellite Act"), and the Articles of Incorporation of COMSAT, as amended (the "COMSAT Articles"). See "DESCRIPTION OF COMSAT CAPITAL STOCK." RSI STOCKHOLDERS SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    Upon surrender of a Certificate for exchange to the Exchange Agent, together with the duly executed Letter of Transmittal, the holder of such Certificate will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of COMSAT Common Stock that such holder is entitled to receive pursuant to the Merger Agreement, plus cash in lieu of fractional shares of COMSAT Common Stock. All Certificates so surrendered will be cancelled.

    If any certificate representing shares of COMSAT Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, the Certificate so surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise must be in proper form for transfer, and the person requesting such exchange must pay the Exchange Agent any transfer or other taxes required by law, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. After the Effective Date, there will be no transfers of shares of RSi Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent or RSi, they will be cancelled and exchanged for certificates representing shares of COMSAT Common Stock pursuant to the terms of the Merger Agreement.

    Each share of COMSAT Common Stock for which RSi Common Stock is exchanged in the Merger will be deemed to have been issued on the Effective Date. Accordingly, RSi stockholders who receive COMSAT Common Stock in the Merger will be entitled to receive any dividends or other distributions which may be payable to holders of record of such stock as of dates following the Effective Date. COMSAT will not be required to pay dividends or other distributions with respect to any shares of such COMSAT Common Stock, however, until the Certificates formerly representing shares of RSi Common Stock have been surrendered. Accrued dividends and other distributions will be paid without interest upon such surrender.

NO FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of COMSAT Common Stock will be issued in the Merger. In lieu of fractional shares, the Exchange Agent will pay to any holder who would be entitled to a fractional share of COMSAT Common Stock, upon surrender of such holder's Certificates together with a duly executed Letter of Transmittal, an amount of cash (without interest) equal to the product of such fractional interest multiplied by the closing price of a whole share of COMSAT Common Stock on the NYSE on the last full trading day prior to the Effective Date.

THE STOCK OPTION AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE STOCK OPTION AGREEMENT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENT. THE FULL TEXT OF THE STOCK OPTION AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE.

    In connection with and as a condition to COMSAT's willingness to enter into the Merger Agreement, RSi and COMSAT entered into the Stock Option Agreement. Under the Stock Option Agreement, RSi granted to COMSAT an irrevocable option (the "COMSAT Option") to purchase 1,242,778 shares of RSi Common Stock, which represents the number of shares equal to 15% of the shares of RSi Common Stock outstanding on January 30, 1994, the date of the Stock Option Agreement, at a price per share of $18.25 (the "COMSAT Option Exercise Price").

    Pursuant to the Stock Option Agreement, if COMSAT or CTS America is not then in material breach of its obligations under the Merger Agreement, COMSAT may exercise the COMSAT Option, in whole or in part, at any time, if any corporation, partnership, person, other entity or group (collectively, a "Person"), other than COMSAT or any of its subsidiaries, (i) acquires beneficial ownership of at least 15 percent of the outstanding shares of RSi Common Stock,
(ii) enters into an agreement with RSi or any of its material subsidiaries to merge or consolidate with RSi or any of its subsidiaries, or to purchase all or substantially all of the assets of RSi (or effects any such merger, consolidation or purchase) and the Merger Agreement is terminated, or (iii) has commenced or commences a tender or exchange offer for at least 15 percent of the outstanding shares of RSi Common Stock that is not opposed by RSi and RSi is no longer supporting the Merger Agreement and the transactions contemplated thereby.

    In the event that the COMSAT Option becomes exercisable as described in the preceding paragraph, COMSAT may elect to receive cash, in lieu of exercising the COMSAT Option, in an amount equal to the "COMSAT Option Value." The COMSAT Option Value is equal to the product of (x) the excess, if any, of (a) the highest price per share paid or proposed to be paid in connection with any transaction specified in clause (i) , (ii) or (iii) of the preceding paragraph or in clause (ii) of the following paragraph (a "Transaction") for any shares of RSi Common Stock, or the greatest aggregate consideration paid or proposed to be paid in connection with any Transaction for the purchase of assets of RSi, divided by the number of shares of RSi Common Stock then outstanding, as the case may be, over (b) the COMSAT Option Exercise Price, multiplied by (y) the total number of shares still subject to the COMSAT Option. Such payment shall be made by delivery of immediately available funds to COMSAT and shall extinguish all other rights of COMSAT under the Stock Option Agreement.

    Under the Stock Option Agreement, COMSAT is entitled to receive a cash payment equal to the COMSAT Option Value if (i) prior to the date which is 30 days after the termination of the Merger Agreement (the "Termination Date") any Person, other than COMSAT or any of its affiliates, shall publicly announce or communicate to RSi a proposal (a) to merge or consolidate with RSi or any of its subsidiaries, or to purchase all or substantially all of the assets of or otherwise to acquire RSi, or (b) to make any tender or exchange offer for shares of RSi Common Stock, and (ii) within one year after the Termination Date such Person or a related Person (a) acquires at least 15 percent of the outstanding shares of RSi Common Stock, (b) enters into an agreement with RSi or any of its subsidiaries to merge or consolidate with RSi or any of its subsidiaries or to purchase all or substantially all of the assets of RSi (or effects any such merger, consolidation or purchase) or (c) commences a tender or exchange offer for at least 15 percent of the outstanding shares of RSi Common Stock that is supported by RSi.

    The COMSAT Option is not assignable or transferable, other than to a wholly owned subsidiary of COMSAT. Within three years of the first exercise of the COMSAT Option, RSi shall, upon the reasonable request of COMSAT, prepare and file with the SEC a registration statement for the offer and sale or other disposition of the shares of RSi Common Stock acquired by or issuable to COMSAT upon exercise of the COMSAT Option. RSi will use its best efforts to list such shares of RSi Common Stock on the NASDAQ/ NMS or other market which is the principal trading market for the RSi Common Stock.

    COMSAT's right to exercise the COMSAT Option, as well as all its other rights under the Stock Option Agreement, terminates 30 days after the termination of the Merger Agreement. See "-- The Merger Agreement -- TERMINATION."

    The Stock Option Agreement does not require RSi stockholder approval. If the RSi stockholders do not approve the Merger Agreement and the transactions contemplated thereby, the Stock Option Agreement will continue to be a binding obligation of RSi until the termination of the Stock Option Agreement as described above.

DELISTING AND DEREGISTRATION OF RSI COMMON STOCK AFTER THE MERGER

    If the Merger is consummated, RSi Common Stock will be delisted from the NASDAQ/NMS and will be deregistered under the Exchange Act.

RESALES OF COMSAT COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

    The shares of COMSAT Common Stock to be issued in the Merger will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of COMSAT or RSi at the time of the Special Meeting. Affiliates may not sell their shares of COMSAT Common Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145 in the case of persons who were Affiliates of RSi at the time of the Special Meeting, or (iii) any other applicable exemption under the Securities Act (such as Rule 144 under the Securities Act in the case of persons who are or become Affiliates of COMSAT). Persons who may be deemed Affiliates of COMSAT or RSi generally include individuals or entities that control, are controlled by, or are under common control with COMSAT or RSi and may include certain officers and directors of COMSAT or RSi.

    SEC guidelines indicate further that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales of shares by Affiliates of the acquiring or acquired company if the Affiliates do not dispose of more than a minimal number of the shares of the acquiring or acquired company that the Affiliates own, or shares of a corporation they receive in connection with the merger, during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. RSi has agreed to use its best efforts to obtain written agreements ("Affiliate Agreements") at least 30 days in advance of the Special Meeting from persons identified by RSi as Affiliates of RSi, containing appropriate representations and covenants intended to ensure compliance with the Securities Act and to preserve the ability to account for the Merger as a "pooling of interests."

NYSE LISTING OF COMSAT COMMON STOCK

    The Merger Agreement provides that COMSAT shall use its best efforts to obtain, prior to the Effective Date, approval for the listing on the NYSE, upon official notice of issuance, of the shares of COMSAT Common Stock to be issued in connection with the Merger. Such listing approval is a condition to RSi's obligation to consummate the Merger.

REGULATORY MATTERS

    FEDERAL COMMUNICATIONS COMMISSION. COMSAT was established pursuant to the Satellite Act. Under the Satellite Act, the financing activities of COMSAT, including COMSAT's ability to issue debt and equity securities, are subject to oversight and regulation by the Federal Communications Commission (the "FCC"). COMSAT currently is subject to an FCC-approved capitalization plan (the "Capitalization Plan") which sets forth the parameters for COMSAT's capital structure. Pursuant to the Capitalization Plan, COMSAT is permitted to issue equity securities, including the shares of COMSAT Common Stock to be issued pursuant to, and in the transactions contemplated by, the Merger Agreement, upon two days' notice to the FCC so long as COMSAT is in compliance with such parameters. See "DESCRIPTION OF COMSAT CAPITAL STOCK -- Other." COMSAT is currently in compliance with such parameters and filed the required notice with the FCC on February 10, 1994. RSi holds FCC licenses, transfer of ownership of which requires FCC approval. It is a condition to COMSAT's obligation to consummate the Merger that RSi obtain all consents, permits and licenses which, if not obtained prior to the date of the Closing, would have a material adverse effect on the ability to conduct the business of RSi following the Closing. RSi filed the required applications for transfer of the licenses with the FCC on March 25, 1994.

    ANTITRUST. Pursuant to the HSR Act, and the rules promulgated thereunder, COMSAT and RSi each provided the required notifications with respect to the Merger to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on February 14, 1994. The waiting period under the HSR Act with respect to the Merger expired on March 16, 1994.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a general discussion of the principal United States federal income tax consequences of the Merger. This discussion is based on laws, regulations, rulings and decisions in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change, retroactively or prospectively, or possibly differing interpretations. Moreover, no rulings will be obtained from the Internal Revenue Service (the "IRS") regarding the federal income tax consequences of the Merger or any other matters, and neither the opinion of counsel (referred to below) nor this discussion is binding upon either the IRS or the courts. Further, this discussion does not purport to deal with the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, or with state, local or foreign law. Thus, RSi stockholders receiving COMSAT Common Stock in the Merger are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger under federal, state, local, foreign or other applicable law.

    Shaw, Pittman, Potts & Trowbridge, counsel to RSi, has rendered an opinion to RSi and COMSAT to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming that the Merger constitutes such a reorganization:

        1. No gain or loss will be recognized by RSi, COMSAT or CTS America as a result of the Merger;

        2. No gain or loss will be recognized by any RSi stockholder on the exchange by such stockholder of its RSi Common Stock for COMSAT Common Stock;

        3. Each RSi stockholder will take a basis for federal income tax purposes in the COMSAT Common Stock it receives as a result of the Merger equal to such stockholder's basis in its RSi Common Stock surrendered therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

        4. Each RSi stockholder will have a holding period for federal income tax purposes with respect to the COMSAT Common Stock it receives as a result of the Merger that includes such stockholder's holding period with respect to the RSi Common Stock surrendered therefor, provided that such stockholder held its shares of RSi Common Stock as capital assets immediately prior to the Effective Date; and

        5. Each RSi stockholder receiving cash in lieu of a fractional share interest generally should be treated as if such stockholder actually received such fractional share interest and such interest was subsequently redeemed by COMSAT. This redemption generally should result in either (i) capital gain or loss measured by the difference between the amount of cash received and the portion of the stockholder's basis in its RSi Common Stock allocable to the fractional share of COMSAT Common Stock deemed redeemed, or
    (ii) a dividend in an amount equal to the amount of cash received, depending, among other things, on the stockholder's percentage ownership of COMSAT, including ownership by attribution.

    The foregoing, including the opinion of Shaw, Pittman, Potts & Trowbridge, is conditioned upon the accuracy, as of the date hereof and as of the Effective Date, of certain assumptions including, but not limited to: (i) the fair market value of the COMSAT Common Stock received by each RSi stockholder will be approximately equal to the fair market value of the RSi Common Stock exchanged therefor; (ii) CTS America will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by RSi immediately prior to the Merger (treating RSi assets used to pay its reorganization expenses or to redeem RSi Common Stock during the past 36 months as assets held by RSi immediately prior to the Merger); (iii) COMSAT has no plan or intention to sell and CTS America has no plan or intention to issue CTS America stock if the effect of such sale or issuance would be to reduce COMSAT's ownership of CTS America stock to an amount that is less than the amount required for COMSAT to be deemed to be in control of CTS America for purposes of Section 368(a)(2)(D) of the Code; (iv) COMSAT has no plan or intention to reacquire any of the shares of COMSAT Common Stock issued as a result of the Merger; (v) COMSAT has no plan or intention to liquidate CTS America, to merge CTS America with and into another corporation, to sell or otherwise dispose of the stock of CTS America, or to cause CTS America to sell or otherwise dispose of any of the assets acquired in the Merger, except for sales or dispositions in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code; (vi) COMSAT, CTS America, RSi, and the RSi stockholders will pay their respective expenses, if any, incurred in connection with the Merger, except that RSi and CTS America may pay or assume those expenses of RSi that are solely and directly related to the Merger; (vii) after the Merger, CTS America will continue RSi's historic business or use a significant portion of RSi's assets in a business; (viii) the liabilities of RSi assumed by CTS America and the liabilities to which the transferred assets of CTS America are subject were incurred by RSi in the ordinary course of its business; (ix) there is no intercorporate indebtedness existing between COMSAT and RSi or between CTS America and RSI that was issued, acquired, or will be settled at a discount; (x) the fair market value of the assets of RSi transferred to CTS America will equal or exceed the sum of liabilities assumed by CTS America, plus the amount of liabilities, if any, to which the transferred assets are subject; (xi) as of the Effective Date, the value of the COMSAT Common Stock received by RSi stockholders as a result of the Merger was greater than 50% of the value of all the RSi Common Stock outstanding immediately prior to the Effective Date (treating fractional share interests for which cash is received, and stock redeemed within the past 36 months, as outstanding RSi Common Stock); and (xii) the stockholders of RSi who own five percent or more of the RSi Common Stock (and, to the best of the knowledge of the management of RSi, the remaining stockholders of RSi) have no plan or intention to sell, exchange or otherwise dispose of a number of shares of COMSAT Common Stock received in the Merger that would reduce the RSi stockholders' ownership of COMSAT Common Stock to a number of shares having a value as of the Effective Date of less than 50 percent of the value of all the formerly outstanding RSi Common Stock immediately prior to the Effective Date (treating fractional share interests for which cash is received, and stock redeemed within the past 36 months, as outstanding RSi Common Stock).

ACCOUNTING TREATMENT

    COMSAT and RSi believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes . The pooling of interests method is intended to present as a single interest two or more common shareholder interests which were previously independent. The pooling of interests method assumes that the combining companies have been merged from inception. Consequently, the historical financial statements for periods prior to the consummation of the combination are restated as though the companies had been combined. The restated financial statements are adjusted to conform the accounting policies of the separate companies. See "COMSAT CORPORATION AND RADIATION SYSTEMS, INC. UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

    It is a condition to the obligations of the parties to consummate the Merger that each of them receive a letter from Deloitte & Touche, independent public accountants for both COMSAT and RSi, dated the date of the Closing, to the effect that the Merger will qualify as a pooling of interests. See "-- The Merger Agreement -- CONDITIONS TO THE MERGER."

APPRAISAL RIGHTS

    The Nevada Law does not provide a right of dissent or appraisal to holders of shares of any class which, at the record date fixed for the meeting of stockholders at which a plan of merger is to be voted on, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASDAQ/NMS Security") unless the holders of the class of shares are required under the plan of merger to accept for such shares anything except cash, shares, or shares and cash in lieu of fractional shares of the surviving corporation or any other corporation which, at the effective date of the plan of merger, are listed on a national securities exchange. As of the Record Date, the RSi Common Stock is a NASDAQ/NMS Security and it is anticipated that, as of the Effective Date, the COMSAT Common Stock will continue to be listed on the NYSE, which is a national securities exchange. Accordingly, holders of RSi Common Stock will not be entitled to dissent and obtain payment for their shares of RSi Common Stock under the Nevada Law.

OPERATIONS AFTER THE MERGER

    On the Effective Date, RSi will be merged into CTS America, and CTS America, as the surviving corporation in the Merger, will continue as a wholly owned subsidiary of COMSAT. COMSAT's existing systems integration division, CTS, will be combined with CTS America to form COMSAT RSI. Richard E. Thomas, the Chairman, President and Chief Executive Officer of RSi, will become President of COMSAT RSI and an officer of COMSAT, and certain other officers of RSi will become Vice Presidents of COMSAT RSI. See "-- Interests of Certain Persons in the Merger; Employment Agreements."

                         INFORMATION CONCERNING COMSAT

GENERAL

    COMSAT, which was incorporated in 1963, is an international communications, information and entertainment distribution services company. It provides voice, video and data services and is the largest owner and user of the global INTELSAT and Inmarsat communications satellite networks. COMSAT also provides satellite systems integration, wireless networks and technical consulting; offers on-demand entertainment and information services to the hospitality industry; and owns the NBA Denver Nuggets. COMSAT was established pursuant to the Satellite Act and certain of its activities are subject to oversight and regulation by the FCC. COMSAT has approximately 1,640 employees. COMSAT's principal executive offices are located at 6560 Rock Spring Drive, Bethesda, Maryland 20817, telephone number (301) 214-3000.

    COMSAT has paid a regular quarterly dividend to its shareholders for the past 94 consecutive quarters. COMSAT's current regular quarterly dividend is $0.185 per share. See "COMPARATIVE MARKET PRICE DATA."

    Additional information concerning COMSAT is contained in COMSAT's Annual Report on Form 10-K for the year ended December 31, 1993 filed on March 31, 1994 (including Amendment No. 1 thereto filed on April 29, 1994) and its Current Reports on Form 8-K filed with the SEC on February 1, 1994, March 7, 1994, March 11, 1994 and April 26, 1994. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECENT DEVELOPMENTS

    On April 15, 1994, COMSAT reported revenues for the quarter ended March 31, 1994 of $169.5 million compared to $166.3 million for the comparable quarter of 1993. Net income for the quarter was $18.3 million or $0.45 per share, compared to $19.6 million or $0.48 per share for the comparable quarter of 1993. However, net income for the first quarter of 1994 was unchanged from the comparable quarter of 1993 after excluding $1.3 million or $0.03 per share in 1993 resulting from the cumulative effect of an accounting change for income taxes.

                           INFORMATION CONCERNING RSI

GENERAL

    RSi, which was incorporated in 1960, designs, manufactures, and integrates systems, subsystems and components for advanced microwave communications, radar and related applications, from the largest international gateway earth stations for satellite transmission of voice, data and video, to electronically-scanning phased array antennas for the North Warning System, to the high power switch for the Patriot missile. RSi has a solid base of expertise in meeting the demanding requirements of the U.S. Government for special use antennas and related subsystems in air traffic control, intelligence and scientific applications, as well as for military uses such as radar, line-of-site radio-relay and troposcatter communications. RSi is also a leading commercial supplier of microwave antennas for worldwide cellular markets, satellite downlink terminals for distance learning and business networks, sector antennas for Europe's digital personal and mobile communications markets, and base station antennas for U.S. and European trials of wireless local area networks (LANs). RSi has approximately 1,000 employees. RSi's principal executive offices are located at 1501 Moran Road, Sterling, Virginia 20166, telephone number (703) 450-5680.

    Additional information concerning RSi is contained in RSi's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (including Amendments No. 1, No. 2 and No. 3 thereto), its Quarterly Reports on Form 10-Q for the quarter ended September 30, 1993 (including Amendment No. 1 thereto) and the quarter ended December 31, 1993 and its Current Reports on Form 8-K filed with the SEC on March 7, 1994 (including Amendment No. 1 thereto) and April 28, 1994. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion does not reflect any changes to RSi's financial condition, operations, liquidity, cash flow or capital resources relating to the Merger.

OVERVIEW

    RSi believes its military and commercial program diversity and core products and technologies in the areas of communications, surveillance, and radar make it more resistant than others to the changing U.S. defense marketplace. However, recognizing the potential uncertainty concerning the size of the U.S. defense budget and the maturing in fiscal year 1994 of several of its contracts for military radar and troposcatter antennas, which could adversely affect a significant portion of RSi's business, RSi intends to continue its strategic initiatives and actively pursue diversification into the international satellite and wireless communications markets as well as the U.S. Government market for commercial off-the-shelf satellite communications systems.

RESULTS OF OPERATIONS

    FISCAL YEARS  ENDED JUNE  30, 1993,  1992  AND 1991.   The  following  table
presents an analysis of sales for the years indicated (in millions):

                                                               1993                    1992                    1991
                                                      ----------------------  ----------------------  ----------------------
Satellite Communications............................  $    23.2         19%   $    34.4         27%   $    50.5         44%
Tactical Military...................................       13.2         11         13.3         11          6.0          5
Wireless............................................       17.3         15         14.0         11         12.5         11
Scientific/Special..................................       31.2         26         26.8         21          7.5          6
Radar/Navigation Aids...............................       33.9         29         38.6         30         39.0         34
                                                      ---------        ---    ---------        ---    ---------        ---
                                                      $   118.8        100%   $   127.1        100%   $   115.5        100%
                                                      ---------        ---    ---------        ---    ---------        ---
                                                      ---------        ---    ---------        ---    ---------        ---

    Sales for 1993 declined by $8.3 million or 7% from 1992. This decline was due primarily to the completion in June 1992 of the Channel One contract (satellite communications), which represented sales of $16.2 million in 1992, and to tornado damage in October 1992 at RSi's manufacturing facility in Florida, which affected production and was responsible for a sales decline of approximately $7.2 million over the year (radar/navigation aids). To a lesser extent, sales for 1993 declined from 1992 due to a weakened British pound which impacted reported sales from RSi's foreign operations. The sales decline between 1992 and 1993 was offset, however, by strong international sales growth, especially in wireless markets, as sales to foreign users increased by 31% to $28 million, by a $5 million increase in domestic sales of turnkey satellite systems (satellite communications), and by an increase of approximately $4.4 million in scientific/special applications sales to non-DOD U.S. Government customers.

    See Note 1 to RSi's audited financial statements included in "RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS" for a discussion of certain business interruption insurance claims. Business interruption insurance income amounted to $2,996,000 in 1993 and $1,306,000 in 1992.

    Sales for 1992 increased by $11.6 million or 10% from 1991. This increase was due primarily to increased sales for scientific/special applications of $19.3 million over the year, of which approximately $12.8 million was due to the Green Bank Telescope contract awarded in December 1990. Sales for 1992 also increased over August 1991 due to increased sales of tactical military products, including sales from one of the U.K. companies acquired by RSi in August 1991, and to sales of satellite communications antennas primarily in developing nations. These increases, however, were offset by a $20.6 million decline in sales of small satellite communications antennas for the Channel One program.

    Gross margins as a percent of sales increased to 26.7% in 1993 from 26.6% in 1992, primarily due to favorable changes in the sales mix. Operating margins as a percent of sales held constant at 13.2% in 1993 and 1992, as the favorable effects of the increased business interruption insurance and the slightly higher gross margins in 1993 were offset by the effect of increased general and administrative expenses as a percent of sales in 1993, as compared with 1992.

    General and administrative expenses rose 4% in 1993 primarily due to the mid-year acquisition of Anghel Laboratories. To a lesser extent, higher research and development and international marketing costs contributed to this increase. Excluding Anghel Laboratories, general and administrative expenses declined 1%, primarily due to selected cost reduction actions and the weakened British pound, offset by the cost increases referred to above.

    Earnings before income taxes declined by 8% in 1993 from 1992, primarily as a result of the reduced sales discussed above, and to a lesser extent, higher interest costs. The amount of earnings before income taxes for 1993 were not materially impacted by the tornado damage in Florida as accrued business interruption insurance offset the loss of estimated earnings recognizable under normal operating conditions.

    Earnings before income taxes in 1992 increased by 25% over 1991 due largely to an improvement in the gross margin rate to 26.6% in 1992 from 22.5% in 1991, resulting from a more favorable sales mix. To a lesser extent, earnings of $1.3 million associated with the U.K. subsidiaries acquired in August 1991 also contributed to the increase. Operating margins also increased to 13.2% in 1992 from 11.7% in 1991, principally as a result of the improved gross margin rate and business interruption insurance in 1992, offset partially by the effect of higher general and administrative expenses as a percent of sales in 1992, as compared with 1991. The increase in general and administrative expenses was substantially associated with the acquisition of the U.K. companies. Adjusting for the acquisition, general and administrative expenses rose 7.3% in 1992, primarily from research programs in the satellite communications area and higher payroll and related costs.

    Excluding the effect of a favorable adjustment of $310,000 associated with completion of a long-term radiotelescope contract (on which taxes had been deferred for several years at 46%), the effective tax rate declined to 36.3% in 1993 from 37.4% in 1992. The decline in the rate reflected tax benefits on higher foreign sales and the favorable mix of state taxable income.

    The effective tax rate decreased to 37.4% in 1992 from 38.1% in 1991, primarily as a result of lower tax rates on foreign earnings, reduced effective state income tax rates, and slightly higher Federal tax benefits on increased exports.

    Earnings per share declined by $.04 in 1993 from 1992 predominantly as a result of the decline in net earnings between years.

    Earnings per share increased by $.26 to $1.27 in 1992 from $1.01 in 1991. This reflects the increased net earnings ($.27) reduced by the effect of higher weighted average shares outstanding ($.01).

    THREE AND SIX MONTHS ENDED DECEMBER 31, 1993. Sales for the quarter ended December 31, 1993, declined by $1.4 million or 5% as compared with the comparable quarter of the preceding fiscal year, primarily as a result of the maturing of certain U.S. defense-related contracts and delays in the award of certain commercial satellite antenna contracts, partially offset by sales of microwave communication products associated with the Anghel Laboratories division acquired in January 1993, and by increased pedestal sales from RSi's Florida unit as it continues its return to full production in the wake of the tornado damage in October 1992. While pedestal sales showed improvement in the second quarter, they did not reach the levels planned had the storm not occurred.

    Sales for the first half of fiscal year 1994 declined by $7.9 million or 13% as compared with the same period a year ago, primarily for the reasons stated above as well as lower sales for scientific applications, and depreciation of the British pound which impacted sales from RSi's U.K.-based operations. This decline was partially offset by sales associated with the new Anghel Laboratories division.

    Earnings before income taxes for the second quarter declined by 42% as compared with the second quarter for the previous fiscal year due largely to the delay in the settlement of RSi's business interruption insurance claim and the reduction in sales referred to above. Excluding the effect of accrued business interruption insurance associated with the tornado damage in Florida, operating margins in the second quarter declined to 8.3%, as compared with 10.1% in the same quarter a year ago, primarily due to accrued losses associated with two contracts for large antennas.

    Earnings before income taxes for the first half of fiscal year 1994 declined by 31% as compared with the same period a year ago principally for the same reasons mentioned above. Higher interest costs also contributed to the decline in this period. Excluding the effect of accrued business interruption insurance, operating margins in the first half of fiscal year 1994 declined to 8.9%, as compared with 11.3% in the same period a year ago, primarily due to accrued losses associated with two contracts for large antennas, changes in the sales mix, and the fact that RSi's Florida unit had the comparative benefit of operating under normal conditions in the first quarter of the prior fiscal year.

    Interest expense, net of investment income, increased by $68,000 and $226,000 for the three and six month periods ended December 31, 1993, respectively, as compared with the same periods a year ago, due to the higher average short-term borrowings outstanding and to a reduction in short-term investments.

    RSi's effective tax rates were 38.3% and 37.6% for the three and six month periods ended December 31, 1993, as compared with 38.0% and 37.5%, respectively, for the same periods a year ago. The differences in rates primarily reflect changes in the mix of state taxable income.

    RSi implemented SFAS 109 (accounting for income taxes) in the quarter ended September 30, 1993, which resulted in a favorable $377,000 ($.05 per share) one-time adjustment to earnings.

    Earnings per share before the cumulative effect adjustment declined by $.11 and $.18 for the three and six month periods ended December 31, 1993, respectively, as compared with the same periods in the previous fiscal year, due predominantly to the lower net earnings.

    In the quarter ended December 31, 1993, RSi received notice that a military radar equipment subcontract valued at $6.2 million had been terminated for convenience by the U.S. Government. At December 31, 1993, RSi had a backlog of $133.1 million, of which approximately $38.2 million is unfunded. Included in the unfunded backlog is an $18 million subcontract (subject to final negotiations) for a satellite earth station project in Kuwait. The Company was notified by its Kuwait-based prime contractor in December 1993 that the prime contractor had been selected by the Kuwait Ministry of Communications for the project.

    As a result of longer than expected delays in the potential award of certain commercial satellite antenna contracts, RSi's results for the three and six month periods ended December 31, 1993, were lower than planned. Although RSi is aggressively pursuing expansion into the international systems market, in the short term, RSi's recent entry into this market and the size, the intensity of the competition and the uncertainties faced in negotiating complex multi-million dollar agreements with foreign governments or their licensed telecommunications operators may affect the revenues and earnings derived from such market.
Consequently, management is continuing to seek market share growth and to maintain strong expense controls to ensure profitable performance in its traditional core markets.

IMPACT OF INFLATION

    Management believes that, due to the nature of RSi's products and contracts,
the   cumulative  effects  of  inflation  do  not  have  a  material  impact  on profitability.

CASH FLOW, LIQUIDITY, AND CAPITAL RESOURCES

    RSi continues to maintain a good liquidity position. At December 31, 1993, RSi's cash and short-term investment balances totaled $8.7 million and working capital totaled $69.7 million (current ratio of 3.7:1). At June 30, 1993, RSi's cash and short-term investment balances were approximately $8 million, representing a decrease of $4.3 million from the level a year ago. Cash flows were favorably impacted in the first half of fiscal year 1994 as a result of a $5.5 million insurance receipt, which included $2.83 million for RSi's business interruption insurance claim through September 30, 1993, and $2.67 million for partial settlement of its property claim. RSi used the insurance proceeds to retire the $3 million short-term bank note payable which was outstanding at June 30, 1993, and to acquire for $1.8 million additional manufacturing and storage capacity in Virginia, near its corporate headquarters. Excluding the effect of the business interruption insurance receipt, cash flows from operations in the first half of fiscal year 1994 were lower than in the same period a year ago primarily as a result of the decline in sales in the first half of fiscal year 1994 and the increase in unbilled costs and accrued profits resulting from the progress payment terms of certain contracts for that period. Cash flows from operations in fiscal year 1993 were lower than in fiscal year 1992 primarily as a result of the decline in sales between such years and the increase in unbilled costs and accrued profits resulting from the progress payment terms of certain contracts for that period.

    The increase in accounts receivable and inventories between June 30, 1993 and June 30, 1992 is principally due to the effect of the Anghel Laboratories acquisition. See Note 8 to RSi's audited financial statements included in "RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS."

    RSi increased its bank line of credit facility from $10 million to $13 million in the quarter ended December 31, 1993, of which $7.1 million was utilized at December 31, 1993 (including $3.1 million of outstanding letters of credit). The increased facility is believed necessary to compensate for RSi's reduction in U.S. Government contracts in the short-term and the projected increase in commercial business. See Note 4 to RSi's audited financial statements included in "RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS" for additional information regarding RSi's credit facilities at June 30, 1993.

    RSi is not aware of any demands or commitments that are likely to have an adverse effect on RSi's liquidity position, and RSi believes that internally generated funds and other available funding sources are adequate to meet RSi's requirements.

RECENT DEVELOPMENTS

    On April 26, 1994, RSi reported revenues for the quarter ended March 31, 1994 of $31.0 million compared to $28.4 million for the comparable quarter of fiscal year 1993. Net income was $1.9 million or $0.22 per share, a decline of 25% from net income of $2.5 million or $0.30 per share for the comparable quarter of fiscal year 1993. For the nine months ended March 31, 1994, net income was $5.6 million or $0.67 per share on revenues of $84.8 million, compared to net income of $7.3 million or $0.88 per share on revenues of $90.2 million for the comparable period in the prior fiscal year.

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements give effect to the Merger under the pooling of interests method of accounting. The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had been consummated as of December 31, 1993. The unaudited pro forma combined condensed income statements for each of the years ended December 31, 1993, 1992 and 1991 give effect to the Merger as if it had occurred at the beginning of the earliest period presented. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Merger. These pro forma statements have been prepared from the historical consolidated financial statements of COMSAT and RSi and should be read in conjunction with such historical financial statements and the related notes incorporated by reference or included herein. See "INCORPORATION OF
CERTAIN DOCUMENTS BY REFERENCE" and "RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS."

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                                                        PRO FORMA        PRO FORMA
                                                             COMSAT        RSI         ADJUSTMENTS       COMBINED
                                                          ------------  ----------  -----------------  -------------
ASSETS
Current Assets:
  Cash and Cash Equivalents.............................  $      8,794  $    7,436  $                   $    16,230
  Receivables...........................................       143,347      66,835                          210,182
  Other.................................................        26,341      21,629                           47,970
                                                          ------------  ----------  -----------------  -------------
  Total Current Assets..................................       178,482      95,900         --               274,382
                                                          ------------  ----------  -----------------  -------------
Property and Equipment, net.............................     1,308,167      24,265                        1,332,432
Goodwill and Franchise Rights...........................        71,862       5,179                           77,041
Other Assets............................................        94,004       1,188       (5,098)(2c)         90,094
                                                          ------------  ----------  -----------------  -------------
  Total Assets..........................................  $  1,652,515  $  126,532  $    (5,098)        $ 1,773,949
                                                          ------------  ----------  -----------------  -------------
                                                          ------------  ----------  -----------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-Term Obligations...........  $     74,904  $    2,011  $                   $    76,915
  Current Notes Payable.................................        43,233       4,000                           47,233
  Accounts Payable and Accrued Liabilities..............        97,329      19,247        5,000 (1a         121,576
  Due to Related Parties................................        56,601      --                               56,601
  Other Current Liabilities.............................         5,773         976                            6,749
                                                          ------------  ----------  -----------------  -------------
  Total Current Liabilities.............................       277,840      26,234        5,000             309,074
                                                          ------------  ----------  -----------------  -------------
Long-Term Debt..........................................       402,402       8,148                          410,550
Deferred Income Taxes and Investment Tax Credits........       102,141       1,478                          103,619
Accrued Postretirement Benefit Costs....................        50,014      --                               50,014
Other Long-Term Liabilities.............................       119,393       1,486                          120,879
Minority Interest.......................................        21,373      --                               21,373
Stockholders' Equity:
  Common Stock..........................................       281,371       8,757       13,216 (2c,d       303,344
  Other Paid-In Capital.................................       --           21,378      (21,378)(2c,d)      --
  Retained Earnings.....................................       421,833      66,257       (5,000)(1a)        483,090
  Treasury Stock........................................       (13,311)     (3,064)       3,064 (2d         (13,311)
  Other.................................................       (10,541)     (4,142)          --             (14,683)
                                                          ------------  ----------  -----------------  -------------
  Total Stockholders' Equity............................       679,352      89,186      (10,098)            758,440
                                                          ------------  ----------  -----------------  -------------
  Total Liabilities and Stockholders' Equity............  $  1,652,515  $  126,532  $    (5,098)        $ 1,773,949
                                                          ------------  ----------  -----------------  -------------
                                                          ------------  ----------  -----------------  -------------

   See the accompanying notes to these unaudited pro forma combined condensed financial statements.

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31, 1993
                                                                   -----------------------------
                                                                                       PRO FORMA
                                                                    COMSAT     RSI     COMBINED
                                                                   --------  --------  ---------
Revenues.........................................................  $640,390  $113,895  $754,285
                                                                   --------  --------  ---------
Operating Expenses:
  Cost of Services...............................................   328,727    94,746   423,473
  Depreciation and Amortization..................................   138,359     3,752   142,111
  Research and Development.......................................    13,387     1,915    15,302
  General and Administrative.....................................    21,819     --       21,819
                                                                   --------  --------  ---------
    Total Operating Expenses.....................................   502,292   100,413   602,705
                                                                   --------  --------  ---------
Operating Income.................................................   138,098    13,482   151,580
Other Income (Expense), net......................................     9,307       458     9,765
Interest Expense, net of amount capitalized......................   (22,920)     (764) (23,684)
                                                                   --------  --------  ---------
Income Before Taxes and Cumulative Effect of Accounting Change...   124,485    13,176   137,661
Income Tax Expense...............................................   (50,441)   (4,751) (55,192)
                                                                   --------  --------  ---------
Income Before Cumulative Effect of Accounting Change.............  $ 74,044  $  8,425  $ 82,469
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
Earnings Per Share Before Cumulative Effect of Accounting Change:
    Primary......................................................  $   1.82  $   1.01  $   1.77 (2b)
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
    Fully Diluted................................................  $   1.82  $  --     $   1.77 (2b)
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
  Average Shares Outstanding:
    Primary......................................................    40,708     8,320    46,513
    Fully Diluted................................................    40,770     8,320    46,575

Note: Pro forma combined earnings per share above assume a Conversion Fraction of .709, which is the average of the minimum and maximum possible values of the Conversion Fraction. The pro forma combined primary and fully diluted earnings per share assuming the minimum Conversion Fraction of .638 are $1.80 and $1.79, respectively, and the average shares outstanding are 45,932,000 and 45,994,000 respectively. The pro forma combined primary and fully diluted earnings per share assuming the maximum Conversion Fraction of .780 is $1.75 for both, and the average shares outstanding are 47,095,000 and 47,157,000 respectively.

   See the accompanying notes to these unaudited pro forma combined condensed financial statements.

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31, 1992
                                                                   -----------------------------
                                                                                       PRO FORMA
                                                                    COMSAT     RSI     COMBINED
                                                                   --------  --------  ---------
Revenues.........................................................  $563,615  $124,478  $688,093
                                                                   --------  --------  ---------
Operating Expenses:
  Cost of Services...............................................   272,351   102,748   375,099
  Depreciation and Amortization..................................   127,337     3,423   130,760
  Research and Development.......................................    15,293     1,830    17,123
  General and Administrative.....................................    21,168     --       21,168
  Provision for Restructuring....................................    38,961     --       38,961
                                                                   --------  --------  ---------
    Total Operating Expenses.....................................   475,110   108,001   583,111
                                                                   --------  --------  ---------
Operating Income.................................................    88,505    16,477   104,982
Other Income (Expense), net......................................     3,949       643     4,592
Interest Expense, net of amount capitalized......................   (25,691)     (620) (26,311)
                                                                   --------  --------  ---------
Income Before Taxes..............................................    66,763    16,500    83,263
Income Tax Expense...............................................   (23,839)   (6,132) (29,971)
                                                                   --------  --------  ---------
Net Income.......................................................  $ 42,924  $ 10,368  $ 53,292
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
Earnings Per Share:
    Primary......................................................  $   1.09  $   1.24  $   1.18 (2b)
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
    Fully Diluted................................................  $   1.09  $  --     $   1.17 (2b)
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
Average Shares Outstanding:
    Primary......................................................    39,347     8,370    45,281
    Fully Diluted................................................    40,763     8,370    46,697

Note: Pro forma combined earnings per share above assume a Conversion Fraction of .709, which is the average of the minimum and maximum possible values of the Conversion Fraction. The pro forma combined primary and fully diluted earnings per share assuming the minimum Conversion Fraction of .638 is $1.19 for both, and the average shares outstanding are 44,687,000 and 46,103,000 respectively. The pro forma combined primary and fully diluted earnings per share assuming the maximum Conversion Fraction of .780 is $1.16 for both, and the average shares outstanding are 45,875,000 and 47,291,000 respectively.

   See the accompanying notes to these unaudited pro forma combined condensed financial statements.

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31, 1991
                                                                   -----------------------------
                                                                                       PRO FORMA
                                                                    COMSAT     RSI     COMBINED
                                                                   --------  --------  ---------
Revenues.........................................................  $522,850  $128,361  $651,211
                                                                   --------  --------  ---------
Operating Expenses:
  Cost of Services...............................................   245,187   108,946   354,133
  Depreciation and Amortization..................................   110,260     3,058   113,318
  Research and Development.......................................    17,548     1,118    18,666
  General and Administrative.....................................    22,382     --       22,382
                                                                   --------  --------  ---------
    Total Operating Expenses.....................................   395,377   113,122   508,499
                                                                   --------  --------  ---------
Operating Income.................................................   127,473    15,239   142,712
Other Income (Expense), net......................................    (4,766)      551   (4,215)
Interest Expense, net of amount capitalized......................   (19,634)     (297) (19,931)
                                                                   --------  --------  ---------
Income Before Taxes and Cumulative Effect of Accounting Change...   103,073    15,493   118,566
Income Tax Expense...............................................   (31,649)   (5,903) (37,552)
                                                                   --------  --------  ---------
Income Before Cumulative Effect of Accounting Change.............  $ 71,424  $  9,590  $ 81,014
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
Earnings Per Share Before Cumulative Effect of Accounting Change:
    Primary......................................................  $   1.88  $   1.15  $   1.84 (2b)
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
    Fully Diluted................................................  $   1.80  $  --     $   1.78 (2b)
                                                                   --------  --------  ---------
                                                                   --------  --------  ---------
  Average Shares Outstanding:
    Primary......................................................    38,069     8,317    43,965
    Fully Diluted................................................    42,767     8,317    48,663

Note: Pro forma combined earnings per share above assume a Conversion Fraction of .709, which is the average of the minimum and maximum possible values of the Conversion Fraction. The pro forma combined primary and fully diluted earnings per share assuming the minimum Conversion Fraction of .638 are $1.87 and $1.80, respectively, and the average shares outstanding are 43,375,000 and 48,073,000 respectively. The pro forma combined primary and fully diluted earnings per share assuming the maximum Conversion Fraction of .780 are $1.82 and $1.75, respectively, and the average shares outstanding are 44,556,000 and 49,254,000 respectively.

   See the accompanying notes to these unaudited pro forma combined condensed financial statements.

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    (a) The accompanying unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and do not give effect to any synergies which are expected to occur due to the combination of COMSAT's and RSi's operations. The pro forma combined condensed balance sheet includes estimated transaction costs of the Merger of approximately $5,000,000. Transaction costs include legal, investment banking, accounting and other related expenses which may not be currently tax deductible. Therefore, no tax effect has been assumed for these items. All of these costs are expected to be charged against income of the combined company upon closing the Merger. Accordingly, the effects of these costs have not been reflected in the pro forma combined condensed income statements. The pro forma combined condensed financial statements exclude the nonrecurring costs and expenses associated with integrating the operations of the combined companies. The costs of integrating operations are expected to result in significant, nonrecurring charges to the combined companies' results of operations after consummation of the Merger; however, the actual amount of such charges cannot be determined at this time.

    Pursuant to the rules and regulations of the SEC, the pro forma combined condensed statements of income exclude the cumulative effects of accounting changes.

    (b) COMSAT operates and reports on a December 31 calendar year basis. RSi operates and reports on a June 30 fiscal year basis. The pro forma combined income statement data combines the income statements of COMSAT for the years ended December 31, 1993, 1992 and 1991 with the income statements of RSi for the years ended December 31, 1993, 1992 and 1991, respectively. The calendar year income statements for RSi were derived by adding the income statements for the third and fourth quarters of each fiscal year with the first and second quarters of the subsequent fiscal year. The pro forma combined balance sheet data combines the balance sheet of COMSAT as of December 31, 1993 with the balance sheet of RSi as of December 31, 1993.

2.  PRO FORMA ADJUSTMENTS

    (a) Under the Merger Agreement between COMSAT and RSi, each share of RSi Common Stock will be exchanged for no less than .638 and no more than .780 share of COMSAT Common Stock.

    (b) Primary earnings per share were computed using the combined average shares outstanding during each period, adjusted for outstanding stock options and restricted stock units. Fully diluted earnings per share for 1991 and 1992 assume the conversion of COMSAT's convertible debentures, which were redeemed in March 1992.

    (c) As of December 31, 1993, COMSAT owned 404,500 shares of RSi Common Stock with a total cost to COMSAT of $5,098,000. The pro forma combined balance sheet includes an adjustment to reflect the retirement of these shares upon consummation of the Merger.

    (d) The pro forma combined balance sheet as of December 31, 1993 reflects the issuance of COMSAT Common Stock in exchange for all outstanding shares of RSi Common Stock (excluding those shares held by COMSAT). Assuming the average Conversion Fraction of .709, 5,587,000 shares of COMSAT Common Stock would be issued for all outstanding shares of RSi Common Stock; assuming the minimum Conversion Fraction of .638, 5,028,000 shares of COMSAT Common Stock would be issued for all outstanding shares of RSi Common Stock; and assuming the maximum Conversion Fraction of .780, 6,147,000 shares would be issued for all outstanding shares of RSi Common Stock. The pro forma combined equity account balances remain the same regardless of the Conversion Fraction.

    (e) There are no significant intercompany revenues and no significant adjustments required to be made to the historical financial statements of COMSAT and RSi to arrive at the pro forma combined balance

                 COMSAT CORPORATION AND RADIATION SYSTEMS, INC.
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

2.  PRO FORMA ADJUSTMENTS (CONTINUED)
sheet and pro forma combined income statements for the pooling of interests except for the pro forma adjustments to the balance sheet indicated in note 2(c) above. Certain reclassifications have been made to make classifications for similar items consistent between companies on a pro forma combined basis.

3.  NOTES TO HISTORICAL FINANCIALS

    (a) COMSAT's operating results include a restructuring charge of $38,961,000 in 1992.

    (b) RSi's revenues include business interruption insurance proceeds of $3,021,000 in 1993, $1,572,000 in 1992 and $536,000 in 1991.

    (c) Per share amounts have been adjusted for a two-for-one split of COMSAT's stock in 1993 and a three-for-two split of RSi's stock in 1991.

                         COMPARATIVE MARKET PRICE DATA

    The COMSAT Common Stock is listed on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange. The RSi Common Stock is listed on the NASDAQ/NMS.

    The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the COMSAT Common Stock on the NYSE Composite Tape, and of the RSi Common Stock on the NASDAQ/NMS, in each case based on published financial sources, and the dividends declared on each share of COMSAT Common Stock and RSi Common Stock.

                                                           COMSAT
                                                       COMMON STOCK*            RSI COMMON STOCK
                                                  ------------------------  ------------------------
                                                   HIGH    LOW    DIVIDEND   HIGH    LOW    DIVIDEND
                                                  ------  ------  --------  ------  ------  --------
CALENDAR YEAR 1992
  First Quarter.................................  21 1/2  17 1/8     .175   19 3/4      16     .035
  Second Quarter................................  21 1/4  18 3/4     .175   17 1/2  10 1/2    --
  Third Quarter.................................  21 5/8  19 5/8     .175       15   9 3/8      .05
  Fourth Quarter................................  24 1/2  19 7/8     .175   13 3/4  10 3/4    --
CALENDAR YEAR 1993
  First Quarter.................................  27 7/8  23 3/4     .185   15 1/2  12 1/4      .05
  Second Quarter................................  31 5/8  27 1/4     .185   13 3/4  10 3/4    --
  Third Quarter.................................  31 7/8  26 3/4     .185   17 1/4  11 1/2      .05
  Fourth Quarter................................  35 1/4  27 1/2     .185   16 1/4  13 1/4    --
CALENDAR YEAR 1994
  First Quarter.................................      30  24 7/8     .185   18 1/8  13 1/4      .05
  Second Quarter (through May 2, 1994)..........  26 1/2  21 1/8     .185   17 3/4  16 1/8    --

- ------------------------
*COMSAT's data reflect the two-for-one stock split which occurred in June 1993.

    The Conversion Fraction will increase or decrease depending on the average closing price of COMSAT Common Stock on the NYSE Composite Tape during the 20 trading days ending five trading days prior to the date of the Closing (the "Average Price"). In addition, because the Merger Agreement provides that the Conversion Fraction shall not be less than .638 and shall not be greater than .780, if market fluctuations would otherwise have resulted in a Conversion Fraction outside such range, the value of the shares of COMSAT Common Stock that holders of RSi Common Stock will receive in the Merger could be more or less than the value of the COMSAT Common Stock such holders would receive absent any limitation on the range of the Conversion Fraction. If the Average Price is between $23.40 and $28.60, the Conversion Fraction will be between .780 and .638. If the Average Price is $23.40 or less, the Conversion Fraction will be fixed at .780. If the Average Price is $28.60 or greater, the Conversion Fraction will be fixed at .638. THE AVERAGE PRICE WILL BE DETERMINED, AND THE CONVERSION FRACTION WILL BE FIXED, FIVE TRADING DAYS PRIOR TO THE DATE OF THE CLOSING, WHICH RSI AND COMSAT ANTICIPATE WILL OCCUR ON THE DAY OF THE SPECIAL MEETING. RSI STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMSAT COMMON STOCK AND THE RSI COMMON STOCK BEFORE DECIDING HOW TO VOTE.

    On January 28, 1994, the trading day immediately prior to the public announcement of the Merger, the closing price of a share of COMSAT Common Stock on the NYSE Composite Tape was $26 7/8, and the closing price of a share of RSi Common Stock on the NASDAQ/NMS was $13 1/2. If the Average Price on that date had been equal to the closing price of the COMSAT Common Stock on that date, the Conversion Fraction on that date would have been .679.

    On May 2, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing price of a share of COMSAT Common Stock on the NYSE Composite Tape was $21 3/8, and the closing price of a share of RSi Common Stock on the NASDAQ/NMS was $16 1/8. If the Average Price on that date had been equal to the closing price of the COMSAT Common Stock on that date, the Conversion Fraction on that date would have been .780.

                      DESCRIPTION OF COMSAT CAPITAL STOCK

    The following is a brief description of the capital stock of COMSAT as provided for in the COMSAT Articles and the Satellite Act. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the COMSAT Articles and the relevant provisions of the Satellite Act, each of which is an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

    The Satellite Act and the COMSAT Articles create a number of restrictions on the rights of holders of COMSAT capital stock. The limitations contained in the COMSAT Articles and the Satellite Act are relevant in the context of the Merger because they may restrict the ability of COMSAT to issue shares of COMSAT Common Stock to certain persons in connection with the Merger, and may limit the rights of certain shareholders to own, transfer and vote shares of COMSAT Common Stock.

    The COMSAT Articles currently authorize the issuance of 105,000,000 shares of capital stock, including 5,000,000 shares of preferred stock, without par value ("COMSAT Preferred Stock"), and 100,000,000 shares of common stock, without par value. As of March 31, 1994, 40,363,294 shares of COMSAT Common Stock were outstanding. As of that date, no shares of COMSAT Preferred Stock were issued or outstanding.

GENERAL

    The Satellite Act and the COMSAT Articles impose three major restrictions on the ownership, transfer and voting of shares of COMSAT capital stock. Since holders of RSi Common Stock will become holders of COMSAT Common Stock after the Effective Date, these restrictions will apply to their ownership, transfer and voting of such shares. Accordingly, the following summary and description should be read carefully.

        COMMON CARRIERS. The Satellite Act provides that only those Common Carriers (as defined below) which are specifically authorized or which are members of a class of carriers authorized by the FCC to own COMSAT Common Stock ("Authorized Carriers") may own shares of COMSAT capital stock, and at no time shall Authorized Carriers own in the aggregate more than 50 percent of the capital stock of COMSAT. See "-- Provisions Pertaining to Common Carriers." The Satellite Act provides further that Common Carriers as a group are entitled to elect directors separately from the other shareholders when Common Carriers own or hold more than eight percent of the capital stock. The number of directors that Common Carriers are entitled to elect is specified by formula in the Satellite Act. See "-- Voting Rights; Election of Directors." Common Carriers currently own or hold less than eight percent of the capital stock. The COMSAT Articles designate shares of COMSAT Common Stock held by persons other than Common Carriers as Series I shares and shares of Common Stock held by Common Carriers as Series II shares. See "-- Common Stock."

        ALIEN PERSONS. The Satellite Act provides that Alien Persons (as defined below) may not own or hold more than 20 percent of the aggregate number of outstanding shares of COMSAT capital stock held by persons other than Common Carriers. See "-- Restrictions of Ownership and Transfer of Shares."

        HOLDINGS BY ANY PERSON, SYNDICATE OR AFFILIATED GROUP. The Satellite Act provides that no person, syndicate or affiliated group of such persons (other than a Common Carrier) may own or hold more than 10 percent of the aggregate number of outstanding shares of COMSAT capital stock. Pursuant to authority contained in the COMSAT Articles, the COMSAT Board may determine by resolution that such percentage may be less than 10 percent. The COMSAT Board has determined that the ownership limitation shall be 10 percent, but that no person, syndicate or affiliated group of such persons (other than a Common Carrier) may vote shares held in excess of five percent of the aggregate number of outstanding shares of COMSAT capital stock. See "-- Restrictions on Ownership and Transfer of Shares" and "-- Voting Rights; Election of Directors."

COMMON STOCK

    All shares of COMSAT Common Stock are designated by the COMSAT Articles as either Series I or Series II shares depending upon the character of the holder of such shares. Shares of COMSAT Common Stock issued or transferred to persons other than Common Carriers are designated Series I shares ("Series I shares"). "Common Carrier" means (i) any person (other than COMSAT) engaged within the United States as a common carrier for hire, in interstate or foreign communications by wire or radio or in interstate or foreign radio transmission of energy, including a person so engaged through physical connections, or connections by radio, or by wire and radio, with the facilities of another carrier; or (ii) any person which owns or controls, directly or indirectly, or is under direct or indirect common control with, any such person. A person engaged in radio broadcasting is not, insofar as so engaged, deemed to be a Common Carrier. Shares of COMSAT Common Stock issued or transferred to Authorized Carriers are designated Series II shares ("Series II shares"). Except as described below, the rights of a holder of Series I shares and the rights of a holder of Series II shares are the same. Accordingly, subject to the rights of the holders of COMSAT Preferred Stock, if any, all holders of COMSAT Common Stock are entitled to receive such dividends as may be declared by the COMSAT Board out of funds legally available therefor. Upon any liquidation, dissolution, or winding up of COMSAT, subject to the rights of the holders of COMSAT Preferred Stock, if any, all holders of shares of COMSAT Common Stock are entitled to receive, pro rata, the assets of COMSAT available for distribution. No conversion rights, preemptive rights or redemption rights are applicable to shares of COMSAT Common Stock.

    The total number of Series I shares and Series II shares outstanding as of March 31, 1994 was 40,342,406 shares and 20,888 shares, respectively. Series II shares constituted less than 0.1 percent of the outstanding shares as of such date.

PREFERRED STOCK

    The COMSAT Articles provide that the COMSAT Preferred Stock, if issued, (i) shall have voting rights equivalent to the Series I shares, (ii) may only be held by persons who are not Common Carriers or subsidiaries or affiliates of Common Carriers or are not trustees or directors of Common Carriers or subsidiaries or affiliates of Common Carriers, (iii) shall be aggregated with the Series I shares in determining compliance with the restrictions on foreign ownership, (iv) shall be aggregated with shares of COMSAT Common Stock in determining the number of outstanding shares and compliance with the restriction on the amount of COMSAT's capital stock that may be held by non-Common Carriers,
(v) if entitled to dividends, shall be entitled to cumulative dividends, (vi) shall have no preemptive rights, and (vii) with respect to shares of any series of COMSAT Preferred Stock, may, if so determined by the Board of Directors, be convertible into shares of another class of COMSAT capital stock or another series of COMSAT Preferred Stock.

    No dividends may be declared or paid on any COMSAT Common Stock nor, except in limited cases, may any COMSAT Common Stock be purchased or redeemed by COMSAT, unless all dividends on all series of COMSAT Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set aside. In the event of any liquidation, dissolution or winding up of COMSAT, before any payment is made to holders of COMSAT Common Stock, the holders of COMSAT
Preferred Stock shall be entitled to be paid in full their liquidation preference as fixed in the resolutions of the COMSAT Board issuing such stock, together with accrued dividends.

    The COMSAT Articles provide that the COMSAT Board shall have the authority to fix the relative rights and preferences of the shares of any series of COMSAT Preferred Stock generally as follows: (i) the serial designation of such series,
(ii) the number of shares included in such series, (iii) the dividend rate of the series, (iv) the date from which dividends shall be cumulative, (v) the liquidation preference of the series, (vi) the provisions relating to the redemption of shares of the series, (vii) the obligations to create a sinking fund to purchase or redeem shares, (viii) the conversion privileges of such shares into any other class of COMSAT capital stock or any other series of COMSAT Preferred Stock, and (ix) any other relative rights or preferences not inconsistent with the COMSAT Articles or applicable law.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

    As indicated above, the ownership and transfer of shares of COMSAT Common Stock and COMSAT Preferred Stock are subject to a number of limitations, including the following: (i) not more than 20 percent of the aggregate number of outstanding shares of COMSAT Common Stock (held by persons other than Common Carriers) and of COMSAT Preferred Stock may be held by Alien Persons (as defined below), and (ii) not more than 10 percent of the aggregate number of outstanding shares of COMSAT Common Stock and of COMSAT Preferred Stock may be held by any person, syndicate or affiliated group of persons (other than a Common Carrier). Subject to these limitations (as more fully described below), a holder of shares of COMSAT Common Stock or COMSAT Preferred Stock may at any time transfer, sell or otherwise dispose of such shares to any person to whom shares of either series of COMSAT Common Stock or of COMSAT Preferred Stock, respectively, may be issued, and, upon surrender of the share certificate for transfer, the transferee will receive a certificate, representing the same number of shares as the surrendered certificate, for shares of the appropriate class or series.

    For purposes of the limitation described above, "Alien Person" means a person who is, as to the United States:

    (a) an alien or the representative of any alien;

    (b) a foreign government or the representative thereof;

    (c) a corporation organized under the laws of any foreign government;

    (d) a corporation of which any officer or director is an alien or of which more than one-fifth of the capital stock is owned of record or voted by aliens or their representatives or by a foreign government or representative thereof or by any corporation organized under the laws of a foreign country; or

    (e) any corporation directly or indirectly controlled by any other corporation of which any officer or more than one-fourth of the directors are aliens, or of which more than one-fourth of the capital stock is owned of record or voted by aliens, their representatives, or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country.

    The Satellite Act provides that the maximum aggregate percentage of COMSAT Common Stock and COMSAT Preferred Stock that may be held by any person or syndicate or affiliated group of persons (other than a Common Carrier) shall not exceed 10 percent; the COMSAT Articles provide that such percentage shall be determined from time to time by the COMSAT Board (but, in any event, shall not be greater than 10 percent). Pursuant to authority contained in the Satellite Act and the COMSAT Articles, the COMSAT Board has determined by resolution that the aggregate number of shares of COMSAT Common Stock and COMSAT Preferred Stock owned or held by any person or syndicate or affiliated group of such persons (other than a Common Carrier) may not at any time exceed 10 percent of the total number of outstanding shares of COMSAT capital stock, but that no person, syndicate or affiliated group of such persons (other than a Common Carrier) may vote shares held in excess of five percent of the aggregate number of outstanding shares of COMSAT capital stock. Notice of a determination by the COMSAT Board changing the maximum percentage must be mailed to each holder of record of COMSAT capital stock not less than 10 days before the effective date of such determination. Any reduction from the maximum will not apply to the ownership of shares acquired before the effective date of any such determination.

    Certain other limitations apply to the ownership and holding of shares by, and the transfer of shares by and to, Common Carriers. See "-- Provisions Pertaining to Common Carriers."

    The COMSAT Board is authorized to establish procedures with respect to the issuance or transfer of shares of COMSAT capital stock to enforce the limitations referred to above. Procedures established by the COMSAT Board require that, in connection with each issuance or transfer of shares on the book of COMSAT, the transferee complete an application for transfer of the shares. Such application calls for information about the transferee's citizenship status and relationship with Common Carriers. The COMSAT Board may deem certain transferees automatically to have a particular status, such as Series I domestic or Series I foreign, without requiring the completion of an application with respect to each transfer.

    Neither the Satellite Act nor the COMSAT Articles define the respective rights of the seller and purchaser of shares of COMSAT capital stock where, because of the restrictions on the ownership and transfer of such shares, the purchaser is not entitled to have the shares transferred to him or her on the books of COMSAT. The respective rights of the seller and purchaser in such a case would be determined under the law applicable to such sale. The COMSAT Articles provide, however, that nothing in the provisions thereof limiting the ownership and transfer of shares of COMSAT capital stock shall be deemed to affect the right of the purchaser in such a case to transfer his or her interest in the shares to any person who, under the provisions of the Satellite Act and the COMSAT Articles, lawfully may acquire such interest.

    At the close of business on March 31, 1994, to COMSAT's knowledge, based on information provided by COMSAT's registrar and transfer agent, approximately 0.3 percent of the outstanding Series I shares were owned by or for the account of Alien Persons. Based on the number of Series I shares outstanding on March 31, 1994, the alien ownership limitation would allow a maximum of 8,068,481 shares of COMSAT Common Stock to be owned by Alien Persons (9,350,323 shares of COMSAT Common Stock on a pro forma basis after giving effect to the issuance of up to 6,409,210 shares in connection with the Merger, assuming that no such shares are issued to Alien Persons in the Merger).

PROVISIONS PERTAINING TO COMMON CARRIERS

    Shares of COMSAT Common Stock held by Authorized Carriers are designated Series II shares. Except for an Authorized Carrier, shares of COMSAT capital stock may not be owned or held, directly or indirectly, by any Common Carrier, or by a subsidiary or affiliate of any Common Carrier, nor may COMSAT capital stock be owned or held by a trustee, director, or officer of any of the foregoing, unless (a) such person is serving at the request of COMSAT or one of its subsidiaries as a trustee, director, or officer of a Common Carrier, or of a subsidiary or affiliate of such a carrier, in which COMSAT or its subsidiary owns stock or is a creditor or (b)(i) such person individually is not a Common Carrier; (ii) such shares are owned by such person free from any direct or indirect control of a Common Carrier or of a subsidiary or affiliated company of a Common Carrier; and (iii) such person is authorized by the FCC to serve concurrently as a trustee or director of such Common Carrier or of such subsidiary or affiliated company of a Common Carrier and as a director of COMSAT. The aggregate number of shares of COMSAT Common Stock owned or held, directly or indirectly, by Authorized Carriers may not at any time exceed 50 percent of the total number of shares of COMSAT capital stock issued and outstanding. No Authorized Carrier or affiliated group of such carriers may sell or transfer to persons other than Authorized Carriers shares of COMSAT Common Stock totalling, in any consecutive 12-month period, more than two percent of the greatest number of Series II shares issued and outstanding at any time during such period, except pursuant to a general public offering or in conformity with regulations adopted by the COMSAT Board to encourage the widest distribution of shares of COMSAT Common Stock to the American public. The FCC is authorized, upon application by any Authorized Carrier and after notice and hearing, to compel any other Authorized Carrier which owns shares of COMSAT capital stock to transfer to the applicant, for fair and reasonable consideration, such number of shares as the FCC determines will advance the public interest and the purposes of the Satellite Act. Common Carriers may not own or hold COMSAT Preferred Stock.

VOTING RIGHTS; ELECTION OF DIRECTORS

    If COMSAT Preferred Stock is issued, except in the election of directors, the holders thereof will be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. In the election of directors, shares of COMSAT Preferred Stock would be treated in the same manner as Series I shares, as described below.

    Except for the election of directors, each share of COMSAT Common Stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. In certain cases, the D.C. Act would require a proposition to receive the approval of the holders of the COMSAT Common Stock and the COMSAT Preferred Stock voting separately. Such cases include certain amendments to the COMSAT Articles, mergers or consolidations, and the sale of all or substantially all of the assets of COMSAT. In such cases, the holders of COMSAT Preferred Stock could prevent such matters from being approved, even if approved by the holders of COMSAT Common Stock.

    The Satellite Act provides that the COMSAT Board shall consist of 15 directors, of whom three shall be appointed by the President of the United States with the advice and consent of the United States Senate, and the remaining 12 shall be elected by the shareholders. Six of such directors are to be elected by holders of Series I shares and six by holder of Series II shares. However, the Satellite Act provides that if, as of the record date for an annual meeting of shareholders, the number of Series II shares held by Authorized Carriers is less than 45 percent of the total number of shares of capital stock outstanding, the number of directors holders of Series II shares are entitled to elect will decrease and the number of directors holders of Series I shares are entitled to elect ("Series I directors") will increase in accordance with the following table:

    WHEN PROPORTION OF
     SHARES OF ISSUED                           THE NUMBER OF       AND THE NUMBER OF DIRECTORS
     AND OUTSTANDING                           DIRECTORS WHICH       WHICH HOLDERS OF SERIES I
   COMSAT CAPITAL STOCK                          HOLDERS OF                 SHARES AND
     THAT IS OWNED BY                         SERIES II SHARES        COMSAT PREFERRED STOCK
   AUTHORIZED CARRIERS         BUT NOT         ARE ENTITLED TO            ARE ENTITLED TO
      IS LESS THAN:           LESS THAN:       ELECT SHALL BE:            ELECT SHALL BE:
- --------------------------  --------------  ---------------------  -----------------------------
            45  %                   40%                   5                          7
            40  %                   35%                   4                          8
            35  %                   25%                   3                          9
            25  %                   15%                   2                         10
            15  %                    8%                   1                         11
             8  %                 --                      0                         12

    When Authorized Carriers own less than eight percent of the shares of COMSAT Common Stock (as is currently the case), all shareholders vote together for directors, and all directors are considered Series I directors. The Satellite Act makes no provision for adjustment of Series I and Series II directorships when, between annual meetings, a change in the relative holdings of Series I shares and Series II shares of COMSAT Common Stock and shares of COMSAT Preferred Stock may occur.

    In voting for directors, the Satellite Act provides that each COMSAT shareholder shall have cumulative voting rights. Under cumulative voting, the holder may cast a number of votes equal to the number of shares held multiplied by the total number of directors to be elected and may cast all of such votes for a single candidate or may distribute such votes among any number of candidates to be elected. The Satellite Act restricts the voting power of Common Carriers by preventing any one such carrier from electing more than three directors and all Common Carriers in the aggregate from electing more than six directors, unless, as is currently the case, all Common Carriers together own less than eight percent of all outstanding shares of COMSAT capital stock. In such event, all Common Carriers vote together with the other shareholders for the Series I directors.

    No share may be voted on any matter at a meeting of shareholders if, at the time of such meeting, the share is owned or held in violation of the Satellite Act or any regulation promulgated thereunder or in violation of the COMSAT Articles or any determination made by the COMSAT Board thereunder. The COMSAT Board has determined, pursuant to authority granted in the COMSAT Articles, that no person, syndicate or affiliated group of such persons (other than a Common Carrier) may vote shares held in excess of five percent of the aggregate number of outstanding shares of COMSAT capital stock. COMSAT may, in accordance with resolutions adopted by the COMSAT Board require that a holder of shares furnish appropriate information in this connection when voting such shares.

    All of the above provisions will apply to shares of COMSAT Common Stock to be issued in connection with the Merger.

OTHER

    Under the provisions of the Satellite Act, COMSAT is authorized to issue, in addition to shares of COMSAT Common Stock and COMSAT Preferred Stock, non-voting securities, bonds, debentures and other certificates of indebtedness as it may determine. The Satellite Act requires FCC approval to issue shares of COMSAT capital stock, as well as for any borrowing of funds by COMSAT or any assumption by it of any obligation in respect of the securities of any other person. COMSAT is currently subject to an FCC-approved Capitalization Plan which includes parameters requiring that COMSAT maintain (i) a long-term debt to total capitalization ratio of not greater than 45%, (ii) an interest coverage ratio of 2.3 to 1, and (iii) not more than $200 million in short-term borrowings. Pursuant to the Capitalization Plan, COMSAT is permitted to issue equity securities, including the shares of COMSAT Common Stock to be issued pursuant to, and in the transactions contemplated by, the Merger Agreement, upon two days' notice to the FCC so long as COMSAT is in compliance with such parameters. See "THE MERGER -- Regulatory Matters."

    The transfer agent, registrar and dividend disbursing agent for the COMSAT Common Stock is The Bank of New York.

    For a description of certain other provisions contained in the COMSAT Articles and the COMSAT By-Laws, see "COMPARISON OF RIGHTS OF SHAREHOLDERS OF RSi AND COMSAT."

                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                               OF RSI AND COMSAT

    If the Merger is consummated, stockholders of RSi, a Nevada corporation, will become shareholders of COMSAT, a District of Columbia ("D.C.") corporation, and the rights of such shareholders will be governed by applicable Federal law, including the Satellite Act and, to the extent not inconsistent therewith, applicable D.C. law, including the D.C. Act, the COMSAT Articles and the COMSAT By-Laws. Although it is not practical to present a comparison of all the differences between the rights of stockholders of RSi under the Nevada Law, the RSi Articles and the RSi By-Laws and the rights of shareholders of COMSAT under the Satellite Act, the D.C. Act, the COMSAT Articles and the COMSAT By-Laws, the following is a summary of certain important differences which may significantly affect the rights of RSi stockholders.

GENERAL

    COMSAT was incorporated in 1963 under the D.C. Act, as authorized by the Satellite Act. Although COMSAT is a private (non-government) corporation, the Satellite Act includes a number of provisions applicable to the conduct of COMSAT's business and affairs. Some of these provisions govern corporate matters that are not ordinarily subject to U.S. Government supervision or control. For instance, under the Satellite Act, three of the 15 directors of COMSAT are appointed by the President of the United States with the advice and consent of the United States Senate; the issuance of any shares of capital stock, the borrowing of money or the assumption of obligations in respect of securities of any other person by COMSAT must be found by the FCC to be in the public interest; and certain limitations are placed on the classes of persons that may hold shares of COMSAT capital stock and on the number of shares a person or class of persons may hold, as described under "DESCRIPTION OF COMSAT CAPITAL STOCK." In addition, from time to time amendments to the Satellite Act are proposed which, if enacted, could change the operations and business of COMSAT.

    COMSAT is not an agency of the U.S. Government. The U.S. Government has not invested funds in COMSAT or guaranteed funds invested in COMSAT, nor has it guaranteed the payment of dividends by, or the profitability of, COMSAT.

AUTHORIZED CAPITAL STOCK

    Under the COMSAT Articles, COMSAT currently has authority to issue 105,000,000 shares of capital stock. Of that number, 5,000,000 shares are preferred stock, without par value, and 100,000,000 shares are common stock, without par value. For a further description of COMSAT's capital stock, including certain restrictions with respect to the issuance, holding, transfer and voting thereof, see "DESCRIPTION OF COMSAT CAPITAL STOCK."

    Under the RSi Articles, RSi currently has authority to issue 25,000,000 shares of common stock, par value $1.00 per share.

PREFERRED STOCK

    Under the COMSAT Articles, the COMSAT Board has the authority to issue preferred stock and to fix the relative rights and preferences of the shares of any series of COMSAT Preferred Stock generally as follows: (i) the serial designation of such series, (ii) the number of shares included in such series, (iii) the dividend rate of the series, (iv) the date from which dividends shall be cumulative, (v) the liquidation preference of the series, (vi) the provisions relating to the redemption of shares of the series,
(vii)  the obligations to  create a sinking  fund to purchase  or redeem shares,
(viii) the conversion privileges of such shares into any other class of COMSAT capital stock or any other series of COMSAT Preferred Stock, and (ix) any other relative rights or preferences not inconsistent with the COMSAT Articles or applicable law. See "DESCRIPTION OF COMSAT CAPITAL STOCK -- Preferred Stock."

    Under the RSi Articles, the RSi Board is not authorized to issue preferred stock.

VOTING RIGHTS

    Under the D.C. Act, unless otherwise provided by a corporation's articles of incorporation, each outstanding share is entitled to one vote on matters submitted to a shareholders' meeting. A corporation may not vote shares it holds of its own stock, and such shares may not be counted in determining the total number of outstanding shares. A corporation, however, may vote shares of its own stock that it holds in a fiduciary capacity and must count those shares in determining the total number of outstanding shares at any given time.

    Each share of COMSAT Common Stock and COMSAT Preferred Stock is entitled to one vote on matters submitted for vote at shareholder meetings, except in regard to election of directors and where the rights of the preferred and common shareholders or the holders of Series I shares and Series II shares may vary. See "-- Directors" and "DESCRIPTION OF COMSAT CAPITAL STOCK -- Voting Rights; Election of Directors."

    The Satellite Act requires that the COMSAT Articles provide for cumulative voting by shareholders in the election of directors, thereby permitting a shareholder to give one candidate as many votes as the number of directors to be elected, multiplied by the number of shares held by the voting shareholder, or to distribute such votes among any number of nominees up to the number for which such shareholder is eligible to vote. The provisions for cumulative voting are subject to the restrictions described under "-- Directors."

    Pursuant to authority granted in the COMSAT Articles, the COMSAT Board has determined that no person, syndicate or affiliated group of such persons (other than a Common Carrier) may vote shares held in excess of five percent of the aggregate number of outstanding shares of COMSAT capital stock. See "DESCRIPTION OF COMSAT CAPITAL STOCK."

    Under the Nevada Law, unless otherwise provided in the articles of incorporation or in the resolution providing for the issuance of stock, stockholders are entitled to one vote per share at all stockholder meetings. RSi stockholders are entitled to one vote per share on matters submitted to stockholders except in regard to election of directors as described below under "-- Directors."

    The Nevada Law provides for cumulative voting only when permitted by a corporation's articles of incorporation. The RSi Articles provide for cumulative voting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Under the D.C. Act, shareholders may take any action (otherwise required to be taken at a meeting) without a meeting if all shareholders entitled to vote on the subject matter at issue consent in writing to the action.

    Under the Nevada Law, unless a corporation's articles of incorporation or by-laws provide otherwise, any action otherwise required to be taken at a stockholders' meeting may be taken without a meeting if holders of outstanding stock with at least a majority of the voting power, or such other proportion as may be required for such an action at a meeting, consent in writing to the action. The RSi By-laws provide similarly, except that elections of directors of RSi may not be made by written consent.

CALLING SPECIAL MEETINGS OF SHAREHOLDERS

    The D.C. Act allows the president or secretary of a corporation, the board of directors, the holders of not less than one-fifth of all outstanding shares entitled to vote, or any other officers or persons provided for in the articles of incorporation or by-laws to call special meetings of shareholders. The D.C. Act requires that the purpose or purposes for which the meeting is called be stated in the notice with respect to a special meeting.

    The COMSAT By-Laws provide that the Chairman of the Board, the Vice Chairman, if there is one, the President, the Secretary or any three directors who sign a request may call a special shareholders' meeting. In addition, the COMSAT By-Laws allow the holders of not less than one-fifth of all outstanding shares of COMSAT capital stock entitled to vote to call a special meeting.

    The Nevada Law has no provision relating to who may call special meetings of stockholders. The Nevada Law requires that the purpose or purposes for which the meeting is called be stated in the notice with respect to a special meeting. The RSi By-Laws provide that special meetings may be called by the President, by the Board, or by the holders of a majority of all the outstanding shares entitled to vote. The request must state the purpose or purposes of the proposed meeting.

DISTRIBUTIONS TO SHAREHOLDERS

    Under the D.C. Act, a board of directors may declare dividends on outstanding shares in cash, property or a corporation's own shares unless the corporation is insolvent, its net assets are less than its stated capital, or if payment of the dividends would render the corporation insolvent or reduce net assets below stated capital or if such declaration or payment is contrary to any restrictions contained in the articles of incorporation. The COMSAT Articles currently establish a class of Preferred Stock that has priority in the payment of dividends over the COMSAT Common Stock. No shares of COMSAT Preferred Stock are currently issued or outstanding.

    The Nevada Law permits a board of directors to pay dividends unless such payment would render the corporation unable to pay its debts as they become due in the usual course of business, or, except as specifically allowed in the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The RSi Articles have not established a class of preferred stock. The RSi By-Laws provide that the RSi Board may declare dividends on its outstanding shares in cash, property or its own shares.

SHAREHOLDER APPROVAL OF EXTRAORDINARY TRANSACTIONS

    The D.C. Act requires a board of directors to submit a plan for merger, consolidation or sale of substantially all assets to a vote of shareholders at a special or annual meeting. The board must deliver a written or printed notice to shareholders at least 20 days before such a meeting and must include with the notice a copy or summary of the plan. Unless the articles of incorporation provide otherwise, approval of such a plan by a D.C. corporation requires a two-thirds affirmative vote of holders of outstanding shares of the corporation. If a corporation has classes of stock, two-thirds of each class must approve the plan for it to take effect. However, in no event may the required shareholder vote be reduced to less than a majority of outstanding shares. The COMSAT Articles do not provide for a reduced shareholder vote. The D.C. Act's requirements regarding shareholder approval of mergers apply only to D.C. corporations. The D.C. Act states that a corporation organized under the laws of another jurisdiction merging with a D.C. corporation must comply with applicable provisions of the law of the state under which it is organized. The D.C. Act does not provide for share exchanges.

    The Nevada Law requires a board of directors to adopt a plan of merger or exchange of shares and recommend the plan of merger or exchange to the stockholders (unless because of a conflict of interest or other special circumstance it determines that it should not make a recommendation). Unless the articles of incorporation or the board of directors, acting pursuant to their ability to condition submission of the proposed merger or exchange on any basis, require a greater vote or a class vote by stockholders, the plan of merger or exchange must be approved by a majority of the voting power unless stockholders of a class of shares are entitled to vote thereon as a class. If stockholders of a class of shares are so entitled, the plan must be approved by a majority of all votes entitled to be cast on the plan by each class and representing a majority of all votes entitled to be voted. Separate voting by a class is required: (i) on a merger, if the plan contains a provision that, if contained in a proposed amendment to articles of incorporation, would entitle particular stockholders to vote as a class on the proposed amendment, and (ii) on a plan of exchange, by each class or series of shares included in the exchange, with each class or series constituting a separate voting class. The Nevada Law requires the surviving or acquiring corporation in a merger or exchange to file articles of merger or exchange with the Nevada secretary of state. A merger is permitted if the law of the state or country in which the foreign corporation is incorporated allows such a merger and the foreign corporation complies with that law. An exchange of shares is permitted if the corporation whose shares are being acquired is a Nevada corporation even though the law of the state or country in which the acquiring corporation is incorporated does not permit the exchange. Notice of the stockholders' meeting to consider the proposal must be mailed at least 10 days but not more than 60 days prior to the meeting date. Further, the Nevada law provides that a corporation may, by action taken at any meeting of the board of directors of the corporation, and approved by the affirmative vote of a majority of its stockholders, sell, lease or exchange all of its property and assets, unless such corporation's articles of incorporation require that a larger proportion of stockholders approve such transaction.

DISSENTERS' RIGHTS

    Under the D.C. Act, shareholders of a corporation which is a party to a merger or consolidation may dissent from a merger or consolidation and be paid the fair value of their shares. To receive such payments, dissenters must fulfill certain statutory requirements and meet certain deadlines for filing the dissent. If the shareholders and the surviving or new corporation do not agree upon the value of the shares in question, the dissenters may petition a court to determine the fair value.

    The Nevada Law gives appraisal rights to dissenting stockholders only for certain statutory mergers or consolidations, including mergers for which stockholder approval is required and the stockholder is entitled to vote, or exchanges in which the corporation's shares will be acquired and the stockholder is entitled to vote. A corporation must notify each stockholder entitled to appraisal rights that they are available, and include in the notice a copy of the Nevada Law provisions granting such rights. Unless the articles of incorporation of the corporation issuing the shares provide otherwise, or under other limited circumstances, the Nevada Law does not provide a stockholder with appraisal rights with respect to any merger in which the shares held by such stockholder were, at the record date for the stockholder meeting to act upon the merger, either listed on a national securities exchange, designated a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or held by at least 2,000 stockholders of record, if the stockholder will receive shares of stock of a corporation which, at the effective date of the merger, is listed on a national securities exchange, designated as a national market security on an interdealer quotation system by the NASD, or held of record by at least 2,000 stockholders. The RSi
Articles and By-laws do not provide for such appraisal rights. The RSi Common Stock was, on the Record Date, designated as a national market security on an interdealer quotation system by the NASD and held by at least 2,000 stockholders of record. The COMSAT Common Stock was, on the date hereof, and it is anticipated that it will be, on the Effective Date, listed on the NYSE, a national securities exchange. See "THE MERGER -- Appraisal Rights."

CHARTER AND BY-LAW AMENDMENTS

    The D.C. Act allows corporations to amend their articles of incorporation as often as and in whatever fashion desired. The amended articles, however, may contain only provisions that would be legal in original articles at the time of amendment. Unless the articles of incorporation provide otherwise, amendments to articles of incorporation approved by a board of directors must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote to take effect. If amendments affect certain issues, including the number of shares and certain shareholders' rights, then the amendments must receive approval of two-thirds of each class of shares entitled to vote. The D.C. Act provides that in no event may the required shareholder vote be reduced to less than the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. However, the Satellite Act, the provisions of which supersede the D.C. Act, requires a vote of two-thirds of the outstanding shares of COMSAT capital stock to amend the COMSAT Articles.

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
    The D.C. Act vests power to amend by-laws in the directors unless the articles of incorporation reserve that power to the shareholders. The COMSAT Articles empower the COMSAT Board to amend the COMSAT By-Laws.

    The COMSAT Articles and the COMSAT By-Laws require COMSAT to provide the COMSAT Board, the Attorney General of the United States, the Chairman of the FCC and such other persons as the President of the United States may designate from time to time with 10 days' notice of any meeting called to consider a proposal to amend the COMSAT Articles, and with five days' notice of any meeting called to consider a proposal to amend the COMSAT By-Laws.

    The Nevada Law allows corporations to amend the articles of incorporation as desired, as long as the articles as amended contain only provisions that would be legal in original articles at the time of amendment. Amendments to articles of incorporation approved by a board of directors must be approved by the affirmative vote of the holders of shares representing a majority of the voting power of the corporation. If amendments affect certain issues, including changes or alterations in preferences or shareholders' rights, then the amendments must be approved by the affirmative vote of the holders of shares representing a majority of the voting power of each affected series or class.

    The Nevada Law empowers the board of directors to make the by-laws of the corporation, subject to the by-laws, if any, adopted by the stockholders. The RSi By-Laws confer the power to amend the By-Laws on the stockholders and the board of directors.

DIRECTORS

    The Satellite Act and the COMSAT Articles provide that the COMSAT Board shall consist of 15 persons who must be citizens of the United States. Three members are appointed by the President of the United States, with the advice and consent of the United States Senate, for three-year terms. Twelve members are elected annually by the shareholders. Holders of COMSAT Preferred Stock and Series I shares and holders of Series II shares, respectively, are entitled to elect a number of directors that varies with the proportion of shares of stock held in each class and series, as described in detail under "DESCRIPTION OF COMSAT CAPITAL STOCK."

    No holder of COMSAT Series II shares or trustee for such holder may vote, either directly or indirectly, through subsidiaries or affiliated companies, nominees, or persons subject to the holder or trustee's direction or control, for more than three candidates for the Board.

    The COMSAT By-Laws state that eight directors are necessary to constitute a quorum for the transaction of business. The COMSAT Articles provide that quorum requirements may be relaxed if the President of the United States or his delegate determines that circumstances of national emergency would not allow a prompt meeting of the number of directors otherwise required to transact business. The COMSAT By-Laws state that, during a national emergency, a majority of the surviving members of the Board who can attend a meeting constitutes a quorum.

    Under the Nevada Law, a corporation's board of directors must consist of one or more members, with the number fixed by the by-laws or the articles of incorporation. Under the RSi Articles, the RSi Board must consist of not less than five directors. Subject to this limitation, the RSi Board may at any time by the affirmative vote of a majority of directors then in office increase or decrease the actual number of directors. A majority of the directors constitute a quorum for transacting business.

    Under the D.C. Act, a corporation's board of directors may appoint committees of the board, consisting only of directors. A committee designated as an executive committee, consisting of two or more directors, may, to the extent provided in the corporation's by-laws or in the resolution establishing such committee, exercise all of the authority of the board of directors in the management of the business and affairs of the corporation. The COMSAT Board has established several committees, but does not have an executive committee.

    The Nevada  Law  provides  that  a  corporation's  board  of  directors  may designate  one  or  more  committees  which,  to  the  extent  provided  in  the corporation's by-laws or in the resolution establishing such committee, may exercise the powers of the board of directors in the management of the business and affairs of the corporation. Each committee must include at least one director but, unless the corporation's articles of incorporation or by-laws provide otherwise, the board of directors may appoint natural persons who are not directors to serve on committees. The RSi Board has established several committees, but does not have an executive committee. The RSi Board has not appointed any persons who are not directors to serve on committees.

VACANCIES AMONG DIRECTORSHIPS

    Under the D.C. Act, any vacancy on a board of directors occurring for any reason other than as a result of an increase in the number of directors may be filled by the affirmative vote of a majority of the remaining directors, even in cases where the number of remaining directors is less than a quorum, unless the articles of incorporation provide otherwise.

    Under the COMSAT Articles, any vacancy among the presidential appointees to the Board may be filled by the President, with the advice and consent of the United States Senate. Any vacancy among the Series I directors may be filled by a majority vote of the Series I directors still serving, even if such directors constitute less than a quorum. Any vacancy existing among the Series II directors may be filled by a majority vote of Series II directors still serving, even if such directors constitute less than a quorum. No such vote for a Series II director is valid if cast for a candidate who, if elected, would afford any Common Carrier direction or control -- either directly or indirectly -- of more than three directors.

    Under the Nevada Law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even in cases where the number of remaining directors is less than a quorum, unless the articles of incorporation provide otherwise. The RSi Articles contain no provisions regarding this matter and, under the RSi By-Laws, if any vacancy occurs among the directors, or if the number of directors is increased, the directors in office, even if less than a quorum, may fill the vacancies or newly created directorships by majority vote.

REMOVAL OF DIRECTORS

    None of the D.C. Act, the COMSAT Articles or the COMSAT By-Laws expressly provides for removal of directors.

    Under the Nevada Law, holders of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote for a board of directors may remove, with or without cause, any director or the entire board of directors of a corporation; provided, however, that (i) in the case of corporations with cumulative voting, no director may be removed except upon the vote of stockholders owning sufficient shares to have prevented his election in the first instance, (ii) the articles of incorporation may require the vote of a larger percentage of stock entitled to vote, and (iii) whenever the holders of any class or series of shares are entitled to elect directors, unless otherwise provided in the articles of incorporation, removal requires only the affirmative vote of two-thirds or more of the holders of that class or series. As noted above, the RSi Articles provide for cumulative voting. The RSi Articles do not contain any special provisions relating to the removal of directors and provide for only one class of stock.

INDEMNIFICATION

    The D.C. Act empowers corporations to indemnify directors, officers, or former directors or officers, or any persons who may have served at the corporation's request as directors or officers of another corporation in which the indemnifying corporation owns shares of capital stock or of which it is a creditor. Corporations may indemnify such persons against expenses actually and necessarily incurred in connection with defending any action, suit or proceeding in which they are made parties because of their position with the corporation. The D.C. Act further provides that corporate by-laws, agreements or shareholder vote may give more extensive protection than the D.C. Act specifies to such persons. However, the corporation may not indemnify any person otherwise eligible for indemnity who is adjudged liable for negligence or misconduct in performance of duty.

    The COMSAT Articles provide for mandatory indemnification of directors and officers of COMSAT and its subsidiaries to the extent permitted by the laws of D.C. The COMSAT Articles provide further that

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
expenses incurred by such persons shall be paid by COMSAT in advance of the final disposition of an action, subject to receipt by COMSAT of an undertaking from such person to repay all such amounts if it is ultimately determined he was not entitled to such payment. The COMSAT Articles provide for similar indemnification for employees of COMSAT and its subsidiaries in the sole discretion of the COMSAT Board.

    Under the Nevada Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the person's service as a director, officer, employee or agent of the corporation or service, at the corporation's request, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Under the Nevada Law, a corporation may indemnify such persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by that person in connection with such action. The Nevada Law provides, however, that such person must have acted in good faith and in a manner that was reasonably believed to be in (or not opposed
to) the corporation's best interests. In respect of any criminal action or proceeding, an indemnified person must have had no reasonable cause to believe such conduct to be unlawful. Additionally, the Nevada Law permits no indemnification in any action by or in the right of the corporation where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person reasonably is entitled to indemnity in spite of the liability adjudication. The Nevada Law also provides that the articles of incorporation or the by-laws of a corporation, or an agreement made by a corporation, may provide that the corporation must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred, and in advance of final disposition, upon the receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

    The RSi By-Laws provide for mandatory indemnification of directors, officers, employees, and agents to the extent permitted by the laws of the State of Nevada. The RSi By-Laws further provide that RSi may pay expenses incurred by such indemnified persons in advance of final disposition of the action without receipt of an undertaking.

TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

    The D.C. Act provides that a corporation may not lend money to its officers or directors. Directors who vote for or assent to the making of such a loan are jointly and severally liable to the corporation for the amount loaned until it is repaid.

    Under the COMSAT Articles, directors are prohibited from participating in the negotiation of any contract between COMSAT and any entity in which such director has a substantial financial interest or of which such director is a director, officer, trustee or employee. Such director must notify the COMSAT Board of his or her interest in a contract prior to any meeting which the director plans not to attend, if the interested director knows that the contract is proposed for action at such meeting. If the director attends the meeting at which the contract, or any contract between COMSAT and the director individually, is acted upon, the director much advise the COMSAT Board of his or her interest and abstain from participating in any discussion or vote on such contract. The COMSAT Articles provide that a director shall be liable for any damages incurred by COMSAT as a result of his or her contravention of these provisions if such contravention results in COMSAT entering into a contract which is unfair to COMSAT.

    Under the Nevada Law, a corporation has the power to contract and transact business with its directors and officers, or entities in which a director or officer is a director or officer or is financially interested, provided that (i) the financial interest or common directorship or office is disclosed or known to the board of directors (and noted in the minutes) or the stockholders, and the board of directors or the stockholders, as the case may be, approves such transaction in good faith by a majority of the disinterested directors or the disinterested stockholders, (ii) the financial interest or common directorship or office is not disclosed or known by the director or officer at the time such transaction is brought before the board of directors for action, or (iii) the contract or transaction is fair to the corporation at the time it is authorized or approved.

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
LIABILITY OF DIRECTORS

    The D.C. Act imposes joint and several liability on directors who vote or assent to any distribution of the corporation's assets to shareholders, if such distribution (i) is contrary to the provisions of the D.C. Act or the articles of incorporation, (ii) renders the corporation insolvent or reduces its net assets below its stated capital, or (iii) occurs during liquidation and adequate provision is not made for the corporation's debts, obligations, and liabilities. In the first two instances, a director is not liable if he relied and acted in good faith upon a balance sheet and profit-and-loss statement of the corporation which the president or officer of the corporation having charge of its accounts represented to be accurate or which was certified by or otherwise represented in a written report of an independent public or certified public accountant to fairly reflect the corporation's financial condition. The D.C. Act also imposes joint and several liability on directors who vote for or assent to the making of a loan to an officer or director until the loan is repaid. A director who is present at a meeting of the board of directors is presumed to have assented to action taken on a corporate matter unless the director's dissent is entered in the meeting's minutes or the director files a written dissent. A director adjudged liable may seek contribution from other directors and, in some instances, shareholders who knowingly accepted or received such dividends.

    The Nevada Law imposes joint and several liability on directors who make distributions to stockholders in willful or grossly negligent violation of the Nevada Law. A director may be held liable unless the director, if present at the meeting at which such action was agreed upon, entered his dissent upon the minutes of the meeting, or if not present at the meeting, entered his dissent upon learning of such action. A director may avoid liability with respect to a distribution to shareholders if the director relied in good faith upon the corporation's books of account prepared by any of its officers as to the corporation's assets, liabilities, net profits, or other facts pertaining to the existence and amount of money from which distributions may properly be declared.

    The RSi Articles provide that a director will not be personally liable for damages for breach of fiduciary duty, except with respect to acts or omissions involving intentional misconduct, fraud, a knowing violation of the law, or the payment of distributions to stockholders in willful or grossly negligent violation of the Nevada Law.

LIQUIDATION RIGHTS

    The COMSAT Articles authorize the issuance of up to 5,000,000 shares of preferred stock, in addition to 100,000,000 shares of common stock. If issued, holders of the preferred stock may be entitled, if so designated by the directors, to certain priorities of distribution upon the liquidation of COMSAT. As of the date hereof, COMSAT has not issued, and it is anticipated that on the Effective Date COMSAT will not have issued, any shares of preferred stock. Absent any outstanding shares of preferred stock, the D.C. Act provides that in the event of a liquidation of a corporation, the shareholders are entitled to share ratably in the assets of the corporation remaining after proper provision is made for unpaid liabilities.

    RSi's capital structure consists of a single class of common stock. Under the Nevada Law, in the event of liquidation of a corporation, the stockholders are entitled to share ratably in the assets of the corporation remaining after proper provision is made for unpaid liabilities.

DISSOLUTION

    Under the D.C. Act, voluntary dissolution of a corporation requires adoption of a resolution by the Board of Directors and the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote, unless the articles of incorporation provide for a reduced vote, which may not be less than a majority of the outstanding shares. The COMSAT Articles do not provide for a reduced shareholder vote.

    The Nevada Law provides that voluntary dissolution requires adoption of a resolution by a majority of the board of directors and an affirmative vote of a majority of the outstanding shares entitled to vote on the resolution.

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
SHAREHOLDER INSPECTION OF BOOKS AND RECORDS

    Under the D.C. Act, as modified by the Satellite Act, any shareholder or shareholders of record or any holder of a voting trust certificate has the right to examine, in person or by agent or attorney, the record of shareholders, at any reasonable time, for any proper purpose, and to make extracts from the record. In addition, under the D.C. Act, any shareholder or shareholders who hold at least five percent of all outstanding shares may submit a written request to any officer, director, or registered agent of the corporation for a statement of the corporation's affairs. In response to such a request, the president or a vice president or the treasurer or an assistant treasurer of the corporation must make a sworn statement of the assets and liabilities of a particular account, and this statement must be on file at the corporation's registered office within 30 days after presentation of the request. The D.C. Act establishes a $50.00 penalty for any corporation which refuses to allow any shareholder to examine the records. However, the D.C. Act provides that a corporation may defend against such a penalty if the shareholder has within two years sold, offered for sale, or aided and abetted another person in acquiring any list of shareholders of any corporation, or if such shareholder has improperly used any information obtained through a prior examination of the records of any corporation.

    The Nevada Law provides that any person who has been a stockholder of record for at least six months, or any person holding at least five percent of all outstanding shares, or a person authorized in writing by the holders of at least five percent of all outstanding shares, is entitled upon at least five days' written demand to inspect, in person or by agent or attorney, during normal business hours, the stock ledger or duplicate stock ledger and to make extracts from the ledger. For purposes of this provision, holders of voting trust certificates representing shares of a corporation must be regarded as shareholders. The Nevada Law establishes a $25.00 per day penalty if the corporation neglects or refuses to keep the stock ledger open for inspection. However, the corporation may deny a stockholder or other person the right to examine records if the stockholder or person refuses to furnish the corporation with an affidavit stating that the inspection is not desired for a purpose in the interest of a business or object other than the corporation's business and that he has never sold, offered for sale, or aided or abetted another person in acquiring a record of stockholders of any corporation for an interest of a business or object other than the corporation's business.

COMBINATIONS WITH INTERESTED SHAREHOLDERS

    The D.C. Act and the Satellite Act do not contain provisions relating to combinations with interested shareholders. However, the Satellite Act provides certain limitations on the ownership of COMSAT capital stock. See "DESCRIPTION OF COMSAT CAPITAL STOCK."

    The Nevada Law places several limitations upon a corporation's ability to engage in a combination with an "interested stockholder," which is defined as a beneficial owner of 10 percent or more of the voting power of the outstanding voting shares of the corporation, or an affiliate or associate of the corporation which at any time within three years prior to the date in question was the beneficial owner of 10 percent or more of the voting power of the then outstanding shares. For three years after an interested stockholder acquires the shares of a corporation that cause such person to become an interested stockholder, the corporation may not engage in any combination with the interested stockholder unless either the board of directors approved the combination before the interested stockholder acquired the shares or the board approved the interested stockholder's purchase of shares before the purchase. After the expiration of three years after the date an interested stockholder acquires the shares that cause such person to become an interested stockholder, a corporation may only engage in a combination with an interested stockholder if
(i) the combination meets all of the requirements of the corporation's articles of incorporation, and either (a) the combination would have been permitted during the three years after the interested stockholder acquired such shares or
(b) a majority of the outstanding voting power, not beneficially owned by the interested stockholder or any of the interested stockholder's affiliates or associates, approve the combination at a meeting called for that purpose no earlier than three years after the interested stockholder acquired such shares, or (ii) if the combination meets certain other statutory requirements, relating to, among other things, the consideration offered to the corporation's other stockholders in such combination. The Nevada Law provides that the requirements with respect to combinations with interested stockholders do not apply to any combination if (i) the original articles of incorporation contain a provision expressly electing not to have these requirements govern,

(ii) the corporation amended its by-laws within 30 days after October 1, 1991 and expressly elected not to have the requirements govern, or (iii) the corporation amends its articles of incorporation expressly electing not to be governed by the requirements and the amendment is approved by the affirmative vote of a majority of the outstanding voting power, excluding the voting shares of the interested stockholder and its affiliates and associates. The RSi Articles and the RSi By-Laws do not contain provisions electing not be to governed by the Nevada Law requirements.

CONTROL SHARE ACQUISITIONS

    The D.C. Act does not have a control share acquisition provision. However, the Satellite Act provides certain limitations on the ownership of COMSAT capital stock. See "DESCRIPTION OF COMSAT CAPITAL STOCK."

    The Nevada Law contains control share acquisition provisions which apply to any acquisition of a controlling interest in certain corporations. In order for such provisions to apply to a corporation, it must have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. As RSi currently has fewer than 100 stockholders of record who are residents of Nevada, such control share acquisition provisions currently do not apply to it.

                                 LEGAL MATTERS

    The validity of the shares of COMSAT Common Stock to be issued in the Merger is being passed upon by Crowell & Moring, Washington, D.C., counsel to COMSAT. Shaw, Pittman, Potts & Trowbridge, a partnership including professional corporations, Washington, D.C., counsel to RSi, will issue a legal opinion concerning certain federal income tax consequences of the Merger.

                                    EXPERTS

    The consolidated financial statements of COMSAT incorporated by reference in this Proxy Statement/ Prospectus by reference to COMSAT's Annual Report on Form 10-K for the year ended December 31, 1993 (as amended by Amendment No. 1 thereto) have been so incorporated in reliance on the report of Deloitte & Touche, independent public accountants, given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of RSi included and incorporated by reference in this Proxy Statement/Prospectus by reference to RSi's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (as amended by Amendments No. 1, No. 2, and No. 3 thereto) have been so included and incorporated by reference in reliance on the report of Deloitte & Touche, independent public accountants, given on the authority of such firm as experts in accounting and auditing. A representative of Deloitte & Touche is expected to be present at the Special Meeting and will have an opportunity to make a statement, if he or she desires, and to respond to appropriate questions.

                            SOLICITATION OF PROXIES

    COMSAT and RSi will share equally the expenses in connection with the printing and mailing of this Proxy Statement/Prospectus. The costs of solicitation of proxies will be borne by RSi. RSi will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of RSi stock. RSi stockholder proxies may be solicited by directors, officers or regular employees of RSi and of COMSAT in person, by letter or by telephone or telegram. In addition, RSi has retained Morrow & Co., Inc. to assist in the solicitation of proxies. It is estimated that the fees of Morrow & Co., Inc. for services to RSi will not exceed $4,000, plus expenses.

                               RSI TRANSFER AGENT

    RSi has engaged Wachovia Bank of North Carolina, N.A. as the new Transfer Agent with respect to RSi Common Stock. The address of the Transfer Agent is Corporate Trust Department, P.O. Box 3001, Winston-Salem, North Carolina 27102, and the telephone number is (800) 633-4236. RSi stockholders should contact the Transfer Agent to transfer RSi Common Stock or replace lost stock certificates representing RSi Common Stock prior to the Effective Date.

    RSI STOCKHOLDERS SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE TO THE TRANSFER AGENT. See "THE MERGER -- Exchange of Stock Certificates."

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          OF RADIATION SYSTEMS, INC.

                                          Anita M. Stutzman
                                          Secretary

           RADIATION SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS
                                     INDEX

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2
Consolidated Statements of Earnings for the years ended June 30, 1993, 1992 and 1991 (Audited).............        F-3
Consolidated Statements of Financial Position as at June 30, 1993 and 1992 (Audited).......................        F-4
Consolidated Statements of Cash Flows for the years ended June 30, 1993, 1992 and 1991 (Audited)...........        F-6
Consolidated Statements of Stockholders' Equity for the years ended June 30, 1993, 1992 and 1991
 (Audited).................................................................................................        F-7
Notes to Consolidated Financial Statements (Audited).......................................................        F-8
Quarterly Financial Information (Unaudited)................................................................       F-15
Condensed Consolidated Balance Sheet as at December 31, 1993 (Unaudited)...................................       F-16
Consolidated Statements of Earnings for the three months and six months ended December 31, 1993
 (Unaudited)...............................................................................................       F-18
Condensed Consolidated Statements of Cash Flows for the six months ended December 31, 1993 (Unaudited).....       F-19
Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................       F-20

                            RADIATION SYSTEMS, INC.
                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Radiation Systems, Inc.
Sterling, Virginia

    We have audited the accompanying consolidated statements of financial position of Radiation Systems, Inc. and subsidiaries as of June 30, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radiation Systems, Inc. and subsidiaries as of June 30, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1993 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE

Washington, D.C.
August 20, 1993

                            RADIATION SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED JUNE 30
                                                    ----------------------------
                                                      1993      1992      1991
                                                    --------  --------  --------
Revenues
  Sales...........................................  $118,790  $127,136  $115,519
  Business interruption insurance income..........     2,996     1,306
                                                    --------  --------  --------
                                                     121,786   128,442   115,519
                                                    --------  --------  --------
Costs and Expenses
  Cost of sales...................................    87,015    93,335    89,499
  General and administrative expenses.............    19,115    18,352    12,462
  Interest expense (income), net..................        80      (164)       32
                                                    --------  --------  --------
                                                     106,210   111,523   101,993
                                                    --------  --------  --------
Earnings before Income Taxes......................    15,576    16,919    13,526
Provision for Income Taxes........................     5,336     6,334     5,157
                                                    --------  --------  --------
Net Earnings......................................  $ 10,240  $ 10,585  $  8,369
                                                    --------  --------  --------
                                                    --------  --------  --------
Earnings Per Share................................  $   1.23  $   1.27  $   1.01
                                                    --------  --------  --------
                                                    --------  --------  --------

                See notes to consolidated financial statements.

                            RADIATION SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                   JUNE 30
                                                                                            ----------------------
                                                                                               1993        1992
                                                                                            ----------  ----------
Assets
Current Assets
  Cash and equivalents....................................................................  $    6,211  $    9,683
  Short-term investments..................................................................       1,746       2,590
  Accounts receivable, less allowance for doubtful accounts of $814 in 1993
   and $839 in 1992.......................................................................      20,312      18,345
  Unbilled costs and accrued profits, less customer progress payments
   of $52,672 in 1993 and $58,337 in 1992.................................................      45,229      36,263
  Inventories.............................................................................      17,444      15,256
  Other current assets....................................................................       2,333         999
                                                                                            ----------  ----------
                                                                                                93,275      83,136
                                                                                            ----------  ----------
Intangible Assets, less accumulated amortization of $2,352 in 1993
 and $1,947 in 1992.......................................................................       6,312       4,828
                                                                                            ----------  ----------
Other Assets..............................................................................         654       1,378
                                                                                            ----------  ----------
Property, Plant and Equipment, at cost
  Land....................................................................................       1,958       1,953
  Buildings...............................................................................      13,323      13,192
  Test range..............................................................................       2,480       2,145
  Machinery and equipment.................................................................      24,888      22,617
  Leasehold improvements..................................................................         347         152
                                                                                            ----------  ----------
                                                                                                42,996      40,059
Less accumulated depreciation.............................................................     (19,862)    (15,829)
                                                                                            ----------  ----------
                                                                                                23,134      24,230
                                                                                            ----------  ----------
                                                                                            $  123,375  $  113,572
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                            RADIATION SYSTEMS, INC.
             CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (CONT.)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                   JUNE 30
                                                                                            ----------------------
                                                                                               1993        1992
                                                                                            ----------  ----------
Liabilities and Stockholders' Equity
Current Liabilities
  Note payable to bank....................................................................  $    3,000  $
  Current portion of long-term debt.......................................................       1,230         817
  Current portion of guaranteed ESOP debt.................................................         748         720
  Accounts payable........................................................................       8,556       9,872
  Accrued salaries, benefits and related expenses.........................................       3,505       3,328
  Customer advances.......................................................................       2,090       1,171
  Income taxes payable....................................................................       3,027         882
  Deferred income taxes...................................................................         738       2,566
  Other current liabilities...............................................................       2,378       2,039
                                                                                            ----------  ----------
                                                                                                25,272      21,395
Long-Term Debt, less current portion......................................................       7,196       6,826
Other noncurrent liabilities..............................................................       1,545       1,664
Deferred Income Taxes.....................................................................       1,492       1,631
Guaranteed ESOP Debt, less current portion................................................       2,271       3,019
                                                                                            ----------  ----------
                                                                                                37,776      34,535
                                                                                            ----------  ----------
Commitments and Contingencies
Stockholders' Equity
  Common stock; $1 par value; 25,000,000 shares authorized; 8,756,619 shares issued in
   1993 and 8,742,369 shares issued in 1992...............................................       8,757       8,742
  Other paid-in capital...................................................................      21,378      21,297
  Retained earnings.......................................................................      62,979      53,537
  Foreign currency translation adjustment.................................................      (1,432)      1,394
  Treasury stock, at cost, 471,432 shares in 1993 and 391,432 shares in 1992..............      (3,064)     (2,194)
  Debt guarantee for ESOP.................................................................      (3,019)     (3,739)
                                                                                            ----------  ----------
                                                                                                85,599      79,037
                                                                                            ----------  ----------
                                                                                            $  123,375  $  113,572
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                            RADIATION SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             YEAR ENDED JUNE 30
                                                                                      ---------------------------------
                                                                                        1993        1992        1991
                                                                                      ---------  ----------  ----------
Cash Flows from Operating Activities
  Net Earnings......................................................................  $  10,240  $   10,585  $    8,369
  Adjustments to reconcile net earnings to net cash from operating activities:
    Depreciation and amortization...................................................      3,634       3,369       2,500
    Deferred income taxes...........................................................     (2,239)       (275)       (592)
    Unrealized investment (income)..................................................                    (24)        (11)
    Change in assets and liabilities:
      Decrease (increase) in assets:
        Accounts receivable.........................................................     (1,114)      5,041       2,723
        Unbilled costs and accrued profits..........................................     (8,356)     (9,385)      1,904
        Inventories.................................................................     (1,425)        396       4,889
        Other assets................................................................       (870)       (645)        517
      Increase (decrease) in liabilities:
        Accounts payable............................................................     (1,460)     (1,855)      1,635
        Accrued salaries, benefits and related expenses.............................         35         690         371
        Customer advances...........................................................        919         911        (123)
        Income taxes................................................................      2,524        (641)        (25)
        Other liabilities...........................................................        (77)     (2,282)      1,346
                                                                                      ---------  ----------  ----------
        Net cash provided by operating activities...................................      1,811       5,885      23,503
                                                                                      ---------  ----------  ----------
Cash Flows from Investing Activities
  Sale of short-term investments....................................................        844         613          71
  Capital expenditures..............................................................     (2,036)     (3,341)     (5,197)
  Acquisitions, net of cash acquired................................................     (4,345)     (8,887)
                                                                                      ---------  ----------  ----------
        Net cash used by investing activities.......................................     (5,537)    (11,615)     (5,126)
                                                                                      ---------  ----------  ----------
Cash Flows from Financing Activities
  Short-term borrowings.............................................................      3,925                  11,160
  Payments of short-term borrowings.................................................       (925)                (18,060)
  Proceeds from long-term debt......................................................      2,000       6,065
  Payment of long-term debt.........................................................     (2,130)     (2,974)       (456)
  Proceeds from stock option exercises..............................................         96         350         652
  Dividends paid....................................................................       (837)       (570)       (550)
  Purchase of treasury stock........................................................       (870)                   (283)
  Sale of treasury stock to ESOP....................................................                                 93
                                                                                      ---------  ----------  ----------
        Net cash provided (used) by financing activities............................      1,259       2,871      (7,444)
                                                                                      ---------  ----------  ----------
Effect of Exchange Rate Changes on Cash and Equivalents.............................     (1,005)        338
                                                                                      ---------  ----------  ----------
Net Increase (Decrease) in Cash and Equivalents.....................................     (3,472)     (2,521)     10,933
Cash and Equivalents, beginning of year.............................................      9,683      12,204       1,271
                                                                                      ---------  ----------  ----------
Cash and Equivalents, end of year...................................................  $   6,211  $    9,683  $   12,204
                                                                                      ---------  ----------  ----------
                                                                                      ---------  ----------  ----------
Supplemental Cash Flow Information:
  Income taxes paid.................................................................  $   5,095  $    6,331  $    5,812
  Interest paid.....................................................................  $     646  $      525  $      511
                                                                                      ---------  ----------  ----------
                                                                                      ---------  ----------  ----------

                See notes to consolidated financial statements.

                            RADIATION SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    FOREIGN
                                                              OTHER                CURRENCY                  DEBT
                                                 COMMON      PAID-IN   RETAINED   TRANSLATION  TREASURY    GUARANTEE
                                                  STOCK      CAPITAL   EARNINGS   ADJUSTMENT     STOCK     FOR ESOP
                                               -----------  ---------  ---------  -----------  ---------  -----------
Balance, July 1, 1990........................   $   5,726   $  22,963  $  35,703               $  (2,004)  $  (4,939)
  Exercise of stock options..................          64         588
  Purchase of treasury stock (30,000
   shares)...................................                                                       (283)
  Sale of treasury stock to ESOP (10,000
   shares)...................................                                                         93         (93)
  ESOP debt payments.........................                                                                    633
  Net earnings...............................                              8,369
  Cash dividends declared ($.10 per share)...                               (550)
                                               -----------  ---------  ---------  -----------  ---------  -----------
Balance, June 30, 1991.......................       5,790      23,551     43,522                  (2,194)     (4,399)
  Tax benefit from stock option
   transactions..............................                     348
  Exercise of stock options..................          38         312
  ESOP debt payments.........................                                                                    660
  Three-for-two stock split..................       2,914      (2,914)
  Net earnings...............................                             10,585
  Cash dividends declared ($.07 per share)...                               (570)
  Foreign currency translation adjustment....                                          1,394
                                               -----------  ---------  ---------  -----------  ---------  -----------
Balance, June 30, 1992.......................       8,742      21,297     53,537       1,394      (2,194)     (3,739)
  Exercise of stock options..................          15          81
  Purchase of treasury stock (80,000
   shares)...................................                                                       (870)
  ESOP debt payments.........................                                                                    720
  Net earnings...............................                             10,240
  Cash dividends declared ($.10 per share)...                               (837)
  Tax benefit associated with dividends on
   unallocated ESOP shares...................                                 39
  Foreign currency translation adjustment....                                         (2,826)
                                               -----------  ---------  ---------  -----------  ---------  -----------
Balance, June 30, 1993.......................   $   8,757   $  21,378  $  62,979   $  (1,432)  $  (3,064)  $  (3,019)
                                               -----------  ---------  ---------  -----------  ---------  -----------
                                               -----------  ---------  ---------  -----------  ---------  -----------

                See notes to consolidated financial statements.

                            RADIATION SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Radiation Systems, Inc., and its wholly owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION. Sales and profits on long-term fixed price contracts are recognized under the percentage of completion method. Under this method, sales and profits are recognized based upon the relationship of costs incurred to estimated total contract costs. Sales and profits on other fixed-price contracts are recognized based upon shipment of products. Immediate recognition is provided for all anticipated losses on contracts.

    UNBILLED COSTS AND ACCRUED PROFITS. Unbilled amounts represent accumulated costs and accrued profits, principally on U.S. Government contracts, which will be billed at future dates in accordance with contract terms and delivery schedules. Substantially all of these amounts are expected to be collected within one year.

    INTANGIBLE ASSETS. Intangible assets include the excess of cost over fair value of net assets acquired and certain other costs which are amortized over 5-20 years.

    PROPERTY, PLANT AND EQUIPMENT. Depreciation is provided over the estimated useful lives of the assets using the straight-line method.

    RESEARCH  AND  DEVELOPMENT.    Company-sponsored  research  and  development
expenditures are charged to expense as incurred ($1,990,000 in 1993, $1,670,000 in 1992, and $566,000 in 1991).

    EARNINGS PER SHARE. The computation is based on the weighted average number of common shares and common equivalent shares outstanding each year (8,356,000 in 1993, 8,365,000 in 1992, and 8,256,000 in 1991).

    CASH EQUIVALENTS. Cash equivalents represent highly-liquid investments with original maturities of three months or less.

    SHORT-TERM  INVESTMENTS.  At June 30, 1993, short-term investments consisted
of  preferred  stocks  with  guaranteed   put  values  valued  at  cost,   which
approximates market, of $1,746,000.

    FOREIGN CURRENCY TRANSLATION. The functional currency for the Company's U.K. operations is the pound sterling. The Company translates the assets and liabilities of its U.K. subsidiaries at the exchange rate in effect at the end of the reporting period. Revenues and expenses are translated using the average exchange rate for the applicable period. The cumulative effect of foreign currency translations is reported as a separate component of stockholders' equity in the consolidated statements of financial position.

    INSURANCE SETTLEMENTS. On October 3, 1992, the Company sustained tornado damage at its Largo, Florida, facility. Included in other current assets at June 30, 1993, is $1,647,000 which represents accrued business interruption insurance and deferred restoration costs, net of insurance payments received. The Company is in the process of negotiating a final insurance settlement for its claim which it believes will offset the costs incurred and to be incurred associated with the tornado damage. Business interruption insurance included in revenues for the year ended June 30, 1993, amounted to $2,996,000. Business interruption insurance included in revenues for the year ended June 30, 1992, amounted to $1,306,000, and represents final business interruption insurance proceeds relating to a fire which occurred in a plant of one of the Company's U.K. subsidiaries.

    RECLASSIFICATIONS. Certain reclassifications have been made to prior years' balances to conform to the classifications used in the current year. In fiscal year 1992, a reclassification of $1,306,000 was made to reflect separately the amount of business interruption insurance income which had previously been included in cost of sales on the consolidated statements of earnings.

                            RADIATION SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  INVENTORIES
    Inventories, stated at the lower of cost (first-in, first-out) or market, consist of the following at June 30 (in thousands):

                                                                                      1993       1992
                                                                                    ---------  ---------
Finished goods....................................................................  $   4,226  $   3,193
Work in progress..................................................................      7,607      7,352
Raw materials.....................................................................      5,611      4,711
                                                                                    ---------  ---------
                                                                                    $  17,444  $  15,256
                                                                                    ---------  ---------
                                                                                    ---------  ---------

3.  INDUSTRY SEGMENT, GEOGRAPHIC, AND MAJOR CUSTOMER INFORMATION
    The Company operates predominantly in a single industry segment as a manufacturer and integrator of microwave antennas and related products for worldwide communications markets. As discussed in Note 8,

                            RADIATION SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INDUSTRY SEGMENT, GEOGRAPHIC, AND MAJOR CUSTOMER INFORMATION (CONTINUED) the Company acquired two operating divisions located in the United Kingdom in 1992. Prior to 1992, all Company operations were located in the United States. Sales by major customer, exports, and financial data by major geographic area are as follows (in thousands):

                                                       1993      1992     1991
                                                     --------  --------  -------
Major Customers
  U.S. Government (prime and subcontract)
    Department of Defense..........................  $ 35,850  $ 40,912  $24,592
    Other..........................................    38,044    37,552   24,169
                                                     --------  --------  -------
                                                     $ 73,894  $ 78,464  $48,761
                                                     --------  --------  -------
                                                     --------  --------  -------
  Domestic customer................................  $         $ 16,181  $36,756
                                                     --------  --------  -------
                                                     --------  --------  -------
Exports from the U.S...............................  $ 18,673  $ 16,159  $11,981
                                                     --------  --------  -------
                                                     --------  --------  -------
Major Geographic Area
  Sales
    United States
      Customers....................................  $103,980  $116,255
      Intercompany.................................       451        79
                                                     --------  --------
                                                      104,431   116,334
                                                     --------  --------
    England
      Customers....................................    14,810    10,881
      Intercompany.................................       659       807
                                                     --------  --------
                                                       15,469    11,688
  Eliminations.....................................    (1,110)     (886)
                                                     --------  --------
  Consolidated.....................................  $118,790  $127,136
                                                     --------  --------
                                                     --------  --------
  Operating Income
    United States..................................  $ 14,521  $ 15,503
    England........................................     1,135     1,252
                                                     --------  --------
                                                       15,656    16,755
  Interest Expense, net............................       (80)      164
                                                     --------  --------
  Earnings before Income Taxes.....................  $ 15,576  $ 16,919
                                                     --------  --------
                                                     --------  --------
  Identifiable Assets
    United States..................................  $106,956  $ 90,514
    England........................................     8,462    10,785
    Corporate......................................     7,957    12,273
                                                     --------  --------
                                                     $123,375  $113,572
                                                     --------  --------
                                                     --------  --------

    Intercompany sales represent transfers to affiliates between geographic areas at amounts which approximate manufacturing cost plus a normal profit margin. As discussed in Note 1, operating income includes business interruption insurance income of $2,996,000 in 1993 (U.S.) and $1,306,000 in 1992 (England).
Corporate assets include cash and short-term investments.

4.  SHORT-TERM BORROWINGS AND LONG-TERM DEBT
    The Company has a bank credit agreement which provides for short-term borrowings and letters of credit of up to $10,000,000 at an interest rate equal to the prime rate or the London Interbank Offered Rate (LIBOR) plus 1%, at the Company's option. Subsequent to June 30, 1993, the commitment fee of 1/4

                            RADIATION SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SHORT-TERM BORROWINGS AND LONG-TERM DEBT (CONTINUED) percent on the unused portion of the line was waived. At June 30, 1993, the Company had a $3,000,000 short-term note payable outstanding under a prior agreement at the 30-day LIBOR plus 1.5% (4.73% at year-end). Outstanding letters of credit applied against the line of credit were $2,670,000 and $499,000 at June 30, 1993 and 1992, respectively. The maximum amount of short-term borrowings outstanding during 1993 was $3,525,000 for which the weighted average interest rate was 4.7%. Interest expense was $680,000 in 1993, $447,000 in 1992, and $484,000 in 1991.

    Long-term debt consists of the following at June 30 (in thousands):

                                                                  1993     1992
                                                                 -------  ------
Industrial revenue bond; secured by real property and certain
 equipment; 7% interest; payable monthly through 1999..........  $   805  $  920
Industrial revenue bond; secured by real property and certain equipment; 7% interest payable semi-annually; principal
 payable annually in 1995 through 2004.........................    3,065   3,065
Note payable to bank, unsecured; interest adjusted quarterly at the lower of the prime rate or 91 day LIBOR plus 1.5% (4.7% at
 June 30, 1993); payable quarterly through 1997................    4,000   3,000
Capital lease obligation secured by equipment, net of 11.59%
 imputed interest of $142,000 in 1993 and $213,000 in 1992;
 payable monthly through 1997..................................      556     658
                                                                 -------  ------
                                                                   8,426   7,643
Less current maturities........................................   (1,230)   (817)
                                                                 -------  ------
                                                                 $ 7,196  $6,826
                                                                 -------  ------
                                                                 -------  ------

    Maturities  of  long-term  debt for  the  next  five years  are  as follows:
$1,230,000 in 1994, $1,549,000 in 1995, $1,564,000 in 1996, $1,588,000 in  1997,
$420,000 in 1998, and $2,075,000 thereafter.

    The Company's bank credit and industrial revenue bond agreements require it to maintain minimum amounts of working capital, stockholders' equity, and other financial requirements. At June 30, 1993, the Company was in compliance with all such requirements. The properties securing the industrial revenue bonds had a net book value of $5,418,000 at June 30, 1993.

5.  INCOME TAXES
    The provision for income taxes is comprised as follows (in thousands):

                                                                              1993       1992       1991
                                                                            ---------  ---------  ---------
Current
  Federal.................................................................  $   6,229  $   5,053  $   4,803
  State...................................................................        749        881        946
  Foreign.................................................................        558        544
Deferred
  Federal.................................................................     (2,056)      (177)      (531)
  State...................................................................       (118)         5        (61)
  Foreign.................................................................        (65)      (103)
Other.....................................................................         39        131
                                                                            ---------  ---------  ---------
                                                                            $   5,336  $   6,334  $   5,157
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

                            RADIATION SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  INCOME TAXES (CONTINUED)
    The deferred portions of the provisions for income taxes, which result from timing differences of revenues and expenses for tax and financial reporting purposes, are comprised as follows (in thousands):

                                                                                1993       1992       1991
                                                                              ---------  ---------  ---------
Income (recognized) under long-term contracts...............................  $  (2,228) $    (599) $    (560)
Accruals currently (not) deductible.........................................       (143)       202       (201)
Amortization of deferred gain on sale/leaseback previously recognized.......         44         90
Tax depreciation in excess of (below) book depreciation.....................         (5)       (14)       113
Other.......................................................................         93         46         56
                                                                              ---------  ---------  ---------
                                                                              $  (2,239) $    (275) $    (592)
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    The Company's effective tax rate varies from the statutory federal rate as a result of the following factors:

                                                                                1993         1992         1991
                                                                             -----------  -----------  -----------
Statutory federal rate.....................................................       34.2%        34.0%        34.0%
State income taxes net of federal tax benefit..............................        2.7          3.5          4.3
Benefit from decrease in statutory rate on closed contract.................       (2.0)
FSC benefit................................................................        (.8)         (.6)         (.5)
Goodwill amortization......................................................         .8           .7           .5
Other......................................................................        (.6)         (.2)         (.2)
                                                                                   ---          ---          ---
Effective tax rate.........................................................       34.3%        37.4%        38.1%
                                                                                   ---          ---          ---
                                                                                   ---          ---          ---

    No provision has been made for income and withholding taxes at June 30, 1993, which would be payable should undistributed foreign earnings of $810,000 be distributed as dividends, as the Company intends to continue to reinvest such earnings in its foreign operations.

    The Financial Accounting Standards Board has issued Statement No. 109 regarding accounting for income taxes which requires the use of the liability method of accounting for income taxes and is required to be adopted in fiscal 1994. The Company expects that adoption of this statement in the first quarter of 1994 will not have a material effect on its consolidated financial position.

6.  STOCKHOLDERS' EQUITY

    STOCK SPLIT

    In November 1991, the Company effected a three-for-two stock split in the form of a 50% stock dividend on its common stock. All share and per share amounts have been restated to reflect the stock split.

    STOCK OPTIONS

    In 1992, the Company's stockholders approved two incentive stock option plans, a Key Employees Plan authorizing 450,000 options and a Directors Plan authorizing 120,000 options. The plans, which terminate in August 2001, permit the grant of options for terms of up to five years and at prices not less than the fair value at the time of grant. Options granted under the plans expire at varying dates through January 1998. At June 30, 1993, the Key Employees and Directors Plans had 66,000 and 60,000 options, respectively, available to grant. In 1983, the Company adopted an Incentive Stock Option Plan and authorized 315,000 shares, of which all have been granted and expire at varying dates through November 1995. In addition, there are 8,250 non-qualified stock options outstanding and currently exercisable which expire in November 1995.

                            RADIATION SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of stock option activity is as follows:

                                                                               OPTION       EXERCISE
                                                                               SHARES      PRICE RANGE
                                                                              ---------  ---------------
Outstanding at July 1, 1990.................................................    165,000      $5.58-$6.92
Granted.....................................................................     11,250            $6.83
Exercised...................................................................    (96,750)     $5.58-$6.92
                                                                              ---------  ---------------
Outstanding at June 30, 1991................................................     79,500      $6.00-$6.83
Granted.....................................................................    380,500    $15.00-$18.00
Exercised...................................................................    (57,000)     $6.00-$6.83
                                                                              ---------  ---------------
Outstanding at June 30, 1992................................................    403,000     $6.75-$18.00
Granted.....................................................................    125,000           $13.50
Exercised...................................................................    (14,250)           $6.75
Cancelled...................................................................    (12,500)          $15.00
                                                                              ---------  ---------------
Outstanding at June 30, 1993................................................    501,250     $6.83-$18.00
                                                                              ---------  ---------------
                                                                              ---------  ---------------
Exercisable at June 30, 1993................................................    188,250     $6.83-$15.00
                                                                              ---------  ---------------
                                                                              ---------  ---------------

7.  RETIREMENT PLANS
    The  Company  has an  Employee Stock  Ownership Plan  (ESOP), as  defined in
Section 497(e)(7) of the Internal Revenue Code, established to acquire shares of the Company's common stock for the benefit of all eligible employees. Since inception of the plan in October 1988, the Company has sold 915,000 shares of treasury stock to the ESOP at market values ranging from $6 to $7.83 per share. The ESOP financed the purchases with bank notes payable, guaranteed by the Company, which are due as follows (in thousands):

                                                                                         1993       1992
                                                                                       ---------  ---------
Note payable, 8.75% interest, payable quarterly through October 1996.................  $   2,377  $   2,923
Note payable, 10.95% interest, payable quarterly through July 1997...................        642        793
Note payable, 11.35% interest, retired in December 1992..............................                    23
                                                                                       ---------  ---------
                                                                                           3,019      3,739
Less current maturities..............................................................       (748)      (720)
                                                                                       ---------  ---------
                                                                                       $   2,271  $   3,019
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    The Company makes periodic contributions to the ESOP at least sufficient to make the principal and interest payments as they are due. Contributions to the ESOP charged to expense totaled $982,000 in 1993, $1,039,000 in 1992, and $1,030,000 in 1991. For financial statement purposes, the ESOP's notes payable are reflected as Company debt and the corresponding Company guarantees are recorded as a separate reduction of stockholders' equity. Both the Company debt and the guarantees are reduced equally by loan principal repayments. Maturities of the ESOP debt over the next five years are as follows: $748,000 in 1994, $803,000 in 1995, $862,000 in 1996, $568,000 in 1997, and $38,000 in 1998.

    One of the Company's U.K. subsidiaries has a defined benefit pension plan. At the most recent actuarial valuation date, September 3, 1992, the market value of the pension plan's net assets was L5,098,000, which exceeded the actuarially computed value of benefits by L1,793,000 (or $2,672,000 using the exchange rate of 1.49 at June 30, 1993). Foreign pension expense was $117,000 in 1993 and $127,000 in 1992.

                            RADIATION SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  ACQUISITIONS
    In January 1993, the Company acquired Anghel Laboratories, Inc. (Anghel) for $3.1 million in cash plus incentives which allow for payments totaling up to an additional $3.3 million over six years contingent upon Anghel meeting specific financial objectives over the period. The acquisition is accounted for as a purchase and, accordingly, Anghel's results of operations are included with the Company's consolidated results of operations for the period beginning January 1, 1993. Anghel designs, manufactures and markets a specialized line of microwave-based products, including satellite frequency converters, signal control and frequency source components, and integrated assemblies used in communications, navigation, radar and missile guidance systems.

    In November 1992, the Company acquired certain contract rights, property and other intangibles associated with U.S. Government tactical air navigation
(TACAN) antenna contracts for $1.3 million (including $1.2 million paid in 1993), and agreed to pay royalties associated with future TACAN contract awards over a five-year period.

    In August 1991, the Company acquired CSA Limited (CSA) and PG Technology Limited (PGT) in the United Kingdom, for $8.9 million in cash, net of cash acquired. CSA manufactures antennas, masts and related products for worldwide communications markets. PGT manufactures proprietary optical/electronic measuring systems and performs precision machining for customers worldwide. The acquisition is accounted for as a purchase. Summarized below are the unaudited consolidated results of operations for 1991 on a pro forma basis as if CSA and PGT had been acquired on July 1, 1990 (in thousands, except per share amount):

                                                                                                 1991
                                                                                              ----------
Revenues....................................................................................  $  130,972
Net Earnings................................................................................  $    8,173
Earnings Per Share..........................................................................  $      .99
Average Shares Outstanding..................................................................       8,256

9.  COMMITMENTS AND CONTINGENCIES
    The Company has commitments under long-term noncancellable operating leases requiring future payments as follows: $1,144,000 in 1994, $1,095,000 in 1995, $657,000 in 1996, $347,000 in 1997, $346,000 in 1998, and $161,000 in 1999.
Lease expenses were  $1,370,000 in  1993, $1,263,000  in 1992,  and $320,000  in
1991.

    As a U.S. Government contractor, the Company is subject to routine audit and investigation by various agencies which oversee contract performance. Management believes that potential claims from such investigations will not have a material adverse effect on the consolidated financial statements.

    The Company is involved in various other litigation through the normal course of business which management believes will have no material adverse effect on the consolidated financial statements.

                            RADIATION SYSTEMS, INC.
                   UNAUDITED QUARTERLY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
Fiscal 1993
  Sales...............................................................  $  32,459  $  28,492  $  27,457  $  30,382
  Operating costs and expenses........................................     28,419     25,619     24,827     27,265
  Earnings before taxes...............................................      4,084      3,629      3,452      4,411
  Net earnings........................................................      2,569      2,251      2,504      2,916
  Earnings per share..................................................        .31        .27        .30        .35
Fiscal 1992
  Sales...............................................................  $  33,656  $  31,525  $  31,799  $  30,156
  Operating costs and expenses........................................     29,993     27,731     28,240     25,723
  Earnings before taxes...............................................      4,035      4,097      4,107      4,680
  Net earnings........................................................      2,411      2,626      2,589      2,959
  Earnings per share..................................................        .29        .31        .31        .36

    EARNINGS BEFORE TAXES FOR FISCAL 1993 INCLUDES BUSINESS INTERRUPTION INSURANCE INCOME OF $802,000, $941,000, AND $1,253,000 IN THE SECOND, THIRD, AND FOURTH QUARTERS, RESPECTIVELY. EARNINGS BEFORE TAXES FOR FISCAL 1992 INCLUDES BUSINESS INTERRUPTION INSURANCE INCOME OF $340,000, $196,000, $552,000, AND $218,000 IN THE FIRST, SECOND, THIRD, AND FOURTH QUARTERS, RESPECTIVELY (SEE
NOTE 1).

                            RADIATION SYSTEMS, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         DECEMBER 31,   JUNE 30,
                                                                                             1993         1993
                                                                                         ------------  ----------
Assets
Current assets
  Cash and equivalents.................................................................   $    7,436   $    6,211
  Short-term investments...............................................................        1,286        1,746
  Accounts receivable..................................................................       17,623       20,312
  Unbilled costs and accrued profits on contracts in progress, less customer progress
    payments of $42,616 at December 31, 1993, and $52,672 at June 30, 1993.............       49,212       45,229
  Inventories
    Work-in-progress and finished goods................................................       13,051       11,833
    Raw materials......................................................................        6,277        5,611
  Other current assets.................................................................        1,015        2,333
                                                                                         ------------  ----------
                                                                                              95,900       93,275
                                                                                         ------------  ----------
  Intangibles and other assets.........................................................        6,367        6,966
                                                                                         ------------  ----------
  Property, plant and equipment, at cost...............................................       45,799       42,996
  Less accumulated depreciation........................................................      (21,534)     (19,862)
                                                                                         ------------  ----------
                                                                                              24,265       23,134
                                                                                         ------------  ----------
Total Assets...........................................................................   $  126,532   $  123,375
                                                                                         ------------  ----------
                                                                                         ------------  ----------

           See notes to condensed consolidated financial statements.

                            RADIATION SYSTEMS, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (CONT.)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         DECEMBER 31,   JUNE 30,
                                                                                             1993         1993
                                                                                         ------------  ----------
Liabilities and Stockholders' Equity
Current liabilities
  Note payable to bank.................................................................   $    4,000   $    3,000
  Current portion of long-term debt....................................................        1,236        1,230
  Current portion of guaranteed ESOP debt..............................................          775          748
  Accounts payable.....................................................................        7,292        8,556
  Income taxes payable.................................................................          976        3,027
  Deferred income taxes................................................................          436          738
  Other current liabilities............................................................       11,519        7,973
                                                                                         ------------  ----------
                                                                                              26,234       25,272
Long-term debt, less current portion...................................................        6,272        7,196
Other non-current liabilities..........................................................        1,486        1,545
Deferred income taxes..................................................................        1,478        1,492
Guaranteed ESOP debt, less current portion.............................................        1,876        2,271
                                                                                         ------------  ----------
                                                                                              37,346       37,776
                                                                                         ------------  ----------
Stockholders' Equity
  Common stock - $1 par value; 25,000,000 shares authorized;
   8,756,619 shares issued.............................................................        8,757        8,757
  Other paid-in capital................................................................       21,378       21,378
  Retained earnings....................................................................       66,257       62,979
  Foreign currency translation adjustment..............................................       (1,491)      (1,432)
  Treasury stock, 471,432 shares at cost...............................................       (3,064)      (3,064)
  Debt guarantee for ESOP..............................................................       (2,651)      (3,019)
                                                                                         ------------  ----------
                                                                                              89,186       85,599
                                                                                         ------------  ----------
Total Liabilities and Stockholders' Equity.............................................   $  126,532   $  123,375
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                            RADIATION SYSTEMS, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                             THREE MONTHS ENDED     SIX MONTHS ENDED    YEAR ENDED
                                                                DECEMBER 31           DECEMBER 31        JUNE 30
                                                            --------------------  --------------------  ----------
                                                              1993       1992       1993       1992        1993
                                                            ---------  ---------  ---------  ---------  ----------
Revenues
  Sales...................................................  $  27,061  $  28,492  $  53,035  $  60,951  $  118,790
  Business interruption insurance.........................                   802        827        802       2,996
                                                            ---------  ---------  ---------  ---------  ----------
                                                               27,061     29,294     53,862     61,753     121,786
                                                            ---------  ---------  ---------  ---------  ----------
Costs and expenses
  Cost of sales, including general and administrative
   expenses...............................................     24,832     25,619     48,321     54,038     106,130
  Interest expense, net...................................        114         46        228          2          80
                                                            ---------  ---------  ---------  ---------  ----------
                                                               24,946     25,665     48,549     54,040     106,210
                                                            ---------  ---------  ---------  ---------  ----------
Earnings before income taxes..............................      2,115      3,629      5,313      7,713      15,576
Provision for income taxes................................        811      1,378      1,998      2,893       5,336
                                                            ---------  ---------  ---------  ---------  ----------
Earnings before cumulative effect.........................      1,304      2,251      3,315      4,820      10,240
Cumulative effect on prior years' earnings of a change in
 accounting for income taxes..............................                              377
                                                            ---------  ---------  ---------  ---------  ----------
Net earnings..............................................  $   1,304  $   2,251  $   3,692  $   4,820  $   10,240
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Earnings per share:
  Earnings before cumulative effect.......................  $     .16  $     .27  $     .40  $     .58  $     1.23
  Cumulative effect on prior years' earnings of a change
   in accounting for income taxes.........................                              .05
                                                            ---------  ---------  ---------  ---------  ----------
                                                            $     .16  $     .27  $     .45  $     .58  $     1.23
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------

           See notes to condensed consolidated financial statements.

                            RADIATION SYSTEMS, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                                                   DECEMBER 31
                                                                                               --------------------
                                                                                                 1993       1992
                                                                                               ---------  ---------
Cash Flows from Operating Activities.........................................................  $   1,621  $    (203)
                                                                                               ---------  ---------
Cash Flows from Investing Activities
  Capital expenditures.......................................................................     (2,822)      (547)
  Property insurance claim receipts..........................................................      2,670      1,500
  Property insurance claim costs incurred....................................................       (362)    (1,733)
  Sale of short-term investments.............................................................        460        173
  Acquisition of TACAN product line..........................................................                (1,205)
                                                                                               ---------  ---------
                                                                                                     (54)    (1,812)
                                                                                               ---------  ---------
Cash Flows from Financing Activities
  Short-term borrowings......................................................................      4,000
  Payment of short-term borrowings...........................................................     (3,000)
  Payment of long-term debt..................................................................       (918)      (612)
  Dividends paid.............................................................................       (414)      (418)
  Proceeds from long-term debt...............................................................                 2,000
  Proceeds from stock option exercises.......................................................                    96
                                                                                               ---------  ---------
                                                                                                    (332)     1,066
                                                                                               ---------  ---------
Effect of Exchange Rate Changes on Cash and Equivalents......................................        (10)      (814)
                                                                                               ---------  ---------
Net Increase in Cash and Equivalents.........................................................  $   1,225  $  (1,763)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

           See notes to condensed consolidated financial statements.

                            RADIATION SYSTEMS, INC.
         UNAUDITED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION
    The condensed consolidated financial statements included herein have been prepared by Radiation Systems, Inc. (together with its subsidiaries, unless the context otherwise requires, referred to herein as the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended June 30, 1993.

    In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the results for interim periods have been made. The results of operations for the interim periods ended December 31, 1993, are not necessarily indicative of the results to be expected for the full year.

    Certain reclassifications have been made to prior periods' balances to conform to the classifications used in the current interim periods. As a supplementary disclosure, the Company has presented a Consolidated Statement of Earnings for the year ended June 30, 1993, in order to more clearly reflect the impact of the tornado damage in October 1992 (see Note 4) on the Company's operating results for all periods presented.

2.  SUBSEQUENT EVENT -- PROPOSED MERGER WITH COMSAT
    On January 30, 1994, the Company entered into a merger agreement whereby COMSAT Corporation ("COMSAT") will acquire all of the Company's common stock. Under the merger agreement, the Company will be merged with and into a wholly owned subsidiary of COMSAT and each share of the Company's common stock (other than stock owned by the Company or by COMSAT or its subsidiaries) will be exchanged for $18.25 in COMSAT common stock, based on the average closing price of COMSAT stock during 20 trading days ending five trading days before the closing of the transaction. However, in no event would a share of the Company's common stock be exchanged for less than 0.638 or more than 0.780 shares of COMSAT common stock.

    The merger is subject to the approval of the Company's shareholders, receipt of all required government approvals and compliance with other customary conditions. COMSAT currently owns 4.9 percent of the Company's stock. The Company may be required to pay COMSAT up to $7.5 million if the transaction is not completed under certain circumstances. The Company has also granted COMSAT, as part of this transaction, an irrevocable option that can be exercised under certain circumstances to purchase up to an additional 15 percent of the Company's common stock, at an exercise price of $18.25 per share. It is also a condition to the merger that it be treated as a pooling of interests by COMSAT for accounting purposes. The Company's shareholders are expected to vote on the merger during the second quarter of calendar year 1994.

3.  CUMULATIVE EFFECT ADJUSTMENT
    The Company implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), in the quarter ended September 30, 1993, which changed the method of accounting for income taxes from the deferred method to the liability method. Under the liability method, deferred tax assets and liabilities are recognized based on the temporary differences between the carrying amounts of assets and liabilities for financial statement and income tax purposes using currently enacted tax rates. The implementation of SFAS 109 resulted in a favorable $377,000 ($.05 per share) cumulative effect adjustment to earnings in the quarter ended September 30, 1993.

                            RADIATION SYSTEMS, INC.
   UNAUDITED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INSURANCE SETTLEMENT STATUS
    On October 3, 1992, the Company sustained tornado damage to plant, equipment and inventory at its Largo, Florida, antenna pedestal manufacturing facility.

PROPERTY CLAIM

    Included in other current liabilities at December 31, 1993, is $2,657,000 of property insurance claim receipts, net of restoration and replacement costs incurred associated with the tornado damage. The Company is in the process of negotiating a final insurance settlement for its property claim which it believes will offset future costs to be incurred associated with the tornado damage.

BUSINESS INTERRUPTION CLAIM

    For its business interruption claim, the Company has previously received $827,000 and $2,996,000 which have been included in total revenues for the quarter ended September 30, 1993, and the year ended June 30, 1993 (including $802,000 in the quarter ended December 31, 1992), respectively. The Company has submitted a business interruption insurance claim for the quarter ended December 31, 1993, and believes it will reach a settlement of such claim with its insurance company by the end of the fiscal year ending June 30, 1994.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER ("Agreement") made as of January 30, 1994, by and among COMSAT Corporation, a District of Columbia corporation ("COMSAT"), CTS America, Inc., a Delaware corporation and a wholly owned subsidiary of COMSAT ("CTS"), and Radiation Systems, Inc., a Nevada corporation ("RSI").

    WHEREAS, COMSAT desires to acquire RSI by a merger of RSI with and into CTS, and RSI desires the same, pursuant and subject to the terms and conditions of this Agreement;

    WHEREAS, the Boards of Directors of each of COMSAT and RSI have determined that the proposed merger of RSI with and into CTS is in the best interests of their respective corporations and shareholders;

    WHEREAS, COMSAT, CTS and RSI intend that the transactions contemplated by this Agreement qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that such transactions will be accounted for by the pooling of interests method of accounting for financial reporting purposes; and

    WHEREAS, pursuant to such merger, CTS shall be the merging or surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and RSI shall be the merged or disappearing corporation (sometimes hereinafter referred to as the "Merged Corporation");

    NOW THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the Effective Date (as defined in Section 1.2 herein) and subject to and upon the terms of this Agreement, the General Corporation Law of the State of Delaware ("Delaware Corporation Law") and the General Corporation Law of the State of Nevada ("Nevada Corporation Law"), RSI shall be merged with and into CTS, the separate corporate existence of RSI shall cease, and CTS shall continue as the Surviving Corporation (the "Merger"). CTS and RSI are hereinafter sometimes referred to jointly as the "Constituent Corporations."

        1.1.1 NEVADA ARTICLES OF MERGER. At the Closing (as defined in Article II herein), CTS and RSI shall execute and acknowledge Nevada Articles of Merger in the form of Exhibit A hereto ("Nevada Articles of Merger"), providing for the Merger pursuant to Section 78.458 of the Nevada Corporation Law.

        1.1.2 DELAWARE CERTIFICATE OF MERGER. At the Closing, CTS and RSI shall execute and acknowledge a Delaware Certificate of Merger in the form of Exhibit B hereto ("Delaware Certificate of Merger") providing for the Merger pursuant to Section 252 of the Delaware Corporation Law.

        1.1.3 FILINGS. Immediately upon completion of the Closing, CTS and RSI shall cause the Merger to be consummated by filing or causing to be filed the original Delaware Certificate of Merger with the Secretary of the State of Delaware, by recording or causing to be recorded a second original of the Delaware Certificate of Merger in the Office of the Recorder of the County of New Castle of the State of Delaware (being the county in which the registered office of the Surviving Corporation is located), and by filing or causing to be filed the original Nevada Articles of Merger with the Secretary of the State of Nevada, pursuant to Sections 103 and 252 of the Delaware Corporation Law and Section 78.458 of the Nevada Corporation Law, respectively.

    Section 1.2 EFFECTIVE DATE. The Effective Date of the Merger ("Effective Date") shall be the later of the day when the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of

Delaware or the day when the Nevada Articles of Merger are duly filed with the Secretary of the State of Nevada as provided in Subsection 1.1.3 herein, the parties intending the Merger to be deemed as having been consummated at the close of business upon the Effective Date, which for purposes of this Agreement, shall be deemed to be 5:00 p.m. local time in Reno, Nevada on the Effective Date. It is the intent of the parties that the Effective Date be the same day as the Closing Date (as defined in Article II herein) or, if not practicable, the earliest practicable day immediately thereafter.

    Section 1.3 EFFECT OF THE MERGER. At the close of business on the Effective Date, the effect of the Merger shall be as provided under all applicable provisions of the Delaware Corporation Law and the Nevada Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the close of business on the Effective Date any and all assets, rights, privileges, powers and franchises of the Constituent Corporations, individually and collectively, shall vest in the Surviving Corporation, and any and all debts, liabilities, duties and obligations of the Constituent Corporations, individually and collectively, shall vest in, be deemed to be assumed by and become debts, liabilities, duties and obligations of the Surviving Corporation.

    Section 1.4  THE SURVIVING CORPORATION.

        1.4.1 CERTIFICATE. The Certificate of Incorporation of CTS as in effect upon the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate. A copy of such Certificate is attached hereto as Exhibit C.

        1.4.2 BYLAWS. The Bylaws of CTS as in effect upon the Effective Date shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation, and such Bylaws. A copy of such Bylaws is attached hereto as Exhibit D.

        1.4.3 DIRECTORS AND OFFICERS. The directors and officers of CTS upon the Effective Date will be the initial directors and officers of the Surviving Corporation. In the event a vacancy shall exist on the Board of Directors or in any office of CTS upon the Effective Date, such vacancy may thereafter be filled in the manner provided by law, the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

        1.4.4 SURRENDER. At the Closing, the Merged Corporation shall surrender its stock registry, minute book and corporate seal to the Surviving Corporation. At the Effective Date the stock transfer books of RSI shall be closed, and there shall be no registration of transfers of shares of capital stock of RSI thereafter.

    Section 1.5 ADDITIONAL ACTIONS. If, at any time after the Closing, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Merged Corporation acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement and the transactions contemplated hereby, the Merged Corporation shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, novations and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and the transactions contemplated hereby; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merged Corporation or otherwise to take any and all such actions.

                                   ARTICLE II
                             CLOSING; CONSIDERATION

    Section 2.1 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Crowell & Moring, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004 at 11:00 a.m. immediately following a special meeting of the RSI shareholders to approve the

Merger, or otherwise on the first business day after all of the conditions to the Closing set out in Articles VI and VII herein have been met or waived, or at such other place and date and time as the parties may designate in writing (the date and time agreed upon for Closing hereinafter the "Closing Date").

    Section 2.2    CONSIDERATION AND  CONVERSION  OF STOCK.    At the  close  of
business on the Effective Date:

        2.2.1 CONVERSION. Each share of RSI common stock, par value $1.00 per share (the "RSI Stock"), other than shares specified in Subsection 2.2.2, that is issued and outstanding on the Effective Date shall be converted without any action on the part of the holder thereof into that fraction of a share, rounded to the nearest thousandth (the "Conversion Fraction"), of common stock, without par value, of COMSAT (the "COMSAT Stock") determined by dividing Eighteen Dollars and twenty-five cents ($18.25) by the average closing price of a whole share of COMSAT Stock on the New York Stock Exchange Composite Tape for the twenty (20) Trading Days ending with the Trading Day which precedes the Closing Date by five (5) Trading Days (a "Trading Day" being any day on which the New York Stock Exchange is open for business and on which shares of COMSAT Stock are traded on that Exchange), provided that the Conversion Fraction shall not be less than .638 and shall not be greater than .780. The issuance and voting of the COMSAT Stock shall be subject to any restrictions set forth in the Communications Satellite Act of 1962, as amended, 47 U.S.C. SectionSection 701 et seq., the COMSAT Articles of Incorporation, and such actions that have been taken by the Board of Directors of COMSAT pursuant to authority granted by Section 5.05 of the COMSAT Articles of Incorporation.

        2.2.2 CANCELLATION OF CERTAIN SHARES. All shares of RSI Stock which are (i) held in the treasury of RSI or owned by any subsidiary of RSI on the Effective Date, or (ii) owned by COMSAT or any subsidiary of COMSAT, including CTS, on the Effective Date shall be cancelled without payment of any consideration therefor.

    Section 2.3  EXCHANGE OF AND PAYMENT FOR RSI STOCK.

        2.3.1 NOTICE. Promptly after the Effective Date COMSAT will cause the exchange agent selected by COMSAT (the "Exchange Agent") to send to each holder of record of shares of RSI Stock which shall have been converted into shares of COMSAT Stock in the Merger an appropriate letter of transmittal for purposes of surrendering such holder's certificates for such shares for exchange into certificates of shares of COMSAT Stock as provided in this
    Section 2.3.

        2.3.2 CERTIFICATES. As soon as practicable after the Effective Date and after surrender to the Exchange Agent of any certificate which prior to the Effective Date shall have represented any shares of RSI Stock, subject to the provisions of Subsection 2.3.4 herein, COMSAT shall cause to be distributed to the person in whose name such certificate shall have been registered certificates registered in the name of such person representing the shares of COMSAT Stock into which any shares previously represented by the surrendered certificate shall have been converted as of the close of business on the Effective Date and a check payable to such person representing the payment of cash in lieu of fractional shares determined in accordance with Subsection 2.3.5 herein. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Date shall have represented any shares of RSI Stock shall be deemed at and after the Effective Date to represent only the right to receive upon such surrender a certificate representing the COMSAT Stock and the payment as so contemplated.

        2.3.3 DIVIDENDS. No dividends or other distributions declared after the date of this Agreement with respect to shares of COMSAT Stock and payable to the holders of record thereof on or after the Effective Date shall be paid to the holder of any unsurrendered certificates which prior to the Effective Date shall have represented shares of RSI Stock with respect to which the shares of COMSAT Stock shall have been issued in the Merger until such certificates shall be surrendered as provided herein, unless otherwise agreed in writing by COMSAT, but (i) upon such surrender there shall be paid to the person in whose name the certificates representing such shares of COMSAT Stock shall be issued the amount of dividends or other distributions theretofore paid or made with a record date on or after the Effective Date but prior to surrender with respect to such shares of COMSAT Stock and the amount of any cash payable to such person in lieu of fractional shares pursuant to Subsection 2.3.5 herein, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid or made to such person the amount of dividends or other distributions with a record date on or after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of COMSAT Stock. No interest shall be payable with respect to the payment of such dividends or other distributions or cash in lieu of fractional shares on surrender of outstanding certificates.

        2.3.4 PRIOR TRANSFER. If any cash, dividend, other distribution or certificate representing shares of COMSAT Stock is to be paid or made to or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of COMSAT Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        2.3.5 CASH IN LIEU OF FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of COMSAT Stock shall be issued upon the surrender for exchange of certificates which prior to the Merger shall have represented any shares of RSI Stock, no dividend or other distribution of COMSAT shall relate to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of COMSAT. In lieu of any fractional shares, there shall be paid to each holder of shares of RSI Stock who otherwise would be entitled to receive a fractional share of COMSAT Stock an amount of cash (without interest) determined by multiplying such fraction by the closing price of a whole share of COMSAT Stock on the New York Stock Exchange Composite Tape on the last full trading day prior to the Effective Date.

        2.3.6 FULL SATISFACTION. Subject to COMSAT's obligation to pay or make previously declared dividends and other distributions which remain unpaid or unmade, all rights to receive cash, if any, other distributions and shares of COMSAT Stock into which shares of RSI Stock shall have been converted in the Merger shall be deemed when paid, made or issued hereunder to have been paid, made or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of RSI Stock.

        2.3.7 ESCHEAT LAWS. Notwithstanding any provision of this Section 2.3, neither the Exchange Agent nor any party to this Agreement shall be liable to a holder of a certificate for RSI Stock for any shares of COMSAT Stock, dividends or other distributions thereon, or proceeds in lieu of issuance of any fractional shares thereof, delivered to a public official pursuant to applicable escheat or unclaimed property laws.

    Section 2.4 ADJUSTMENTS. If, between the date of this Agreement and the Effective Date (inclusive), the outstanding shares of COMSAT Stock or RSI Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) thereon shall be declared with a record date within said period, the number of shares of COMSAT Stock into which shares of RSI Stock are to be converted shall be correspondingly adjusted after negotiations conducted in good faith and promptly concluded between the parties, and the Nevada Articles of Merger and the Delaware Certificate of Merger shall be amended to reflect the same.

    Section 2.5 OTHER DELIVERIES. At the Closing, each of COMSAT, CTS and RSI shall use its best efforts to deliver or cause to be delivered the opinions, certificates and other documents respectively required to be delivered pursuant to Articles VI and VII hereunder.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF RSI

    RSI hereby represents and warrants to COMSAT and CTS as of the date hereof and as of the Closing Date as set forth in this Article III. RSI is making all these representations and warranties on behalf of itself and each RSI Subsidiary (as defined in Subsection 3.1.2 herein), unless the context otherwise plainly requires. In determining whether an event, condition or matter would have an effect on or be material to RSI, RSI shall be deemed to include RSI and the RSI Subsidiaries, taken as a whole. The "Disclosure Letter" referred to in the representations and warranties of RSI contained in this Article III refers to a letter which has heretofore been delivered by RSI to COMSAT and CTS, and which may be updated periodically and shall be updated immediately prior to the Closing Date pursuant to Section 5.12. The Disclosure Letter (and any update thereof) may include more information than is required to be disclosed therein and such inclusions are not an admission that any matter referred to therein is material. Whenever a representation and warranty contained in this Article III is made to the knowledge of RSI, it shall mean all facts and conditions referred to in or omitted from such representation and warranty, and which are known by, or which should have been known by (in light of circumstantial evidence made available to them on or prior to the date on which such representation and warranty is made), the following individuals: (i) as of the date of this Agreement, Richard E. Thomas, Mark D. Funston, R. Doss McComas, Marvin D. Shoemake, William A. Thomas, Harold A. Siegel, and the directors of RSI; and
(ii) as of the Closing Date each of the individuals referred to in clause (i) of this sentence plus those officers and employees of RSI and the RSI division presidents and general managers so listed in the Disclosure Letter.

    Section 3.1  ORGANIZATION AND STANDING.

        3.1.1  ORGANIZATION.   RSI is a  corporation duly incorporated,  validly
    existing and in good standing under the laws of the State of Nevada.

        3.1.2 SUBSIDIARIES. Except for those entities identified in the Disclosure Letter (hereinafter termed the "RSI Subsidiaries"), RSI has no subsidiaries or affiliated companies, is not a partner or co-venturer with any other entity, and does not otherwise directly or indirectly control any other business entity. Except as identified in the Disclosure Letter, each RSI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, as indicated in the Disclosure Letter. Except as identified in the Disclosure Letter, RSI is the sole record and beneficial owner of all of the outstanding capital stock of each RSI Subsidiary, free and clear of any liens, pledges, mortgages or encumbrances.

        3.1.3 QUALIFICATION. RSI and each RSI Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its activities makes such qualification or license necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, assets or results of operations of RSI. The Disclosure Letter identifies: (i) each state in which RSI and each RSI Subsidiary is qualified or licensed to do business as a foreign corporation; and (ii) the name and address of the registered agent for RSI and each RSI Subsidiary in each such state.

        3.1.4 CORPORATE POWER. RSI and each RSI Subsidiary has all requisite corporate power (i) to carry on its business as it is now being conducted and to own and operate the properties and assets it now owns and operates, and (ii) in the case of RSI, to carry out the provisions of this Agreement and the transactions contemplated hereby.

        3.1.5 CORPORATE DOCUMENTS. True, correct and complete copies of the Restated Articles of Incorporation of RSI and each RSI Subsidiary and all amendments thereto, and of the By-laws of RSI and each RSI Subsidiary and all amendments thereto, have been delivered to COMSAT.

    Section 3.2  CAPITALIZATION.

        3.2.1 AUTHORIZED AND OUTSTANDING RSI STOCK. The total authorized capital stock of RSI is 25,000,000 shares of common stock, par value $1.00 per share, of which, as of the date hereof, (i) 8,285,187 shares are issued and outstanding, (ii) 514,750 shares are subject to issuance upon the

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    exercise of outstanding  options, and  (iii) 471,432 shares  are issued  and held in treasury. As of the Closing Date, the total number of issued and outstanding shares of the capital stock of RSI shall not exceed the sum of
    (i) and (ii). There exist no other shares of capital stock of RSI, securities which are convertible into shares of capital stock of RSI, or any options, warrants, contracts, commitments or other arrangements which subject RSI to the issuance of any shares of capital stock upon the exercise thereof or after the passage of time.

        3.2.2    DUE AUTHORIZATION  AND ISSUANCE.    All issued  and outstanding
    shares of the capital stock of RSI have been duly authorized and validly issued and are fully paid and nonassessable.

    Section 3.3  AUTHORIZATION.

        3.3.1 RSI. RSI has all requisite corporate power and authority to execute and deliver this Agreement and, subject with respect to consummation of the Merger to approval of this Agreement by a majority of all votes entitled to be cast by holders of shares of RSI Stock (the "RSI Vote"), to perform the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by RSI of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by RSI's Board of Directors and, except for the RSI Vote, no other corporate proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. RSI's Board of Directors has unanimously (a) determined that the Merger is in the best interests of RSI and its stockholders, (b) approved all of the transactions contemplated by this Agreement, including without limitation, the Merger, a Stock Option Agreement of even date herewith between RSI and COMSAT (the "Stock Option Agreement"), and (c) voted to recommend this Agreement to RSI stockholders. As of the date of this Agreement, RSI has received the written opinion of Alex. Brown & Sons Incorporated ("Alex. Brown"), its financial adviser, that in the opinion of Alex. Brown the consideration to be received by RSI stockholders in the Merger is fair, from a financial point of view, to RSI stockholders. Assuming the valid authorization, execution and delivery of this Agreement by COMSAT and CTS, this Agreement is a valid and binding obligation of RSI and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles.

        3.3.2 NO BREACH OR VIOLATION BY RSI. Execution, delivery and performance of this Agreement by RSI and consummation of the transactions contemplated hereby will not lead to or cause a violation, breach, or default or result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any Encumbrance (as defined in Section 3.7.1 hereof) on any property or assets of RSI, whether by notice or lapse of time or both, or otherwise conflict with any term or provision of the following:

           (a) RSI's Restated Articles of Incorporation and By-laws, as amended;

           (b) Any note, bond, mortgage, contract, indenture, pledge or agreement to lease, license or other instrument or obligation to which RSI or any of the RSI Subsidiaries is a party or is bound: (i) where such violation, breach, default, termination, acceleration or Encumbrance would have a material adverse effect on the business, operations or financial condition of RSI; or (ii) as to which required consents, amendments or waivers shall not have been obtained by RSI prior to the Closing for any such violation, breach, default, termination, acceleration or Encumbrance; or

           (c) Any court or administrative order, writ or injunction or process, or any permit, license, or consent decree to which RSI or any RSI
       Subsidiary is a party or is bound: (i) where such violation, breach, default, termination, acceleration or Encumbrance would have a material adverse effect on the business, operations or financial condition of RSI; or (ii) as to which required consents, amendments or waivers shall not have been obtained by RSI prior to the Closing for any such violation, breach, default, termination, acceleration or Encumbrance.

    Section  3.4  SEC FILINGS.   RSI has furnished to COMSAT  and CTS a true and
complete copy of (i) each final prospectus and definitive proxy statement filed by RSI with the Securities and Exchange

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Commission  (the "SEC") since June  30, 1989 and (ii)  each report on Form 10-K,
8-K or 10-Q (and any amendments thereto) filed by RSI with the SEC since June 30, 1989 (collectively, the "RSI SEC Documents"). Each of the RSI SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and none of the RSI SEC Documents as of the dates they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in each case as of the date when made.

    Section 3.5  FINANCIAL STATEMENTS.

        3.5.1 SEC FILINGS. Each of the consolidated financial statements included in the RSI SEC Documents (including any related notes thereto) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and fairly presents the earnings, financial position, cash flows and stockholders' equity, as the case may be, of RSI and its subsidiaries on a consolidated basis as of its date or for the respective periods set forth therein (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and when read in conjunction with the relevant audited financial statements and the notes thereto), in each case, in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as set forth therein or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X as in effect at the relevant time.

        3.5.2  ABSENCE OF CHANGES.  Since June 30, 1993, there has not been:

           (a) Any material adverse change in the assets, working capital, reserves, financial condition, accounting methods or results of operations of RSI (provided that expenses incurred in connection with the transactions contemplated hereby shall be excluded in making such determination);

           (b) Any material change in the contingent obligations or  liabilities
       of   RSI  by  way  of   guaranty,  documentary  credit,  standby  credit,
       endorsement, indemnity, warranty or otherwise;

           (c) Any waiver or cancellation by RSI of valuable rights or of debts owed to any of them which, taken as a whole, are material to the business or financial condition of RSI;

           (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of RSI;

           (e) Any increase in the rate or terms of compensation payable, or potentially payable, by RSI to any director, officer or employee, except increases occurring in the ordinary course of business in accordance with RSI's customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);

           (f) Any increase in the rate or terms, or establishment, of any bonus, insurance, severance, stock option, pension or other employee benefit plan, payment or arrangement made to, for or with any of the employees of RSI except increases occurring in the ordinary course of business in accordance with RSI's customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);

           (g) Any loan to, or guarantee or assumption of any loan or obligation on behalf of, any officer or director of RSI except advances occurring in the ordinary course of business in accordance with RSI's customary practices; or

           (h) Any declaration, setting aside or payment of any dividend (other than as permitted by Section 5.7 herein) by RSI (in cash, properties or securities) or other distribution of assets by RSI in respect of the shares of its capital stock, or issuance, sale, transfer by RSI, or commitment to issue, sell or transfer any shares of its capital stock other than pursuant to the Stock Option Agreement, employee stock options, director stock options and other agreements or commitments existing on June 30, 1993, or any redemption, purchase or other acquisition of any of its securities;

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PROVIDED  THAT  for  purposes  of  paragraphs (a),  (b),  (c)  and  (d)  of this
Subsection 3.5.2, a material adverse change or effect shall be deemed to occur if as a result of the events described in such paragraphs there is a decrease in the aggregate in the stockholders' equity of RSI as reflected on RSI's consolidated statement of financial position at June 30, 1993, of five percent or greater, to the date of this Agreement or the Closing Date, as applicable.

        3.5.3     NO  UNDISCLOSED  LIABILITIES.    RSI  has  no  liabilities  or
    obligations, secured or unsecured (absolute, accrued, or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due), of a nature required to be reflected in a balance sheet prepared in accordance with GAAP applied on a basis consistent with prior years, which were not disclosed in the RSI SEC Documents, except for those liabilities and obligations of RSI incurred since June 30, 1993 in the ordinary course of business.

    Section 3.6 FORECASTS. Notwithstanding any disclaimers to the contrary (whether oral or in writing) made by or on behalf of RSI, all forward looking statements made in writing (including but not limited to forecasts and projections of revenues, income or losses, capital expenditures, or other financial items, management plans and objectives for future operations, statements of future economic performance and statements of the assumptions underlying or relating to any of the foregoing) by RSI in the "Bid and Proposal Schedule" delivered to COMSAT prior to the date hereof or updated prior to the Closing Date, or in any Form 10-K or Form 10-Q (and any amendments thereto) filed with the SEC after June 30, 1992, were made based upon reasonable grounds (in the case of the "Bid and Proposal Schedule" delivered to COMSAT prior to the date hereof, taking into account RSI's procedure for assembling the schedule as described in the Disclosure Letter) and disclosed in good faith.

    Section 3.7  PROPERTIES; LEASES; TANGIBLE ASSETS.

        3.7.1 TITLE. The Disclosure Letter contains a list of all real property which RSI purports to own. To RSI's knowledge, RSI has good and valid title to or, in the case of leased properties, a good and valid leasehold interest in, all of the assets which it purports to own or lease, including all assets (real, personal or mixed, tangible or intangible) reflected in the June 30, 1993 consolidated financial statements of RSI, or acquired by RSI thereafter, except those assets disposed of in the ordinary course of business after June 30, 1993 and the title to each such property and asset of RSI is free and clear of any title defects, objections, liens, mortgages, security interests, pledges, charges and encumbrances, adverse claims, equities or other adverse interests of any kind including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively the "Encumbrances"), except as follows:

           (a) Any lien for taxes or other governmental charges not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established by RSI;

           (b) Any Encumbrances reflected on the financial statements contained in the RSI SEC Documents, with such changes in the amount thereof as may have occurred since June 30, 1993 in the ordinary course of business and which changes will not materially reduce the aggregate value of the property and assets held by RSI;

           (c) Such other imperfections of title or Encumbrances which, as of the Closing Date, will not materially reduce the aggregate value of the property and assets of RSI;

           (d) Any progress payment liens arising from progress payments made by the United States Government or any agency thereof on contracts affecting the assets of RSI; and

           (e) Any Encumbrances or other matters identified in the Disclosure Letter.

        3.7.2 USE RESTRICTIONS. With respect to any real property owned or leased by RSI, to RSI's knowledge there exists no applicable zoning ordinance, building code, use or occupancy restriction, or

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
    any material violation of any such ordinance, code or restriction, or any condemnation action or proceeding with respect thereto, that materially detracts from the aggregate value of the real property as reflected in the June 30, 1993 consolidated statement of financial position of RSI.

        3.7.3 CONDITION. To RSI's knowledge, all tangible properties and assets of RSI that are necessary or useful to the business of RSI are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are put.

        3.7.4 LEASES. The Disclosure Letter identifies all leases with a remaining term of more than one year and aggregate remaining lease payments due of $100,000 or more to which RSI is a party or is otherwise bound for the lease of real property or personal property or equipment pursuant to which RSI leases real or personal property or equipment either as the lessor or as the lessee. With respect to such leases, to RSI's knowledge there exist no defaults by RSI, or defaults by a lessor or any third party, or misrepresentations with respect to such leases made by RSI, any lessor and/or any third party, that materially and adversely affect in the aggregate the business, operations or financial condition of RSI.

        3.7.5 GOVERNMENT FURNISHED EQUIPMENT. RSI's materials management systems relating to inventories of equipment and other materials procured or held by RSI for the performance of any contracts (prime or sub) with the U.S. Government are adequate and appropriately maintained for the uses to which they are put or required to be put under the terms of such contracts. All items of inventory, equipment and other materials procured or held by RSI for the performance of any contracts (prime or sub) with the U.S. Government have been maintained in the condition they were when loaned, or bailed to, or procured by RSI, ordinary wear and tear excepted, or used or processed for the purposes for which they were intended and if such items of inventory, equipment and other materials were returned to the U.S. Government or its designee at any time prior to the Closing Date, there is no basis for a claim for loss, damage, negligence or reckless disregard of use or care of such items of inventory, equipment and other materials to be asserted by the U.S. Government that if successful would have a material adverse effect on the business, results of operations or financial condition of RSI.

    Section 3.8  BACKLOG.

        3.8.1 AMOUNT. The Disclosure Letter sets forth a schedule of the backlog by contract of RSI (excluding, for purposes of the Disclosure Letter prior to execution of this Agreement, the backlog by contract of the Mark Antennas, PG Technologies, and CSA Antenna Systems Division), as of December 31, 1993, for products and services to be provided by RSI, for those contracts having a value of at least $25,000, including (i) the aggregate dollar amount of firm and funded backlog, (ii) the aggregate dollar amount of unfunded backlog (including without limitation unexercised options), and
    (iii) the aggregate dollar amount of backlog for which RSI has received notice of program selection but final contract terms have not been negotiated. At the Closing Date, the Disclosure Letter shall set forth on a consistent basis (except that contracts having a value of less than $25,000 may be included) a schedule of the backlog of RSI by contract or, in the case of the Mark Antenna and PG Technology divisions, by division for contracts having a value of less than $100,000, which schedule shall show an aggregate contract backlog for categories (i), (ii), and (iii), above, of at least $118,500,000. For purposes of this Subsection 3.8.1, where the contract or applicable law or regulation would prohibit identification of the customer, the Disclosure Letter will omit such identification.

        3.8.2 ORDINARY COURSE. All of the contracts constituting the backlog of RSI (i) have been entered into in the ordinary course of business, and
    (ii) are capable of performance by RSI in accordance with the terms and conditions of each such contract, without materially and adversely affecting the financial condition or results of operations of RSI. Since June 30, 1993, RSI has not changed in any material respects its pricing policies, practices or objectives with respect to return on sales in connection with its outstanding bids and proposals, when considered in the aggregate.

    Section 3.9 ACCOUNTS RECEIVABLE. RSI's accounts receivable, unbilled costs and accrued profits (less customer progress payments), notes receivable, contracts in progress, accounts payable and notes payable (collectively, the "Receivables and Unbilled Costs") as of the Closing Date shall be or were recorded on its

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books and records  in the ordinary  course of business  in accordance with  GAAP applied  on a  basis consistent  with prior  years. Since  June 30,  1993, RSI's
consolidated  financial  statements  include   reserves  with  respect  to   the
Receivables and Unbilled Costs reflected therein against doubtful collection or billings which in the opinion of RSI, its officers or directors, are adequate.

    Section 3.10 INVENTORIES. All inventories of RSI (i) reflected in its June 30, 1993 consolidated statement of financial position, or (ii) to be held as of the Closing Date, have been or will have been acquired or manufactured, and are in amounts RSI reasonably believes to be adequate to fill customer orders, in the ordinary course of business in accordance with RSI's normal inventory practices. For purposes of preparing its June 30, 1993 and any subsequent consolidated statement of financial position, the inventories held by RSI were valued at cost, and as to classes of items inventoried and methods of accounting and pricing determined in a manner consistent with prior years.

    Section 3.11  INTELLECTUAL PROPERTY.

        3.11.1 PATENTS AND KNOW-HOW. The Disclosure Letter sets forth a complete and accurate list of each patent, patent application and docketed invention, by date and germane case or docket number and country of origin, and each license or licensing agreement, by date, term and the parties thereto, for each of the patents, patent applications, inventions, trade-secrets, rights to know-how, processes, computer programs or use of technology, held or employed by RSI (each such patent, patent application, license or licensing agreement listed thereon hereinafter termed the "Patents and Licenses"). With respect to the Patents and Licenses, and with respect to all other technology including but not limited to research and development results, computer programs, processes, trade secrets, know-how, formulae, chip designs, mask works, inventions and manufacturing, engineering, quality control, testing, operational, logistical, maintenance and other technical information and technology held or employed by RSI ("RSI's Technology") and except as set forth in the Disclosure Letter:

           (a) RSI owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Patents and Licenses and in RSI's Technology, with all rights to make, use, and sell the property embodied in or described in the Patents and Licenses and in RSI's Technology and which are material to the business or operations of RSI. To RSI's knowledge, its use of the Patents and Licenses and RSI's Technology does not conflict with, infringe upon or violate any patent, patent license, patent application, mask work, mask work registration, or any pending application relating thereto, or any trade secret, know-how, programs or processes of any third person, firm or corporation;

           (b) RSI either owns the entire right, title and interest in, to and under, has an express license to use, or has acquired in connection with the acquisition of equipment or inventory an implied license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, trade names, brand names and copyrights which are material to the business or operations of RSI.

           (c) The U.S. government has no rights with respect to any "technical data" or "computer software" that are owned by RSI and are material to the business or operations of RSI.

        3.11.2 TRADEMARKS AND COPYRIGHTS. The Disclosure Letter sets forth a complete and accurate list of each trademark, trade name, and trademark and trade name registration or application, and copyright registration and application for copyright registration, by date and germane case or docket number and country of origin, and each license or licensing agreement, by date and the parties thereto, for each trademark and copyright license or licensing agreement, held or employed by RSI (each such trademark, copyright, application, and license or licensing agreement hereafter termed the "Trademarks and Licenses"). Except as set forth in the Disclosure Letter, RSI owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Trademarks and Licenses which are material to the business or operations of RSI. To RSI's knowledge, its use of the Trademarks and Licenses does not conflict with, infringe upon or violate any trademark, trade name, trademark or trade name registration or application, copyright, copyright registration or application, service mark, brand mark or brand name or any pending application relating thereto, of any third person, firm or corporation.

    Section 3.12  CONTRACTS AND OBLIGATIONS.

        3.12.1 IDENTIFICATION. The Disclosure Letter includes an accurate and complete list as of the date indicated therein of:

           (a) All agreements and contracts between RSI and (i) its vendors or suppliers the termination of which would have a material adverse effect on the business, operations or financial condition of RSI, and (ii) its customers (each U.S. government agency deemed to be a separate customer and where the contract or applicable law or regulation would prohibit identification of the customer, the Disclosure Letter will omit such identification) where the backlog for such contract is $25,000 or more;

           (b) All loan agreements and other evidences of indebtedness, and all letters of credit or other documentary credits, having in each case a total liability of $50,000 or more;

           (c) All distributorship, non-employee commission or marketing agent, representative or franchise agreements providing for the marketing and/or sale of the products or services of RSI;

           (d) All partnership agreements for the organization of limited or general partnerships in which RSI is a partner, all limited liability company agreements, and all joint ventures to which RSI is a party;

           (e) All agreements or arrangements for the sale of any of the assets of RSI except in the ordinary course of business;

           (f) All employment contracts or consulting contracts reflecting an RSI commitment of $100,000 or more, or agreements with respect to severance or similar arrangements; and

           (g) To RSI's knowledge, all contracts or agreements with any officer, director or employee of RSI or any member of their immediate families, or with any entity under the control of any officer, director or employee of RSI or any member of their immediate families, whether individually or in combination with any other such person or persons.

        3.12.2 FULL FORCE AND EFFECT. Except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, and by general equitable principles, each agreement, contract and obligation having a total value of $100,000 or more identified in the Disclosure Letter pursuant to Subsection 3.12.1 is valid and binding on each other party thereto in accordance with their respective terms.

        3.12.3 NO DEFAULT. With respect to each con-tract, agreement and obligation having a total value of $100,000 or more identified in the Disclosure Letter pursuant to Subsection 3.12.1, neither RSI nor any other party thereto is in material breach thereof or material default thereunder, and to RSI's knowledge, no notice has been received from the other party thereto of any such material breach or material default (whether by lapse of time or notice or both).

        3.12.4 NO COMMITMENTS. RSI has no commitment or undertaking to retain after Closing any attorneys, accountants, actuaries, appraisers, investment bankers, or management consultants.

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    Section 3.13  EMPLOYEES; COMPENSATION; LABOR.

        3.13.1 EMPLOYEES AND COMPENSATION. Prior to the Closing, RSI will provide to COMSAT and CTS a list dated within 15 days prior to the Closing Date of all persons who are employed by RSI, together with their base salary and bonus paid or payable for the most recent fiscal year, and the date upon which such compensation was last varied or increased, title, original date of hire and vacation benefits, and any agreed to current or future benefits or compensation of such employees. The Disclosure Letter contains a true, correct and complete list of all employment policies, procedures, manuals, and other similar rules or regulations of RSI currently in effect regarding the general conduct, compensation, labor relations and employment and severance of RSI's employees, copies or descriptions of which have heretofore been provided to COMSAT and CTS.

        3.13.2  CERTAIN LABOR  MATTERS.  Except as  set forth in the  Disclosure
    Letter:

           (a) To RSI's knowledge, none of its division managers or executive officers has indicated to any director, officer, or manager of RSI his or her intention to cancel or otherwise terminate his relationship with RSI or his relationship with CTS if CTS retains such person after Closing;

           (b) There is no union representing the interests of any of RSI employees and, to the knowledge of RSI, there are no RSI employees seeking or attempting to organize union representation;

           (c) There are neither pending nor, to the knowledge of RSI, threatened any strikes, work stoppages, work disruptions or employment disruptions by any of the RSI employees that would materially impair RSI's business, operations or financial condition;

           (d) To RSI's knowledge, there are neither pending nor threatened any suits, actions, administrative proceedings, hearings, arbitrations or other proceedings between RSI and any of its employees involving a claim of $50,000 or more;

           (e) With respect to its employees, to RSI's knowledge, during the past five (5) years RSI (i) has complied in all material respects with all Federal, state and local laws and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, (ii) is not liable for any material arrears of wages or any taxes or penalties for failure to comply with any of the foregoing,
       (iii) has not committed any material unfair labor practices, and (iv) has complied in all material respects with all applicable provisions of the Occupational Safety and Health Act of 1970, as amended, and regulations promulgated pursuant thereto;

           (f) To RSI's knowledge, RSI is not required to make any capital or other expenditures of $100,000 or more to comply with the Americans With Disabilities Act of 1990, as amended, and the rules and regulations promulgated thereunder; and

           (g) To RSI's knowledge, since June 30, 1993, none of its employees has filed any complaint relating to RSI's employment of its employees with any governmental or regulatory authority or brought any action in law or in equity with respect thereto.

        3.13.3  EMPLOYEE BENEFIT PLANS; ERISA.

           (a) Prior to Closing and with adequate time for review, RSI will provide COMSAT an accurate and complete list of each bonus, deferred compensation, incentive compensation, severance or termination pay agreement, hospitalization or other fringe, medical, dental, retiree medical, dental or other welfare benefit plan, stock purchase, stock option, pension, life or other insurance, profit-sharing or retirement plan or arrangement, and each other employee benefit plan or arrangement maintained or contributed to by RSI, whether formal or informal, whether legally binding or not (the "Plans"), and which either required or are expected to require expenditures or contributions by RSI in the fiscal year ended June 30, 1993 or the fiscal year ended June 30, 1994, as

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
       applicable, of $100,000 or more. Such list will set forth the annual amount of employer contributions accrued, paid or payable for Employees of RSI (domestic or foreign) during fiscal 1993 pursuant to each of the Plans. The amount of employer contributions accrued, paid or payable for all Employees of RSI (domestic or foreign) during fiscal 1993 pursuant to the Plans did not exceed $7,000,000. RSI does not have any plan or commitment, whether formal or informal and whether legally binding or not, to create any additional Plan or modify or change any existing Plan. RSI has heretofore delivered or will promptly deliver to COMSAT true and complete copies of (i) the documents governing all such Plans and their related trusts, (ii) the most recent actuarial reports or accountants' reports prepared with respect to each such Plan, (iii) the latest Form 5500 filed with the Internal Revenue Service with respect to each such Plan, and (iv) the most recent determination letter issued by the Internal Revenue Service for each such Plan which has received a determination letter.

           (b) RSI does not have and has not in the past five years had a Plan to which Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applies or has applied.

           (c) Prior to Closing and with sufficient time for review the Disclosure Letter will list each Plan in existence since June 30, 1989 that is an "employee benefit plan," as such term is defined in Section 3(3) of ERISA and the rules and regulations promulgated thereunder, which at any time covered any employee of RSI (each such Plan is hereinafter referred to as an "ERISA Plan"), and which required contributions or expenditures by RSI in any given fiscal year since June 30, 1989 of $100,000 or more, and copies of such Plans will be made available to COMSAT.

           (d) Except as set forth in the Disclosure Letter: (i) No ERISA Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA; (ii) to RSI's knowledge neither RSI, any ERISA Plan, any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which RSI, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust, could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA, or a material tax imposed by Section 4975 of the Code; (iii) full payment has been made of all amounts which RSI is required to pay under the terms of each ERISA Plan as a contribution to such ERISA Plan as of the last day of the fiscal year of each such ERISA Plan ended prior to the date of this Agreement, and no ERISA Plan nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the date of this Agreement; (iv) as to each ERISA Plan which is intended to be qualified under Section 401(a) and 501(a) of the Code, to RSI's knowledge there is no fact, condition or set of circumstances that would adversely affect the qualified status of any such ERISA Plan; (v) to RSI's knowledge each Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including but not limited to ERISA; (vi) there are no pending or, to RSI's knowledge, threatened or anticipated material claims against any Plan or any fiduciary thereof, by any employee or beneficiary covered under any Plan, or otherwise involving any Plan (other than routine claims for benefits) and there are no pending or, to RSI's knowledge, threatened or anticipated claims by or on behalf of any Plan; and (vii) there is no liability or penalty under ERISA or otherwise relating to the Plans which would have a material adverse effect on RSI's financial condition.

    Section 3.14  LITIGATION.

        3.14.1 LITIGATION PENDING OR THREATENED. Except as set forth in the Disclosure Letter: (i) there are no claims, actions, suits, hearings, arbitrations, disputes, proceedings (public or private) or governmental investigations pending or, to the knowledge of RSI, threatened, against RSI, at law or in equity, before or by any Federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity,

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
    which seek damages, contributions, expenditures or other penalties of $25,000 or more; (ii) to RSI's knowledge, there is no basis for any action, suit or proceeding which, if successful, would, individually or in the aggregate, have a material adverse effect on the assets, results of operations or financial condition of RSI; and (iii) there are no existing or, to the knowledge of RSI, threatened, orders, judgments or decrees of any court or governmental agency to which RSI is subject or which are materially affecting RSI.

        3.14.2 THIS TRANSACTION. Except as set forth in the Disclosure Letter there are no legal, administrative, arbitration or other proceedings or governmental investigations pending, or, to the knowledge of RSI threatened, against RSI which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent RSI from complying with the terms and provisions of this Agreement.

    Section 3.15 INSURANCE. The Disclosure Letter sets forth (i) a true and correct list of all insurance policies of any kind or nature whatsoever maintained by RSI, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and (ii) a general description of RSI's self-insurance practices. The policies of insurance and practices of self-insurance as so described evidence insurance against all risks of a character and in such amounts as RSI has determined is prudent and to RSI's knowledge are usually insured against by similarly situated companies in the same or similar business as RSI, and all of such insurance policies are in full force and effect and will remain so until at least thirty (30) days after the Closing Date. RSI will notify COMSAT in writing within 15 days of the date hereof whether it has any reason to believe that the policies of insurance currently in effect and held by RSI and all pending claims, rights or causes of action made or held by RSI under any policies of insurance will not transfer by operation of law to the Surviving Corporation in the Merger.

    Section 3.16  PERMITS; COMPLIANCE; REPORTS; CLEARANCES.

        3.16.1 NECESSARY PERMITS. RSI holds all material approvals, authorizations, certificates, consents, licenses, orders and permits of all governmental agencies, whether Federal, state or local, necessary to the operation of its business, or for its owned and leased real and personal property in the manner currently operated by RSI, including, without limitation, all necessary permits and approvals for the discharge of by-products and waste material into a public waste discharge system, and all such material approvals, authorizations, certificates, consents, licenses, orders and permits are in full force and effect.

        3.16.2 FCC LICENSES. The Disclosure Letter identifies all licenses granted by the Federal Communications Commission to RSI. RSI holds all licenses required by the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, necessary for the operation of its business as presently conducted.

        3.16.3 COMPLIANCE WITH LAW. To RSI's knowledge, the operations of RSI as presently conducted do not violate in any material respect any Federal law (including, without limitation, any that relate to health and safety, individual disabilities, environmental protection and pollution control, sale and distribution of products and services, anti-competitive practices, collective bargaining, equal opportunity and improper or corrupt payments) or any foreign, state, local or other laws, statutes, ordinances, regulations, or any order, writ, injunction or decree of any court, commission, board, bureau, agency or instrumentality.

        3.16.4 FCPA. RSI is in full compliance with the Foreign Corrupt Practices Act, as amended, 15 U.S.C. SectionSection 78m, 78dd-1, 78dd-2 and 78ff (the "FCPA"), and no pending contracts, bids or proposals of RSI were obtained or made in violation of the FCPA.

        3.16.5 REPORTS. All material reports, documents and notices (not relating to Taxes or Tax Returns as defined in Subsection 3.20.2) required to be filed, maintained or furnished with or to all governmental regulatory authorities, including, without limitation, all Federal, state and local governmental authorities have been so filed, maintained or furnished. To RSI's knowledge all such reports, documents and notices are true and correct in all material respects as of the dates when legally required to be true and correct (and all required amendments and updates have been made) and, to the extent required to be kept in the public inspection files of RSI, are kept in such files.

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
        3.16.6 CLEARANCES. To the extent permitted by law, the Disclosure Letter sets forth all security clearances held by RSI and personal security clearances held by officers, directors or employees of RSI with respect to the operation of RSI's business.

    Section 3.17  GOVERNMENT CONTRACTS.

        3.17.1 GOVERNMENT CONTRACTS COMPLIANCE. RSI is not, and consummation of this Agreement and the transactions contemplated hereby will not result, in any material violation, breach or default of any term or provision of (i) any contract, subcontract or agreement between the United States Government and RSI or (ii) any bid, proposal or quote submitted to the United States Government by RSI. RSI is not, and consummation of this Agreement and the transactions contemplated hereby will not result, in any violation, breach or default in any material respect of any provision of any Federal order, statute, rule or regulation governing any contract, subcontract, bid, proposal, quote, arrangement or transaction of any kind between the United States Government and RSI. The representations in the two foregoing sentences of this Subsection 3.17.1 are made after consideration of, but are not limited to, the following laws, regulations, standards, and agreements to the extent, if any, they are applicable to or incorporated into contracts, subcontracts, agreements, bids, proposals or quotes of RSI: (a) The Truth in Negotiations Act of 1962, as amended; (b) The Service Contract Act of 1965, as amended; (c) The Contract Disputes Act of 1978, as amended;
    (d) The Federal Acquisition Regulations and any applicable agency supplements thereto, as well as applicable predecessor procurement regulations; (e) The Cost Accounting Standards; (f) Agreements with the Defense Contract Audit Agency; (g) Relevant rules and arrangements governing the allowance of costs charged to overhead and general and administrative cost pools allocable to government contracts; (h) The Byrd Amendment, Pub.
    L. No. 101-121, Section 319 (September 23, 1989); and (i) The Defense Industrial Security Manual (DOD 5220.22-M), the Defense Industrial Security Regulation (DOD 5220.22-R) and related security regulations. With respect to bids or proposals by RSI for contracts covered by P.L. 87-653, all required "cost or pricing data" provided to the United States Government were current, accurate, and complete when price negotiations were concluded and price agreement reached.

        3.17.2 INVESTIGATIONS AND CLAIMS. The Disclosure Letter sets forth descriptions of all audit reports, final decisions, determinations of noncompliance, claims, consent orders in effect, outstanding Forms 1, ongoing Government investigations or prosecutions, or internal investigations conducted by or initiated by RSI and identifies any corrective action, restitution or disciplinary action initiated or taken by RSI relating in any sense to the subjects listed below in paragraphs (a) through (g) of this Subsection 3.17.2. Except as set forth in the Disclosure Letter, RSI has not engaged in and has not been charged with, received a claim related to, or been under investigation or conducted or initiated any internal investigation, or had reason to conduct, initiate or report any internal investigation or made a voluntary disclosure, with regard to any of the following, within the past five (5) years: (a) "defective pricing" within the meaning of P.L. 87-653, as amended; (b) Failure to correct accounting, inventory, material requirements planning, material management and accounting systems, government property records, or purchasing system deficiencies; (c) Mischarging of direct and/or indirect costs in connection with U.S. Governmental contracts or subcontracts; (d) Delivery to the U.S. Government or to a U.S. Government prime or subcontractor of material, components, items or services that do or did not meet specifications or standards therefor, or delivery to the U.S. Government or to a U.S. Government prime or subcontractor of foreign-made material, components or items where domestic-made material, components or items were required; (e) Improper payments or any payments or activities for obtaining non-public source selection information; (f) Unallowable costs, including unallowable direct or indirect costs; (g) Violations of any of the following statutes, as amended, or the regulations promulgated thereunder: (i) False Statements Act (18 U.S.C. 1001), (ii) False Claims Act (18 U.S.C. 287), (iii) False Claims Act (31 U.S.C. 3729), (iv) Bribery, Gratuities and Conflicts of
    Interest (18 U.S.C. 201), (v) Anti-Kickback Act (41 U.S.C. 51, 54), (vi) Anti-Kickback Enforcement Act of 1986 (P.L. 99-634), (vii) Arms Export Control Act (22 U.S.C. 277 et seq.), (viii) Foreign Corrupt Practices Act (15 U.S.C. 78 m, 78 dd-1, 78 ff), (ix) Export Administration Act (P.L. 99-64), (x) War and National Defense Act (18 U.S.C. 793), (xi) Racketeer Influenced and Corrupt Organizations Act (18 U.S.C. 1901-68), (xii) Conspiracy to Defraud
    the Government (18 U.S.C. 371), (xiii) Program Fraud Civil Remedies Act (Pub. L. No. 99-509), (xiv) "Revolving Door" Legislation (18 U.S.C. 207, 18 U.S.C. 218, 18 U.S.C. 281 (a)(11), 10 U.S.C. 2397, ET SEQ.) 37 U.S.C. 801,
    41 U.S.C. 423, (xv) Defense Production Act (50 U.S.C. App. 2061), (xvi) The Byrd Amendment, Pub. L. No. 101-121, 319 (September 23, 1989), and (xvii) U.S. antiboycott laws (the Ribicoff Amendment to the 1976 Tax Reform Act, and the 1979 Export Administration Act).

        3.17.3 NO DEBARMENT OR SUSPENSION. RSI has not been debarred or suspended or, to RSI's knowledge, informed that it will be subject to any proceeding contemplating possible debarment or suspension from contracting with the U.S. Government.

        3.17.4 TEST AND INSPECTION RESULTS. All test and inspection results RSI has provided to any government agency pursuant to any government contract or subcontract or as a part of the delivery to the U.S. Government of any article or system designed, engineered or manufactured by RSI were true, complete and correct except where any inaccuracy or omission does not or will not have a material adverse effect on the results of operations, business, assets or financial condition of RSI. RSI has provided all material test and inspection results to government agencies as required by law or pursuant to the terms of the applicable government contracts or subcontracts, or as may have been required by law or government contracts or subcontracts as a part of the delivery to the government of any article or system RSI designed, engineered or manufactured.

    Section 3.18 PRODUCT WARRANTIES. RSI has provided COMSAT and CTS true, correct and complete copies of the currently used standard forms and statements of product warranties and guaranties adopted by RSI with respect to any product or service provided prior to Closing. RSI reasonably believes that its reserves for product warranty and other post-sale services reflected on its consolidated financial statements at and subsequent to June 30, 1993 are adequate.

    Section 3.19  ENVIRONMENTAL PROTECTION.

        3.19.1 ENVIRONMENTAL PERMITS. Except where the failure to do so would not have a material adverse effect on its business or operations, RSI has obtained all permits, licenses and other authorizations which are required under Federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder including without limitation the following statutes, as amended, (i) Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ("RCRA"); (ii) Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. Section 4611; 42 U.S.C.
    Section 9601; (iii) Superfund Amendments and Reauthorization Act of 1984 ("Superfund"); (iv) Clean Air Act, 42 U.S.C. Section 7401; (v) The Clean Water Act, 33 U.S.C. Section 1251; (vi) Safe Drinking Water Act, 42 U.S.C.
    Section 300f; and (vii) Toxic Substances Control Act, 15 U.S.C. Section 2601 (collectively, the "Environmental Laws"). The Disclosure Letter will set forth prior to Closing (i) all such permits, licenses and other authorizations issued under the Environmental Laws obtained by RSI, and (ii) a description and good faith estimate by RSI of the cost of capital expenditures (if any) that may be necessary to maintain or qualify for each such permit, license or other authorization.

        3.19.2 NO VIOLATION. RSI is in compliance in all material respects with all terms and conditions of the required permits, licenses and authorizations, and RSI also is in compliance in all material respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables contained or referenced by or in the Environmental Laws. Any single omission or act of non-compliance shall be deemed to be "material" under this Subsection 3.19.2 if such omission or act would result in any liabilities for RSI or the Surviving Corporation equal to or greater than One Hundred Thousand Dollars ($100,000), and all omissions or acts of non-compliance shall be deemed to be

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
    "material" under this Subsection 3.19.2 if the aggregate of all such omissions or acts would result in any liabilities for RSI or the Surviving Corporation equal to or greater than Five Hundred Thousand Dollars ($500,000).

        3.19.3 CERTAIN MATTERS. Except as set forth in the Disclosure Letter, no properties or facilities owned or leased by RSI contain any (i) underground tanks as defined by any Environmental Law except for fully-inspectable vault tanks, (ii) to RSI's knowledge, any polychlorinated biphenyls ("PCB") or PCB contaminated electrical equipment except light ballasts, and (iii) to RSI's knowledge, any friable structural asbestos or asbestos-containing material.

        3.19.4 NO LITIGATION OR PROCEEDINGS. With respect to or affecting RSI, its business or operations, there is no pending civil or criminal litigation, notice of violation or administrative proceeding relating in any way to the Environmental Laws including, but not limited to, notices, demand letters, claims, litigations or proceedings based upon or relating to any Environmental Law, where such litigation, notice or claim could result in any liability to RSI or the Surviving Corporation in excess of Fifty Thousand Dollars ($50,000).

        3.19.5  NO NOTICE.   Except as set forth  in the Disclosure Letter,  RSI
    has no knowledge of any threatened or potential civil or criminal litigation, notice of violation or administrative action relating in any way to the Environmental Laws and involving RSI, its business or operations.

        3.19.6 NO BASIS FOR LIABILITY. To the knowledge of RSI, except as set forth in the Disclosure Letter, with respect to RSI, its business or operations, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, study or investigation which may be brought under any Environmental Laws.

        3.19.7 NO EXPENDITURES. To the knowledge of RSI, except as set forth in the Disclosure Letter, with respect to RSI, its business or operations, there are no past or present conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws, which may require RSI to make any capital or other expenditures to comply with any Environmental Law existing as of Closing, nor is there any reasonable basis on which any governmental or regulatory body or agency could take any action that would require any such capital or other expenditures.

    Section 3.20  TAXES.

        3.20.1 REPRESENTATION. Except as set forth in the Disclosure Letter, to RSI's knowledge: (i) the reserves reflected on RSI's June 30, 1993 consolidated statement of financial position are sufficient for the payment of all unpaid Taxes of RSI whether or not disputed for all periods through the date thereof or based on any state of facts existing on or prior to June 30, 1993; (ii) there has been no audit by the Internal Revenue Service or any state, local or foreign tax authority of any Tax Return of RSI resulting in a proposed, asserted or assessed deficiency, there is no audit that is not closed, and there are no outstanding agreements or waivers signed or agreed to by RSI extending the statutory period of limitation applicable to any Taxes or Tax Return; (iii) there are no outstanding deficiencies or claims for Taxes asserted or threatened against RSI; (iv) RSI has duly and timely filed all Tax Returns required to be filed by it (all such returns being true, correct and complete in all material respects) with the United States, the United Kingdom, and the states of California, Virginia, Georgia, Texas, Florida, New Jersey, Illinois and West Virginia; (v) with respect to Tax Returns not referenced in (iv) above, RSI has duly and timely filed all Tax Returns required to be filed by it (all such returns being true, correct and complete in all material respects); (vi) none of the Tax Returns referred to in clauses (iv) and (v) above contain, and

    RSI has never filed with or provided to the Internal Revenue Service, a disclosure statement with respect to any member of the RSI Group under
    Section 6662 of the Code (or any predecessor statute); (vii) RSI has duly paid or set aside reserves or otherwise made provisions for the payment of all Taxes attributable to the periods covered by the Tax Returns referenced in (iv) and (v) above; (viii) there are no liens with respect to Taxes (except statutory liens for Taxes not yet due or delinquent) upon any of the assets of RSI; (ix) all Taxes required to be collected or withheld by RSI have been duly collected or withheld and timely paid to the appropriate tax authorities; (x) no payments made or that may, as a result of the Merger, be made by RSI (expressly excluding any payments made pursuant to agreements entered into after the Merger or arrangements offered by CTS, COMSAT or any of their affiliates) will be treated as excess parachute payments within the meaning of Section 280G of the Code; and (xi) no member of the RSI Group has applied for a ruling relating to Taxes from any taxing authority or entered into any closing agreement with any taxing authority which could affect any member of the RSI Group; PROVIDED, HOWEVER, that with respect to the representations set forth in (i), (v), (vii) and (ix), above, any failure or failures on the part of RSI with respect to any such representation will constitute a breach of such representation only if such failure or failures would, in the aggregate, have a material adverse effect on the business, results of operations or financial condition of RSI.

        3.20.2 DEFINITIONS. As used herein, "Taxes" and all derivations thereof means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, AD VALOREM, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto with respect to which any member of the RSI Group could be held liable. The term "Tax Returns" shall include all federal, state, local and foreign returns, declarations, statements, reports, schedules, and information returns required to be filed with any taxing authority in connection with any Tax or Taxes. The term "RSI Group" means RSI and every member of an affiliated group (as defined in Section 1504 (without regard to Section 1504(b)) of the Code, provided that for purposes of this Section 3.20, references to provisions of the Code also include references to comparable provisions of state, local, or foreign law) which includes RSI or which has included any RSI subsidiary.

    Section 3.21 NO BROKERS. RSI has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement, other than Alex. Brown.

    Section 3.22 PROXY STATEMENT; REGISTRATION INFORMATION. The proxy statement ("Proxy Statement") including any amendments or supplements thereto with respect to the special meeting of RSI shareholders contemplated by Section
5.1 herein will comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, 15 U.S.C. Section 78, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the information supplied by RSI for inclusion by COMSAT in the Registration Statement (as defined in Section 4.4 herein) including any amendments or supplements thereto with respect to the COMSAT Stock to be issued pursuant to the Merger, will comply as to form in all material respects with the applicable provisions of the Securities Act of 1933, as amended, 15 U.S.C. Section 77, and the rules and regulations promulgated thereunder (the "Securities Act"), and neither the Proxy Statement nor the information provided by RSI for inclusion in the Registration Statement will, on the date of filing thereof with the SEC, on the date of dissemination thereof to holders of RSI Stock or at any time prior to the special meeting of RSI shareholders contemplated by Section 5.1 herein, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that the foregoing representation and warranty shall not include or relate to any information either furnished by COMSAT for the Proxy Statement or contained in COMSAT's filings with the SEC (other than the information provided by RSI for inclusion in the Registration Statement) and which, in either such case, is included, incorporated by reference or referred to in the Proxy Statement or the Registration Statement. If at any time prior to the Effective Date any event relating to RSI should occur which is required to be described in an amendment of or supplement to the Registration Statement or the Proxy Statement, RSI shall promptly so inform COMSAT and will prepare, or cooperate in the preparation of, such amendment or supplement.

    Section 3.23 CERTAIN STOCK OWNERSHIP. RSI does not own any COMSAT Stock or any options or other arrangements to acquire COMSAT Stock.

    Section 3.24 MATERIAL DISCLOSURES. No statement, representation or warranty made by RSI in this Agreement, in any Exhibit hereto, in the Disclosure Letter, or in any certificate, written statement, list, schedule or other document delivered or to be delivered to COMSAT or CTS hereunder, contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF COMSAT AND CTS

    COMSAT and CTS hereby jointly and severally represent and warrant to RSI, as of the date hereof, and as of the Closing Date, as follows:

    Section 4.1 ORGANIZATION. COMSAT is a corporation duly incorporated, validly existing and in good standing under the laws of the District of Columbia. CTS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

    Section 4.2  CORPORATE AUTHORIZATION.

        4.2.1 AUTHORITY. Each of COMSAT and CTS have all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by COMSAT and CTS of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by COMSAT's and CTS's Boards of Directors and no other corporate proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. Assuming the valid authorization, execution and delivery of this Agreement by RSI, this Agreement is a valid and binding obligation of COMSAT and CTS, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditor's rights, or by general equitable principles.

        4.2.2 NO BREACH OR VIOLATION. Execution, delivery and performance of this Agreement by COMSAT and CTS and consummation of the transactions contemplated hereby will not cause a violation, breach or default or result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any Encumbrance on any property or assets of COMSAT or CTS, whether by notice or lapse of time or both or otherwise conflict with any term or provision of the following:

           (a) Their respective Articles or Certificate of Incorporation and By-laws, as amended;

           (b) Any note, bond, mortgage or indenture to which COMSAT or CTS is a party or is bound (i) where such violation, breach, default, termination, acceleration or Encumbrance would have a material adverse effect on the business, results of operations or financial condition of COMSAT and its subsidiaries, considered as a whole, or (ii) as to which required consents, amendments or waivers shall not have been obtained by COMSAT or CTS prior to the Closing for any such violation, breach, default termination, acceleration or Encumbrance; or

           (c) Any court or administrative order, writ or injunction or process, or any consent decree to which COMSAT or CTS is a party or is bound (i) where such violation, breach, default, termination, acceleration or Encumbrance would have a material adverse effect on the business, results of operations or financial condition of COMSAT, or (ii) as to which required consents, amendments or waivers shall not have been obtained by COMSAT prior to the Closing for any such violation, breach, default, termination, acceleration or Encumbrance.

    Section 4.3 SEC FILINGS. COMSAT has furnished to RSI a true and complete copy of (i) each final prospectus and definitive proxy statement filed by COMSAT with the SEC since December 31, 1992, and each report on Form 10-K, 8-K or 10-Q (and any amendments thereto) filed by COMSAT with the SEC since December 31, 1992 (collectively, the "COMSAT SEC Documents"). All of the COMSAT SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and none of the COMSAT SEC Documents as of the dates they were filed with the SEC contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in each case as of the date when made.

    Section 4.4 REGISTRATION STATEMENT; PROXY INFORMATION. The Registration Statement ("Registration Statement") including any amendments or supplements thereto with respect to the issuance of the COMSAT Stock pursuant to the Merger contemplated by Section 5.2 herein will comply as to form in all material respects with the applicable provisions of the Securities Act and the information supplied by COMSAT for inclusion by RSI in the Proxy Statement including any amendments or supplements thereto with respect to the special meeting of RSI shareholders contemplated by Section 5.1 herein will comply as to form in all material respects with the applicable provisions of the Exchange Act, and neither the Registration Statement nor the information provided by COMSAT for inclusion in the Proxy Statement will, on the date of filing thereof with the SEC, on the date of dissemination thereof to holders of RSI Stock or at any time prior to the special meeting of RSI shareholders contemplated by
Section 5.1 herein, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that the foregoing representation and warranty shall not include or relate to any information either furnished by RSI for the Registration Statement or contained in RSI's filings with the SEC (other than information provided by COMSAT for inclusion in the Proxy Statement) and which, in either such case, is included, incorporated by reference or referred to in the Registration Statement or the Proxy Statement. If at any time prior to the Effective Date any event relating to COMSAT should occur which is required to be described in an amendment of or supplement to the Proxy Statement or the Registration Statement, COMSAT shall promptly so inform RSI and will prepare, or cooperate in the preparation of, such amendment or supplement.

    Section 4.5 CAPITALIZATION. The total authorized capital stock of COMSAT is 100,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value, of which, as of December 31, 1993, (a) 40,226,475 shares of common stock were validly issued and outstanding and were fully paid and nonassessable and free of preemptive rights, (b) 2,521,780 shares of common stock were subject to issuance upon the exercise of outstanding options or warrants, and (c) 1,348,003 shares of common stock were issued and held in treasury. Other than 1,019,350 options and 222,000 restricted stock awards granted between December 31, 1993 to the date of this Agreement, there are no other issued and outstanding or issued and not outstanding shares of capital stock of COMSAT, or any other securities which are convertible into or exercisable for capital stock of COMSAT.

    Section 4.6 COMSAT STOCK. Upon issuance as contemplated by this Agreement or pursuant to the exercise of options into which the RSI Options were converted pursuant to Section 5.10 herein, each share of COMSAT Stock shall be validly issued, fully paid and nonassessable, and free and clear of any liens, pledges, mortgages or encumbrances.

    Section 4.7 NO BROKERS. Neither COMSAT nor CTS has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement, other than Goldman, Sachs & Co.

    Section 4.8 MATERIAL DISCLOSURES. No statement, representation or warranty made by COMSAT or CTS in this Agreement, in any Exhibit hereto, or in any certificate, written statement, list, schedule or other document delivered or to be delivered to RSI hereunder, contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1 SHAREHOLDER MEETING. RSI will call a special meeting of its shareholders to be held as promptly as practicable (but no earlier than 30 business days after the date hereof) for the purpose of obtaining shareholder approval of this Agreement and the Merger. COMSAT will cooperate with RSI in the preparation and filing with the SEC as promptly as practicable of the Proxy Statement for such special meeting, and will cooperate in the prompt filing of such amendments or supplements to the Proxy Statement as may be reasonably requested by the SEC or its staff in order to comply in all material respects with the Exchange Act. The Proxy Statement shall include the recommendation of the Board of Directors of RSI that the RSI shareholders approve this Agreement and authorize the Merger, unless such recommendation shall have been withdrawn in the exercise of the fiduciary duties of the RSI Board of Directors to the RSI shareholders under the Nevada Corporation Law. RSI shall have no obligation to mail the Proxy Statement to its shareholders until the Registration Statement is declared effective by the SEC, as contemplated by Section 5.2 herein.

    Section 5.2 REGISTRATION STATEMENT. COMSAT will prepare as promptly as practicable the Registration Statement on Form S-4 for the issuance of the COMSAT Stock as contemplated hereunder, and RSI will cooperate with COMSAT in its preparation. Subject to Section 5.13 herein, COMSAT will file the Registration Statement with the SEC and shall use all reasonable efforts, including the filing of amendments with respect thereto, to have the Registration Statement declared effective by the SEC, and to maintain the effectiveness of the Registration Statement through the Effective Date, including the filing of any post-effective amendments thereto as may reasonably be requested by the SEC staff or as otherwise required by the Securities Act. COMSAT shall also take any action required to be taken under state "Blue Sky" or securities laws in connection with the offering of the COMSAT Stock to the RSI shareholders and the issuance of the COMSAT Stock pursuant to the Merger.

    Section 5.3 AFFILIATES' LETTERS. As soon as practicable after the date hereof, RSI shall deliver to COMSAT a list of names and addresses of those persons who are, to the knowledge of RSI, reasonably anticipated to be at the time of RSI's special meeting of stockholders convened pursuant to Section 5.1 hereof, "affiliates" of RSI within the meaning of Rule 145 (each such person, together with the persons identified below, being hereinafter referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). RSI shall use its best efforts to provide COMSAT such information and documents as COMSAT shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) which COMSAT reasonably identifies (by written notice to RSI within three business days after COMSAT's receipt of such list) as being a person who may be deemed to be an Affiliate of RSI within the meaning of Rule 145; PROVIDED, HOWEVER, that no such person identified by COMSAT shall be added to the list of Affiliates of RSI if COMSAT shall receive from RSI, on or before the Effective Date, an opinion of counsel reasonably satisfactory to COMSAT to the effect that such person is not an Affiliate. RSI shall use its best efforts to deliver or cause to be delivered to COMSAT, at least 30 days prior to the anticipated date of RSI's special meeting, from each of the Affiliates of RSI identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Effective Date in the form of Exhibit E attached hereto.

    Section 5.4 ACQUISITION PROPOSALS. RSI shall not (nor will it permit any of its officers, directors, agents or affiliates to) directly or indirectly (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of its business and properties or capital stock, whether by merger, purchase of assets, tender offer or otherwise, or (ii) except as contemplated by this Agreement disclose any information not customarily disclosed to any person concerning its business and properties, afford to any person or entity access to its properties, books or records or otherwise assist or encourage any person or entity in connection with any of the activities referred to in clause (i) above; UNLESS in the case of either clause (i) or (ii) above, RSI shall have received a firm written offer relating to such transaction, not conditioned upon financing, from a reputable buyer, which offer, in the written opinion of Alex. Brown, RSI's financial advisers, appears to be on terms financially superior to those offered by the transactions contemplated by this Agreement and which, in the written opinion of legal counsel to RSI reasonably acceptable to COMSAT, RSI's Board of Directors is legally obligated to consider by principles of fiduciary duty to shareholders under the Nevada Corporation Law.

    Section 5.5 HSR ACT FILINGS. COMSAT and RSI shall promptly make their respective filings, and shall thereafter promptly make any required submissions or responses to second requests for information, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a (the "HSR Act"), with respect to the Merger and shall cooperate with each other with respect to the foregoing.

    Section 5.6 CONSENTS. Each of COMSAT and RSI agrees to use all reasonable efforts expeditiously to (i) obtain all actions, non-actions, consents, authorizations, orders and approvals from Federal, state, local and other governmental and regulatory bodies, and from third parties, as may be required in connection with, and waivers of any violations, breaches, defaults, accelerations, terminations or Encumbrances that may be caused by, the consummation of the Merger or the other transactions contemplated by this Agreement and the Merger, including the facilities clearance requirements of the Defense Investigative Service of the United States Department of Defense ("DIS"), as set forth in the DIS Industrial Security Regulation (DOD 5220.22-4) and the DIS Industrial Security Manual (DOD 5220.22-M), as may be amended from time to time, and (ii) resolve favorably any action, suit, proceeding or investigation which shall have been instituted or which a governmental agency shall have indicated its intention to institute which could lead to an order making the Merger unlawful.

    Section 5.7 INTERIM OPERATIONS OF RSI. During the period from the date of this Agreement through the Effective Date, RSI shall operate its businesses only in the usual and ordinary course and consistent with past practice and shall use all reasonable efforts to (i) preserve intact its business organization and goodwill in all material respects, (ii) keep available the services of its key officers and employees and (iii) maintain its relationships with significant customers, suppliers, distributors and others having significant business relationships with it, and, subject to the provisions of this Agreement, except as mutually agreed to in writing by COMSAT, RSI shall not (A) amend or otherwise change its Restated Articles of Incorporation or Bylaws; (B) other than pursuant to outstanding option or other agreements or commitments existing at June 30, 1993, issue, sell or authorize for issuance or sale, shares of any class of its securities (including, without limitation, by way of stock split or dividend) or any subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating it or any of its subsidiaries to issue such securities, or directly or indirectly redeem, purchase or otherwise acquire any of its securities; (C) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock other than its regular semi-annual cash dividends, which in each case shall not be greater than the highest semi-annual cash dividend paid to its shareholders during its fiscal year ended June 30, 1993; (D) make any acquisitions or any dispositions other than in the ordinary course of business; (E) guarantee employment to or commit to retain any Employee after the Closing Date; (F) take any action that would cause the Merger not to qualify as a reorganization within the meaning of Section 368 of the Code; or (G) take any action that could result in the Merger not being accounted for by the pooling of interests method for financial reporting purposes.

    Section 5.8 INTERIM OPERATIONS OF COMSAT. Commencing from the date of this Agreement and through the Effective Date and thereafter, COMSAT shall not (i) take any action that would cause the Merger not to qualify as a reorganization within the meaning of Section 368 of the Code, or (ii) take any action that could result in the Merger not being accounted for by the pooling of interests method for financial reporting purposes.

    Section 5.9 ACCESS. Subject to reasonable notice and as permitted by law, RSI shall afford to COMSAT and its accountants, counsel and other agents and representatives full access during normal business hours throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments and records and, during such period, RSI shall furnish promptly to COMSAT and its representatives (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws, and (ii) access to all other information concerning its business, properties and personnel as COMSAT may reasonably request, provided that no investigation pursuant to this Section 5.9 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, RSI shall permit COMSAT and its representatives to conduct a "Phase I" and "Phase II" environmental audit on properties owned or leased by RSI or any RSI Subsidiary, including the taking of soil samples and the sinking of monitoring wells at COMSAT's expense, and will cooperate with COMSAT and its representatives in any environmental investigation it or they reasonably deem appropriate in the circumstances. RSI shall promptly upon request provide COMSAT and CTS access to a complete and correct copy of each
written  agreement  or  other  instrument,  together  with  all  amendments   or
clarifications thereto, and a true and complete summary of the terms and conditions of each oral agreement, identified in the Disclosure Letter pursuant to Subsection 3.12.1 or relied upon by RSI in compiling and disclosing its backlog pursuant to Subsection 3.8.1. If access is restricted due to a term in the agreement or by applicable law or regulation, RSI shall use all reasonable efforts to secure consent from the other party(ies) to the Agreement to provide such access prior to Closing with sufficient time for COMSAT and CTS review. COMSAT will treat the documents and other material and information referred to in this Section 5.9 which constitute "Confidential Information" as defined in the Confidentiality Agreement between COMSAT and RSI dated January 16, 1994 (the "Confidentiality Agreement") as "Confidential Information" in accordance with the terms of the Confidentiality Agreement. For purposes of this Agreement, material and information supplied in connection with a "Phase II" environmental audit shall be treated as "Confidential Information."

    Section 5.10  RSI OPTIONS.

        5.10.1 NO ACCELERATION. RSI shall not, from the date hereof to the close of business on the Effective Date, take any action to accelerate or agree or commit to accelerate the vesting of any options or rights to acquire RSI Stock (the "RSI Options"); PROVIDED HOWEVER, that any unvested RSI Options which shall automatically vest on or prior to the Closing Date in accordance with the terms by which options were granted, and without any further action on the part of RSI, shall so vest and become exercisable in accordance with such terms.

        5.10.2 CONVERSION TO COMSAT OPTIONS. At the close of business on the Effective Date, each outstanding RSI Option shall be converted into an option to acquire that number of shares of COMSAT Stock in an amount and at an exercise price determined as provided below and otherwise having the same duration and other terms as the original RSI Option:

           (a) The number of shares of COMSAT Stock to be subject to the new option shall be equal to the product of the number of shares of RSI Stock subject to the original RSI Option times the Conversion Fraction; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest share; and

           (b) The exercise price per share for COMSAT Stock under the new option shall be equal to the product of the per share exercise price for RSI Stock under the original RSI Option times the number, rounded to the nearest thousandth, obtained by dividing one (1) by the Conversion Fraction; provided that such exercise price shall be rounded up to the nearest cent.

        5.10.3 PLANS AND REGISTRATION. The Board of Directors of COMSAT, or the appropriate committee thereof, shall, under the terms of the COMSAT 1990 Key Employee Stock Plan, cause the options converted pursuant to Subsection
    5.10.2 herein, other than any RSI Option held by directors of RSI, to be assumed under such plan, and COMSAT shall, if such shares are not otherwise registered, file a registration statement on Form S-8 (or any successor form thereto) with respect to the shares of

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
    COMSAT Stock underlying such options. COMSAT shall, if reasonably required to permit resale without restrictions other than those contemplated by
    Section 5.3, file a registration statement on Form S-8 (or any successor form thereto) with respect to shares of COMSAT Stock underlying RSI Options held by directors of RSI.

    Section 5.11 NYSE LISTING. COMSAT shall use its best efforts to obtain, prior to the Effective Date, approval for listing on the New York Stock Exchange, upon official notice of issuance, of the COMSAT Stock to be issued pursuant to the Merger.

    Section 5.12 DISCLOSURE LETTER. RSI shall deliver to COMSAT an update of the Disclosure Letter prior to Closing with time sufficient for COMSAT's and CTS's review.

    Section 5.13 INTERIM REVIEW. COMSAT may, in its sole discretion and at its expense, retain Deloitte & Touche to conduct a review of the consolidated financial statements of RSI at December 31, 1993. RSI shall cooperate in any such review and shall use its best efforts to cause such review to be completed prior to the filing by COMSAT of the Registration Statement with the SEC. COMSAT shall be under no obligation to file the Registration Statement with the SEC unless and until such review has been completed.

    Section 5.14   CONFIDENTIALITY.   RSI  will treat  all documents  and  other
material   and  information   furnished  to   it  by   COMSAT  which  constitute
"Confidential Information" as defined in the Confidentiality Agreement as "Confidential Information" in accordance with the terms of the Confidentiality Agreement.

    Section 5.15 NOTICE. COMSAT agrees to notify RSI promptly upon COMSAT, CTS or its authorized representatives having received actual knowledge, as part of COMSAT's due diligence review of RSI, of a material breach of an RSI representation or warranty made herein, to the extent RSI has not already disclosed such material breach to COMSAT or the material breach is otherwise open and notorious.

    Section 5.16 ESOP; CERTAIN BENEFITS. Simultaneously with the execution and delivery of this Agreement, COMSAT is executing and delivering to the Board of Directors of RSI the letter attached hereto as Exhibit F concerning the RSI Employee Stock Ownership Plan and certain other benefits for the employees and directors of RSI.

    Section 5.17 FURTHER ASSURANCES. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations expeditiously to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE VI
             CONDITIONS PRECEDENT TO OBLIGATIONS OF COMSAT AND CTS

    Section 6.1 CONDITIONS. The obligations of COMSAT and CTS to consummate the Merger under this Agreement shall be subject to the fulfillment, to their reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

        6.1.1 DISCLOSURE LETTER. As provided under Section 5.12 herein, the Disclosure Letter shall have been updated to the date closest as practicable to the Closing Date and shall have been delivered with time sufficient for COMSAT's and CTS's review.

        6.1.2 ABSENCE OF CHANGES. The representations and warranties contained in Subsections 3.5.2 and 3.16.4 herein shall be true and correct on the Closing Date. The Disclosure Letter schedule referred to in the penultimate sentence in Subsection 3.8.1 shall show at the Closing Date an aggregate contract backlog for RSI in all categories of at least $118,500,000 as required by Subsection 3.8.1.

        6.1.3 NO ADVERSE FACTS REVEALED. No audit, investigation or due diligence review by COMSAT or its representatives of RSI with respect to the representations and warranties contained in Article III, shall have revealed in the aggregate liabilities of RSI not previously disclosed as of the date hereof

    (whether then existing or arising after the date hereof) which exceed the product of five percent (5%) multiplied by (i) $18.25 and (ii) the number of shares of RSI common stock issued and outstanding on the date of this Agreement.

        6.1.4 HSR ACT WAITING PERIOD. All waiting periods under the HSR Act with respect to the Merger shall have been terminated or expired.

        6.1.5 PERFORMANCE BY RSI. RSI shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by RSI on or before the Closing Date.

        6.1.6 OBTAINING OF DIS CONSENTS AND APPROVALS. RSI shall have obtained and delivered to COMSAT all necessary consents, approvals or waivers on or prior to the Closing Date as required pursuant to the DIS Industrial Security Regulation, DOD 5220.22-R, and the DIS Industrial Security Manual DOD 5220.22-M (as either may be amended from time to time), for the purpose of retaining any necessary facilities clearances and/or personnel clearances as the case may be after the Closing Date.

        6.1.7 OBTAINING OF CONSENTS AND APPROVALS. RSI shall have executed and delivered to COMSAT and CTS, or shall have caused to be executed and delivered, any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Surviving Corporation's ability to conduct business as conducted by RSI on the Closing Date.

        6.1.8 ABSENCE OF LITIGATION. There shall not be in effect any order enjoining or restraining the transactions contemplated by this Agreement, and there shall not be instituted or pending any action or proceeding before any Federal, state or foreign court or governmental agency or other regulatory or administrative agency or instrumentality challenging the Merger or the issuance of the COMSAT Stock in connection therewith, or otherwise seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement, or seeking to impose any material limitations on any provision of this Agreement.

        6.1.9 AUTHORIZATION OF MERGER. The requisite shareholders of RSI shall have duly voted their shares approving this Agreement and authorizing the Merger.

        6.1.10 POOLING. COMSAT shall have received an opinion from Deloitte & Touche, dated the Closing Date, that the Merger as contemplated by this Agreement will be accounted for as a pooling of interests for financial reporting purposes.

        6.1.11 EMPLOYMENT AGREEMENT. RSI shall have used its best efforts to cause, on or prior to the Closing Date, Richard E. Thomas to execute and deliver an Employment Agreement (the "Employment Agreement") in substantially the form of Exhibit G attached hereto.

        6.1.12 RSI OFFICERS' CERTIFICATES. COMSAT and CTS shall have received certificates, dated the Closing Date, executed on behalf of RSI by appropriate officers, stating that the representations and warranties set forth in Article III hereof are true and correct on the Closing Date (unless specified to be made as of another date, in which case on such specified date) in all material respects and that the conditions set forth in Sections
    6.1.1 through 6.1.9.

        6.1.13 COMFORT LETTER. COMSAT and CTS shall have received a letter, dated as of a date not more than two days prior to the date that the Registration Statement is declared effective, and shall have received a subsequent letter, dated as of a date not more than two days prior to the Effective Date, from Deloitte & Touche, independent auditors of RSI, addressed to COMSAT and CTS, to the effect that (i) they are independent accountants within the meaning of the Securities Act and the Exchange Act;
    (ii) in their opinion, the financial statements of RSI included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, (iii) on the basis of limited procedures specified in their letter, which need not constitute an audit, nothing has come to their attention which would give them reason to believe that

    (A) since December 31, 1993, to the date of such letter there has been any increase in the outstanding capital stock or rights, securities, options or obligations exercisable for or convertible into shares of capital stock, or in the consolidated indebtedness, of RSI, (B) there has been any change in specified balance sheet items of RSI since the date of the most recent financial statements included in the Registration Statement and the Proxy Statement or (C) since December 31, 1993 to the date of such letter, there has been any decrease in the net income of RSI as compared with the corresponding period for the prior year, except with respect to each of clauses (A), (B) and (C) for any such increase, change or decrease referred to in or contemplated by the Registration Statement and the Proxy Statement or specified in such letter.

        6.1.14  OPINION OF RSI'S COUNSEL.   RSI shall have furnished COMSAT  and
    CTS with an opinion of Shaw, Pittman, Potts & Trowbridge, special counsel for RSI, dated the Closing Date, substantially in the form of Exhibit H.

        6.1.15 OTHER DOCUMENTS. The execution and delivery to COMSAT and CTS by RSI of such other certificates, documents and instruments as COMSAT may reasonably request.

    Section 6.2 WAIVER. COMSAT and CTS may, at their sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 6.1 of this Agreement, provided that such waiver granted by COMSAT and CTS pursuant to this Section 6.2 shall have no effect upon or as against any of the other conditions not so waived. To the extent that at the Closing RSI delivers to COMSAT a written notice specifying in reasonable detail the failure of any of such conditions or the breach by RSI of any of the representations or warranties of RSI herein, and nevertheless COMSAT proceeds with the Closing, COMSAT shall be deemed to have waived for all purposes any rights or remedies it may have against RSI or, except in the case of fraud or gross negligence, any of its directors, officers or employees by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice. Following the Closing, no claims for breach of any representations, warranties or agreements shall be brought against any director or officer, or any employee listed in the Disclosure Letter as providing "knowledge" with respect to RSI's representations and warranties as of the Closing Date as referenced in clause (ii) of the last sentence in the introductory paragraph in Article III, if and to the extent such person did not have actual knowledge or had no reason to know (in light of circumstantial evidence made available to them on or prior to Closing) of the facts material to such breach of any representation, warranty or agreement.

                                  ARTICLE VII
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF RSI

    Section 7.1  CONDITIONS.   The obligations of  RSI to consummate the  Merger
under this Agreement herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

        7.1.1 HSR ACT WAITING PERIOD. All waiting periods under the HSR Act with respect to the Merger shall have been terminated or expired.

        7.1.2 PERFORMANCE BY COMSAT AND CTS. Each of COMSAT and CTS shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by COMSAT and CTS on or before the Closing Date.

        7.1.3 OBTAINING OF DIS CONSENTS AND APPROVALS. COMSAT shall have obtained and delivered to RSI all necessary consents, approvals or waivers on or prior to the Closing Date as required pursuant to the DIS Industrial Security Regulation. DOD 5220.22-R, and the DIS Industrial Security Manual DOD 5220.22-M (as either may be amended from time to time), for the purpose of retaining any necessary facilities clearances and/or personnel clearances as the case may be after the Closing Date.

        7.1.4 OBTAINING OF CONSENTS AND APPROVALS. COMSAT and CTS shall have executed and delivered to RSI, or shall have caused to be executed and delivered, any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Surviving Corporation's ability to conduct business as conducted by RSI on the Closing Date.

        7.1.5 POOLING. RSI shall have received an opinion from Deloitte & Touche, dated the Closing Date, that the Merger as contemplated by this Agreement will be accounted for as a pooling of interests for financial reporting purposes.

        7.1.6  ABSENCE OF LITIGATION.   There shall not  be in effect any  order
    enjoining or restraining the transactions contemplated by this Agreement.

        7.1.7 REGISTRATION STATEMENT; NYSE LISTING. The Registration Statement shall have become effective under the Securities Act prior to the first mailing of the Proxy Statement to shareholders of RSI and the Registration Statement shall, at the date of the meeting of RSI shareholders called pursuant to Section 5.1 of this Agreement and at all times thereafter to and including the Effective Date, have been effective and no stop order suspending the effectiveness thereof shall have been issued during such period and not withdrawn and no stop order shall be pending at the Effective Date. The COMSAT Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, upon official notice of issuance.

        7.1.8 AUTHORIZATION OF MERGER. The requisite shareholders of RSI shall have duly voted their shares approving this Agreement and authorizing the Merger.

        7.1.9 OFFICERS' CERTIFICATES. RSI shall have received certificates, dated the Closing Date, executed on behalf of COMSAT by appropriate officers stating that the representations and warranties set forth in Article IV hereof are true and correct on the Closing Date (unless specified to be made as of another date, in which case on such specified date) in all material respects and that the conditions set forth in Sections 7.1.1 through 7.1.8 hereof have been satisfied.

        7.1.10  OTHER DOCUMENTS.   The execution and  delivery to RSI by  COMSAT
    and CTS of such other certificates, documents and instruments as RSI may reasonably request.

        7.1.11 OPINION OF COMSAT'S COUNSEL. COMSAT shall have furnished RSI with the opinion of Crowell & Moring, special counsel for COMSAT, dated the Closing Date, substantially in the form of Exhibit I.

    Section 7.2 WAIVER. RSI may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted pursuant to this Section 7.2 shall not constitute a waiver by RSI of any other conditions not so waived.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 TERMINATION EVENTS. Subject to the provisions of Section 8.2, this Agreement may, by written notice given at or prior to the Closing (in the manner provided by Section 9.9 herein) be terminated and abandoned only as follows:

        8.1.1 BREACH. By either COMSAT or RSI upon written notice if a material default or breach shall be made by the other, with respect to the due and timely performance of any of the other party's respective covenants and agreements contained herein, or with respect to the due compliance with any of the other party's respective representations and warranties contained in Article III or IV herein, as applicable, and such default cannot be cured prior to Closing and has not been waived;

        8.1.2  MUTUAL CONSENT.  By mutual written consent of the parties hereto;
    or

        8.1.3 FAILURE OF CONDITIONS TO CLOSE. By either COMSAT or RSI, if by reason of failure of their respective conditions to close contained in
    Article VI or VII herein, as applicable, and such conditions have not been satisfied or waived by December 31, 1994, or such later date as may be agreed upon by the parties hereto, PROVIDED THAT the right to terminate this Agreement under this Subsection 8.1.3 shall not be available to a party whose failure to fulfill any obligation or perform any covenant under this Agreement has been the cause of or resulted in the failure of any of the conditions to close of the other party hereto by such date.

        Section 8.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 8.1 herein, all further rights and obligations of the parties hereunder shall terminate, PROVIDED THAT if RSI at any time prior to December 31, 1994 is acquired by, merges, effectuates a business combination with, or sells substantially all of its assets to any person or entity not controlled by COMSAT, or agrees to do any of the foregoing, RSI shall immediately upon such action or agreement pay to COMSAT Five Million Dollars ($5,000,000), plus all of COMSAT's costs, fees and expenses incurred in connection with this Agreement and the Merger as contemplated hereby, including fees and expenses of its accountants, investment advisers and counsel, and PROVIDED FURTHER that the total payment RSI shall pay to COMSAT immediately upon such action or agreement shall not in any event exceed Seven Million, Five Hundred Thousand Dollars ($7,500,000).

    Section  8.3  FEES AND  EXPENSES; DAMAGES.  Except  as otherwise provided in
Section 8.2 herein, in the event this Agreement is terminated for any reason and the Merger is not consummated each party shall be responsible for its own costs, fees and expenses, including fees and expenses of its accountants, investment advisers and counsel, PROVIDED, HOWEVER, that if the termination is caused by the breach of COMSAT and CTS on the one hand, or the breach of RSI on the other hand, the breaching party(ies) shall pay to the non-breaching party(ies) as liquidated damages (and as its sole and exclusive remedy) the actual costs and expenses of the non-breaching party(ies), including the fees and expenses of its accountants, investment advisers and counsel, not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1  CONSTRUCTION.

        9.1.1  WORDS.   All references in this  Agreement to the singular  shall
    include the plural where applicable, and all references to gender shall include both genders and neuter.

        9.1.2 CROSS-REFERENCES. References in this Agreement to any Article shall include all Sections, Subsections and Paragraphs in such Article; references in this Agreement to any Section shall include all Subsections and Paragraphs in such Section; and references in this Agreement to any Subsection shall include all Paragraphs in such Subsection.

        9.1.3 NO PRESUMPTION. In interpreting any provision of this Agreement no presumption shall be drawn against the party drafting the provision.

        9.1.4 HEADINGS. Article, Section and Subsection headings of this Agreement are for convenience only and are not to be construed as part of this Agreement or as defining or limiting in any way the scope or intent of the provisions hereof.

        9.1.5 EXHIBITS. Exhibits and the Disclosure Letter referred to herein are hereby incorporated into and made a part of this Agreement. Any material disclosed in any part of the Disclosure Letter shall be deemed disclosed for purposes of all of the representations and warranties of RSI contained in
    Article III herein.

        9.1.6 TIME. Time shall be of the essence in the performance of each party's respective obligations under this Agreement.

    Section  9.2  SEVERABILITY.   If any  part of this  Agreement for any reason
shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect.

    Section 9.3 FURTHER ASSURANCES. Each party shall at its own expense furnish, execute and deliver such documents, instruments, certificates, notices or other further assurances as the other party may reasonably require as necessary or appropriate to effect the purposes of this Agreement or to confirm the rights created or arising hereunder.

    Section 9.4 BENEFIT. Unless otherwise specified herein, no person who is not a party to this Agreement shall have any rights or derive any benefit hereunder. No provision of this Agreement except Exhibit G shall constitute an agreement of employment.

    Section 9.5 SCOPE AND MODIFICATION. This Agreement, the Stock Option Agreement, and Sections 1 through 4 and Section 7 of the Confidentiality Agreement, constitute the entire agreement between the parties and supersede all prior oral or written agreements (including the Confidentiality Agreement except as specifically referenced in this Section 9.5) or understandings of the parties with regard to the subject matter hereof. No interpretation, modification, termination or waiver of any provision hereof shall be binding upon a party unless in writing and executed by the other parties. No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under this Agreement shall affect the right of any party hereto to enforce any other claim or right hereunder.

    Section 9.6 DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to a party hereunder, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

    Section 9.7 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by any party without the written consent of the other parties. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

    Section 9.8 GOVERNING LAW. The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of Maryland and the United States of America, without giving effect to the doctrine of conflict of laws.

    Section 9.9 NOTICES. Any notice under this Agreement shall be in writing and shall be delivered by personal service or by United States certified or registered mail, with postage prepaid, or by facsimile or overnight express courier, addressed to a party at the address set forth beneath its name, below, or at such other address as one party may give written notice of to the other parties.

           (a) If to COMSAT or CTS:

               C. Thomas Faulders, III
                 Vice President and Chief Financial Officer
                 COMSAT Corporation
                 6560 Rock Spring Drive
                 Bethesda, MD 20817
                 Fax: (301) 214-7131

               With a copy to:

               Warren Y. Zeger, Esq.
                 Vice President and General Counsel
                 COMSAT Corporation
                 6560 Rock Spring Drive
                 Bethesda, MD 20817
                 Fax: (301) 214-7128

               And to:

               William P. O'Neill, Esq.
                 Crowell & Moring
                 1001 Pennsylvania Avenue, N.W.
                 Washington, D.C. 20004-2505.
                 Fax: (202) 628-5116

           (b) If to RSI:

               Richard E. Thomas
                 Chairman, Chief Executive Officer and President
                 Radiation Systems Inc.
                 1501 Moran Road
                 Sterling, VA 20166
                 Fax: (703) 450-2701

               With a copy to:

               John L. Sullivan, III, Esq.
                 Shaw, Pittman, Potts & Trowbridge
                 1501 Farm Credit Drive
                 Suite 4400
                 McLean, VA 22102-5000
                 Fax: (703) 821-2397

               And to:

               Lynn A. Soukup, Esq.
                 Shaw, Pittman, Potts & Trowbridge
                 2300 N Street, N.W.
                 Washington, D.C. 20037-1128
                 Fax: (202) 663-8007

The designation of the person(s) to be so notified, or the address or facsimile of such person(s) for the purposes of such notice, may be changed from time to time by means of a similar notice. Copies to counsel shall not constitute notice.

    Section 9.10  DUPLICATES.   This Agreement  may be executed  in one or  more
counterparts, each of which shall constitute an original document.

    Section 9.11 COOPERATION. The parties shall consult and cooperate with one another regarding, and shall use their respective reasonable efforts to seek and obtain, the approvals, consents and other documents contemplated by this Agreement, and shall use their respective best efforts to cause the statutory and other conditions to their respective obligations hereunder to be satisfied.

    Section 9.12 PUBLIC ANNOUNCEMENTS. RSI and COMSAT agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby, without the prior approval of the other party, except as may be required by law; if any such disclosure is required by law the disclosing party shall use its best efforts to give notice and an opportunity to consult to the other party prior to such required disclosure.

                             EXECUTION AND DELIVERY

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the express intent that it be effective, legal and binding as of the date and year first-above written.

                                          COMSAT CORPORATION

                                          By:        /s/ BRUCE L. CROCKETT

                                          --------------------------------------
                                                 Name: Bruce L. Crockett
                                               Title: President

                                          CTS AMERICA, INC.

                                          By:     /s/ C. THOMAS FAULDERS, III

                                          --------------------------------------
                                                 Name: C. Thomas Faulders, III
                                               Title: President

                                          RADIATION SYSTEMS, INC.

                                          By:        /s/ RICHARD E. THOMAS

                                          --------------------------------------
                                                 Name: Richard E. Thomas
                                               Title: Chairman

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT dated as of January 30, 1994, by and between COMSAT CORPORATION, a District of Columbia corporation ("COMSAT"), and RADIATION SYSTEMS, INC., a Nevada corporation (the "Company").

    WHEREAS, the Company, COMSAT and CTS America, Inc., a Delaware corporation and a wholly owned subsidiary of COMSAT ("CTS"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, that the Company will be merged with and into CTS, with CTS to be the surviving corporation, and that each outstanding share of common stock, par value $1.00 per share of the Company (the "Company Common Stock") will be converted into the right to receive that fraction of a share, rounded to the nearest thousandth (the "Conversion Fraction"), of common stock, without par value, of COMSAT (the "COMSAT Stock") determined by dividing Eighteen Dollars and twenty-five cents ($18.25) by the average closing price of a whole share of COMSAT Stock on the New York Stock Exchange Composite Tape for the twenty (20) Trading Days ending with the Trading Day which precedes the Closing Date by five
(5) Trading Days (a "Trading Day" being any day on which the New York Stock Exchange is open for business and on which shares of COMSAT Stock are traded on that Exchange), provided that the Conversion Fraction shall not be less than .638 and shall not be greater than .780; and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, COMSAT has required that the Company agree, and in order to induce COMSAT to enter into the Merger Agreement the Company has agreed, to grant the COMSAT Option (as hereinafter defined).

    NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. GRANT OF OPTION. The Company hereby grants to COMSAT an unconditional, irrevocable option (the "COMSAT Option") to purchase a number of shares of Company Common Stock equal to Fifteen Percent (15%) of the shares of Company Common Stock outstanding on the date hereof (the "Option Shares") at an exercise price of Eighteen Dollars and twenty-five cents ($18.25) per Option Share (the "COMSAT Option Exercise Price").

    2. EXERCISE OF OPTION. Provided that COMSAT or CTS is not then in material breach of its obligations under the Merger Agreement, COMSAT may exercise the COMSAT Option, in whole or in part, at any time, in the event that any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively, a "Person"), other than COMSAT or any of its subsidiaries,
(i) acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of at least Fifteen Percent (15%) of the outstanding shares of Company Common Stock, (ii) enters into an agreement with the Company or any of its material subsidiaries to merge or consolidate with the Company or any of its subsidiaries, or to purchase all or substantially all of the consolidated assets of the Company (or effects any such merger, consolidation or purchase) and the Merger Agreement is terminated, or (iii) has commenced or commences (as such terms are defined in Rule 14d-2 under the Exchange Act) a tender or exchange offer for at least Fifteen Percent (15%) of the outstanding shares of Company Common Stock that is not opposed by the Company and the Company is no longer supporting the Merger Agreement and the transactions contemplated thereby. In the event COMSAT wishes to exercise the COMSAT Option for some or all of the Option Shares, COMSAT shall send a written notice to the Company stating the number of Option Shares that it wishes to purchase and setting forth a place and date not earlier than one nor, subject to Section 8 herein, later than ten business days from the date such notice is given for the closing of such purchase (a "COMSAT Option Closing").

    3.   PAYMENT AND DELIVERY OF CERTIFICATES.   (a) At a COMSAT Option Closing,
COMSAT will make payment to the Company of the aggregate price for the Option Shares being purchased at the COMSAT

Option Closing by delivery of immediately available funds to the Company, and the Company will deliver to COMSAT a certificate or certificates representing the Option Shares being so purchased, registered in the name of COMSAT.

        (b) Certificates for the Option Shares delivered at each COMSAT Option Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

       THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JANUARY 30, 1994. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFORE.

    It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if COMSAT shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    4. OPTION VALUE. In the event that the COMSAT Option becomes exercisable pursuant to paragraph 2 hereof, and COMSAT so requests in lieu of exercise of the COMSAT Option, then the Company shall promptly, and in no event later than five (5) business days after receipt of such request, pay to COMSAT an amount in cash (the "COMSAT Option Value") equal to the product of (x) the excess, if any, of (A) the highest price per share paid or proposed to be paid in connection with any transaction specified in Section 2 or Section 10(b)(ii), as applicable, herein for any shares of Company Common Stock, or the greatest aggregate consideration paid or proposed to be paid in connection with any transaction specified in Section 2 or Section 10(b)(ii), as applicable, herein for the purchase of assets of the Company divided by the number of shares of Company Common Stock then outstanding, as the case may be (the value of any such price or consideration other than cash to be determined, in the case of consideration with a readily ascertainable market value, by reference to such market value and, in the case of any other consideration, by agreement in good faith between COMSAT and the Company), over (B) the COMSAT Option Exercise Price, multiplied by (y) the total number of shares still subject to the COMSAT Option. Such payment shall be made by delivery of immediately available funds to COMSAT and shall extinguish all other rights of COMSAT under this Agreement.

    5.   REPRESENTATIONS AND  WARRANTIES OF  THE COMPANY.   The  Company  hereby
represents and warrants to COMSAT as follows:

        (a) AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement and the Merger Agreement constitute valid and binding obligations of COMSAT, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

        (b) OPTION SHARES. The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the Termination Date (as hereinafter defined) will have reserved for issuance upon exercise of the COMSAT Option, a number of shares of Company Common Stock equal to the number of Option Shares to permit the exercise in full of the COMSAT Option, all of which shares, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

    6. REPRESENTATIONS AND WARRANTIES OF COMSAT. COMSAT hereby represents and warrants to the Company as follows:

        (a) AUTHORITY RELATIVE TO THIS AGREEMENT. COMSAT has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of COMSAT and no other corporate proceedings on the part of COMSAT are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by COMSAT and, assuming this Agreement and the Merger Agreement constitute valid and binding obligations of the Company, this Agreement constitutes a valid and binding agreement of COMSAT, enforceable against COMSAT in accordance with its terms.

        (b) DISTRIBUTION. COMSAT will acquire the Option Shares for its own account and not with a view to any resale or distribution thereof, and will not sell the Option Shares unless such shares are registered under the Securities Act of 1933 or unless an exemption from registration is available.

    7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the shares of Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of shares of Company Common Stock subject to the COMSAT Option and the purchase price per share shall be appropriately adjusted.

    8. CONSENTS. The Company will use its best efforts to obtain any approvals and consents, and otherwise to satisfy any requirements, of all governmental authorities and laws necessary to the consummation of the transactions contemplated by this Agreement. The consummation of such transactions shall be subject to, and, if delayed pursuant to this Section 8, shall occur promptly after (whether before or after the Termination Date) the receipt of such necessary approvals or consents and satisfaction of such requirements.

    9. REGISTRATION RIGHTS; LISTING. The Company shall, if reasonably requested by COMSAT within three years of the first exercise of the COMSAT Option (or any portion thereof), as expeditiously as possible prepare and file a registration statement under the Securities Act regarding the offer and sale or other disposition of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to COMSAT upon exercise of the COMSAT Option in accordance with the intended method of sale or other disposition by COMSAT, and the Company shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. COMSAT agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 5% of the then outstanding voting power of the Company. The Company shall use its best efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for a period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 45 days in the aggregate if the Board of Directors of the Company shall determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of COMSAT's counsel related thereto. COMSAT shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 9 the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow COMSAT the right to participate in such registration; PROVIDED that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common

Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall include the shares requested to be included therein by COMSAT pro rata with the shares intended to be included therein by the Company (and by no others). In connection with any registration pursuant to this Section 9, the Company and COMSAT shall provide each other and any underwriter of the offering with the customary representations, warranties, covenants, indemnification and contribution in connection with such registration. The Company will use its best efforts promptly to list on the NASDAQ National Market System or a national securities exchange, whichever is the principal trading market for the Company Common Stock on the date of exercise of the COMSAT Option, upon official notice of issuance, the Option Shares issued upon exercise of the COMSAT Option.

    10.  TERMINATION; CERTAIN PROTECTION.

        (a) Except as otherwise contemplated hereby, all the provisions of this Agreement shall terminate upon the date (the "Termination Date") which is thirty (30) days after the termination of the Merger Agreement.

        (b) In the event that (i) prior to the Termination Date any Person, other than COMSAT or any of its affiliates, shall publicly announce or communicate to the Company a proposal (A) to merge or consolidate with the Company or any of its subsidiaries, or to purchase all or substantially all of the assets of or otherwise to acquire the Company, or (B) to make any tender or exchange offer for shares of Company Common Stock and (ii) within one year after the Termination Date such Person or a related Person (x) acquires at least Fifteen Percent (15%) of the outstanding shares of Company Common Stock, (y) enters into an agreement with the Company or any of its subsidiaries to merge or consolidate with the Company or any of its subsidiaries or to purchase all or substantially all of the assets of the Company (or effects any such merger, consolidation or purchase) or (z) commences a tender offer or exchange offer for at least Fifteen Percent (15%) of the outstanding shares of Company Common Stock that is supported by the Company, then the Company shall promptly pay to COMSAT the COMSAT Option Value.

    11. ASSIGNMENT. COMSAT shall not sell, assign, convey or transfer the COMSAT Option other than to any wholly owned subsidiary of COMSAT. This Agreement shall be binding upon and inure to the benefit of each party's successors and assigns.

    12. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Accordingly, it is agreed that COMSAT shall be entitled to injunctive relief to prevent breaches of this Agreement by the Company and specifically to enforce the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

    13. ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

    14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    15. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by registered or certified mail (postage prepaid, return receipt requested) or by facsimile to the respective parties at their respective addresses set forth in the Merger Agreement, or at such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in the Merger Agreement (provided that notice of any change of address shall be effective only upon receipt thereof).

    16.  GOVERNING LAW.   This Agreement shall be  governed by and construed  in
accordance with the laws of the State of Maryland.

    17. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    18.   COUNTERPARTS.    This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    19.   EXPENSES.   All costs  and expenses  incurred in  connection with  the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    20. BENEFIT. No person who is not a party to this Agreement shall have any rights or derive any benefit hereunder.

    21. TRANSFER. If COMSAT has exercised the COMSAT Option, COMSAT shall not sell, transfer, pledge, or hypothecate the Option Shares except pursuant to a bona fide third party offer (the "Third Party Offer"), and without first tendering the Option Shares to the Company at the price or equivalent value as that provided for in the Third Party Offer. Such tender shall be made in writing and be held open for 15 days. Notwithstanding the above, COMSAT shall have no obligation to tender the Option Shares if the Third Party Offer is made by any member or members of a group (as defined in Section 13(d)(3) of the Exchange
Act) to which COMSAT is also member.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          COMSAT CORPORATION

                                          By:        /s/ BRUCE L. CROCKETT

                                          --------------------------------------
                                                 Name: Bruce L. Crockett
                                               Title: President

                                          RADIATION SYSTEMS, INC.

                                          By:        /s/ RICHARD E. THOMAS

                                          --------------------------------------
                                                 Name: Richard E. Thomas
                                               Title: Chairman

                                                                       EXHIBIT C

                                          January 30, 1994

                                     [LOGO]
Radiation Systems, Inc.
1501 Moran Road
Sterling, Virginia 20166

Dear Sirs:

    Radiation Systems, Inc. (the "Company"), Comsat Corporation ("Comsat") and CTS America, Inc., a Delaware Corporation and wholly-owned subsidiary of Comsat ("CTS"), have proposed entering into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into CTS (the "Merger"), and each then outstanding share of common stock of the Company (the "Common Stock"), other than shares held by Comsat or the Company, will be converted into a number of shares of common stock of Comsat obtained by dividing $18.25 by the average closing price of Comsat common stock, on the New York Stock Exchange Composite Tape, for the 20 trading days (as defined in the Agreement) ending 5 trading days before closing of the Agreement; provided, however, that the number of shares shall not exceed .78 nor be less than .638 shares of Comsat for each share of Common Stock. You have requested our opinion as to whether the consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

    Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the telecommunications industry and the business and securities of publicly owned companies in that industry. We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Agreement.

    In connection with our opinion, we have reviewed certain publicly available financial information concerning the Company and Comsat and certain internal financial analyses and other information furnished to us by the Company and Comsat. We have also held discussions with members of the senior management of the Company and Comsat regarding the business and prospects of the Company and Comsat. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock of the Company and Comsat, (ii) compared certain financial and stock market information for the Company and Comsat with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company, we have assumed that such information reflects the best currently available estimates and judgments of management of the Company as to the likely future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ ALEX. BROWN & SONS INCORPORATED

                                          ALEX. BROWN & SONS INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to the provisions of Article III of the registrant's Articles of Incorporation filed as Exhibit 4(a) hereto and the provisions of
Article VIII of the registrant's By-laws filed as Exhibit 4(b) hereto.

    Section 29-304 of the District of Columbia Business Corporations Act provides that a District of Columbia corporation shall have the power to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise.

    There are in effect directors' and officers' liability insurance policies which insure the registrant's directors and officers against certain liabilities that they may incur in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The exhibits listed below are listed according to the number assigned in the table in Item 601 of Regulation S-K.

  EXHIBIT NO.                                           DESCRIPTION OF EXHIBIT
- ---------------  -----------------------------------------------------------------------------------------------------
         2(a)    Agreement  and Plan of  Merger, dated as  of January 30,  1994, by and  among COMSAT Corporation, CTS
                 America, Inc., and Radiation Systems, Inc. (included  as Exhibit A to the Proxy  Statement/Prospectus filed  as part of  this Registration Statement  and incorporated herein  by reference; the Registrant agrees to furnish  supplementally to the  Commission upon request  a copy of  any omitted exhibit  or schedule).
         2(b)    Stock Option Agreement, dated as of January 30, 1994, by and between COMSAT Corporation and Radiation
                 Systems,  Inc.  (included as  Exhibit  B to  the  Proxy Statement/Prospectus  filed  as part  of this
                 Registration Statement and incorporated herein by reference).
         4(a)    Articles of Incorporation of  COMSAT Corporation (composite  copy; as amended  through June 1,  1993)
                 (Incorporated  by  reference to  Exhibit 4(a)  to  Registrant's Registration  Statement on  Form S-3,
                 Commission File No. 33-51661).
         4(b)    By-laws of COMSAT  Corporation (as  amended through  March 15,  1991) (Incorporated  by reference  to
                 Exhibit 3(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991).
         5       Opinion  of Crowell  & Moring  as to  the legality  of the  Common Stock  to which  this Registration
                 Statement relates.
         8       Opinion of Shaw, Pittman, Potts &  Trowbridge, a partnership including professional corporations,  as to certain federal income tax consequences of the Merger.
        10(a)    Employment  Agreement, dated as  of January 30, 1994,  by and among  COMSAT Corporation, CTS America,
                 Inc., and Richard E. Thomas.
        10(b)    Employment Agreement, dated as  of January 30,  1994, by and among  COMSAT Corporation, CTS  America,
                 Inc., and R. Doss McComas.
        10(c)    Employment  Agreement, dated as  of January 30, 1994,  by and among  COMSAT Corporation, CTS America,
                 Inc., and Marvin D. Shoemake.

        10(d)    Employment Agreement, dated as  of January 30,  1994, by and among  COMSAT Corporation, CTS  America,
                 Inc., and Mark D. Funston.
        10(e)    Employment  Agreement, dated as  of January 30, 1994,  by and among  COMSAT Corporation, CTS America,
                 Inc., and William A. Thomas.
        10(f)    Employment Agreement, dated as  of January 30,  1994, by and among  COMSAT Corporation, CTS  America,
                 Inc., and Anita M. Stutzman.
        10(g)    Letter  Agreement, dated  January 30,  1994, from  COMSAT Corporation  to the  Board of  Directors of
                 Radiation Systems, Inc. re indemnification.
        10(h)    Letter Agreement  dated January  30, 1994,  from  COMSAT Corporation  to the  Board of  Directors  of
                 Radiation Systems, Inc. re certain employee benefits.
        23(a)    Consent of Deloitte & Touche, independent public accountants to COMSAT Corporation.
        23(b)    Consent of Deloitte & Touche, independent public accountants to Radiation Systems, Inc.
        23(c)    Consent of Crowell & Moring (included in Exhibit 5).
        23(d)    Consent  of  Shaw, Pittman,  Potts &  Trowbridge, a  partnership including  professional corporations
                 (included in Exhibit 8).
        23(e)    Consent of Alex. Brown & Sons Incorporated.
        24       Powers of Attorney (see "Signatures").
        99(a)    Form of Radiation Systems, Inc. Proxy Card.
        99(b)    Communications Satellite Act  of 1962,  as amended  (Incorporated by  reference to  Exhibit 28(c)  to
                 Registrant's Registration Statement on Form S-4, Commission File No. 33-9966).
        99(c)    Instructions to participants in the Radiation Systems, Inc. Employee Stock Ownership Plan and form of
                 Directions to Trustees regarding voting of allocated shares.

    (b) Financial Statement Schedules II, V, VI, VIII and IX are included in Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, and are incorporated herein by reference.

    (c) The opinion of Alex. Brown & Sons Incorporated is included as Exhibit C to the Proxy Statement/ Prospectus filed as part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that the undertakings  set forth in paragraphs (a)(1)(i)  and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

    (2) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions specified in Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on May 2, 1994.

                                          COMSAT CORPORATION
                                          (REGISTRANT)

                                          By    /s/ BRUCE L. CROCKETT
                                          --------------------------------------
                                         BRUCE L. CROCKETT, PRESIDENT
                                         AND CHIEF EXECUTIVE OFFICER

    Each of the undersigned hereby appoints Bruce L. Crockett, C. Thomas Faulders, III, Warren Y. Zeger, Jerome W. Breslow and Robert N. Davis, Jr., and each of them severally, his or her true and lawful attorneys to execute (in the name and on behalf of and as attorneys for the undersigned) this registration statement and any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities indicated on the date indicated.

                                  (1) PRINCIPAL EXECUTIVE OFFICER
May 2, 1994                       /S/ BRUCE L. CROCKETT
                                   ---------------------------------------------------------
                                   (BRUCE L. CROCKETT, PRESIDENT AND
                                   CHIEF EXECUTIVE OFFICER)
                                  (2) PRINCIPAL FINANCIAL OFFICER
May 2, 1994                       /S/ C. THOMAS FAULDERS, III
                                   ---------------------------------------------------------
                                   (C. THOMAS FAULDERS, III, VICE PRESIDENT
                                   AND CHIEF FINANCIAL OFFICER)
                                  (3) PRINCIPAL ACCOUNTING OFFICER
May 2, 1994                       /S/ ALLEN E. FLOWER
                                   ---------------------------------------------------------
                                   (ALLEN E. FLOWER, CONTROLLER)
                                  (4) BOARD OF DIRECTORS
May 2, 1994                       /S/ LUCY WILSON BENSON
                                   ---------------------------------------------------------
                                   (LUCY WILSON BENSON, DIRECTOR)
May 2, 1994                       /S/ RUDY BOSCHWITZ
                                   ---------------------------------------------------------
                                   (RUDY BOSCHWITZ, DIRECTOR)
May 2, 1994                       /S/ EDWIN I. COLODNY
                                   ---------------------------------------------------------
                                   (EDWIN I. COLODNY, DIRECTOR)

May 2, 1994                       /S/ BRUCE L. CROCKETT
                                   ---------------------------------------------------------
                                   (BRUCE L. CROCKETT, DIRECTOR)
May 2, 1994                       /S/ FREDERICK B. DENT
                                   ---------------------------------------------------------
                                   (FREDERICK B. DENT, DIRECTOR)
                                   ---------------------------------------------------------
                                   (JAMES B. EDWARDS, DIRECTOR)
May 2, 1994                       /S/ NEAL B. FREEMAN
                                   ---------------------------------------------------------
                                   (NEAL B. FREEMAN, DIRECTOR)
May 2, 1994                       /S/ BARRY M. GOLDWATER
                                   ---------------------------------------------------------
                                   (BARRY M. GOLDWATER, DIRECTOR)
May 2, 1994                       /S/ ARTHUR HAUSPURG
                                   ---------------------------------------------------------
                                   (ARTHUR HAUSPURG, DIRECTOR)
May 2, 1994                       /S/ MELVIN R. LAIRD
                                   ---------------------------------------------------------
                                   (MELVIN R. LAIRD, CHAIRMAN OF THE
                                   BOARD OF DIRECTORS)
May 2, 1994                       /S/ PETER W. LIKINS
                                   ---------------------------------------------------------
                                   (PETER W. LIKINS, DIRECTOR)
May 2, 1994                       /S/ HOWARD M. LOVE
                                   ---------------------------------------------------------
                                   (HOWARD M. LOVE, DIRECTOR)
May 2, 1994                       /S/ ROBERT G. SCHWARTZ
                                   ---------------------------------------------------------
                                   (ROBERT G. SCHWARTZ, DIRECTOR)
May 2, 1994                       /S/ C.J. SILAS
                                   ---------------------------------------------------------
                                   (C. J. SILAS, DIRECTOR)
May 2, 1994                       /S/ DOLORES D. WHARTON
                                   ---------------------------------------------------------
                                   (DOLORES D. WHARTON, DIRECTOR)